As filed with the Securities and Exchange Commission on April 15, 2026

Registration No. 333-281973

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 2

FORM S-1

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

GEOVAX LABS, INC.

(Exact name of registrant as specified in its charter)

Delaware	2834	87-0455038
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

1955 Lake Park Drive, Suite 300, Smyrna, Georgia 30080

Tel: (678) 384-7220

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

David A. Dodd

President & Chief Executive Officer

GeoVax Labs, Inc.

1955 Lake Park Drive, Suite 300

Smyrna, Georgia 30080

Tel: (678) 384-7220

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

F. Reid Avett, Esq.

Womble Bond Dickinson (US) LLP

2001 K Street, NW, Suite 400 South
Washington, D.C. 20006

Tel: (202) 857-4425

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Amendment No. 2.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box: ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

The registrant hereby amends this Post-Effective Amendment No. 2 to registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Post-Effective Amendment No. 2 to registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

This Post-Effective Amendment No. 2 (this “Amendment”) to the Registration Statement on Form S-1 (Commission File No. 333-281973) (the “Original Registration Statement”), of GeoVax Labs, Inc. (the “Company”) is being filed pursuant to the undertakings in the Original Registration Statement to update and supplement the information contained in the Original Registration Statement, which was originally declared effective by the Securities and Exchange Commission on September 13, 2024.

The Original Registration Statement, as amended by this Amendment, pertains to the registration of 39,025 shares of Common Stock issuable upon the exercise of warrants issued in a private placement in August 2024.

Unless otherwise noted, all share and per share information contained herein has been retroactively restated to reflect a 1-for-25 reverse stock split the Company’s common stock effected on January 9, 2026.

For the convenience of the reader, this Amendment sets forth the Original Registration Statement in its entirety, as amended by this Amendment.

No additional securities are being registered under this Amendment. All applicable registration fees were paid in connection with the initial filing of the Original Registration Statement.

The information in this preliminary prospectus is not complete and may be changed. The selling stockholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and we are not soliciting an offer to buy these securities in any state or jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED APRIL 15, 2026

PRELIMINARY PROSPECTUS

GEOVAX LABS, INC.

39,025 Shares of Common Stock

This prospectus relates to the resale of up to an aggregate of 39,025 shares (the “Aug 30 Warrant Shares”) of our common stock, par value $0.001 per share (the “Common Stock”), issuable upon the exercise of that certain common stock purchase warrant (the “Aug 30 Common Warrant”) issued in a private placement on August 30, 2024 by Armistice Capital Master Fund Ltd., a Cayman Islands exempted company (“Armistice”).

We will not receive any proceeds from the sale of the Aug 30 Warrant Shares covered by this prospectus by the Selling Stockholder (as defined herein). All net proceeds from the sale of the Aug 30 Warrant Shares covered by this prospectus will go to the Selling Stockholder. However, we will receive the proceeds from any cash exercise of the Aug 30 Common Warrant. See “Use of Proceeds.”

The Selling Stockholder may sell all or a portion of the Aug 30 Warrant Shares covered by this prospectus from time to time in market transactions through any market on which shares of our Common Stock are then traded, in negotiated transactions or otherwise, and at prices and on terms that will be determined by the then prevailing market price or at negotiated prices directly or through a broker or brokers, who may act as agent or as principal or by a combination of such methods of sale. See “Plan of Distribution.”

Our Common Stock is listed on the Nasdaq Capital Market (“Nasdaq”) under the symbol “GOVX.”. On April 10, 2026, the last reported sale price for our Common Stock was $1.23 per share.

Investing in our securities involves a high degree of risk. The risks are described in the section entitled “Risk Factors” appearing on page 6 of this prospectus. You should also consider the risk factors described or referred to in any applicable prospectus supplement before investing in our securities.

Neither the Securities and Exchange Commission (“SEC”) nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is  , 2026.

TABLE OF CONTENTS

ABOUT THIS PROSPECTUS	1
PROSPECTUS SUMMARY	2
RISK FACTORS	6
CAUTIONARY NOTE REGARDING FORWARD LOOKING STATEMENTS	18
USE OF PROCEEDS	19
DETERMINATION OF OFFERING PRICE	19
DIVIDEND POLICY	19
CAPITALIZATION	20
BUSINESS	21
MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATION	36
MANAGEMENT	42
EXECUTIVE COMPENSATION	45
CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS	49
SECURITY OWNERSHIP OF PRINCIPAL STOCKHOLDERS, DIRECTORS AND OFFICERS	51
SELLING STOCKHOLDER	52
DESCRIPTION OF SECURITIES	53
PLAN OF DISTRIBUTION	56
LEGAL MATTERS	57
EXPERTS	57
WHERE YOU CAN FIND MORE INFORMATION	57
INDEX TO FINANCIAL STATEMENTS	F-1

i

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form S-1 that we filed with the SEC. As permitted by the rules and regulations of the SEC, the registration statement filed by us includes additional information not contained in this prospectus. You may read the registration statement and the other reports we file with the SEC at the SEC’s website described below under the heading “Where You Can Find More Information.”

Neither we nor the Selling Stockholder have authorized anyone to provide you with information different from that contained in this prospectus, any amendment or supplement to this prospectus or any free writing prospectus prepared by us or on our behalf. Neither we nor the Selling Stockholder take any responsibility for, or can provide any assurance as to the reliability of, any information other than the information contained in this prospectus, any amendment or supplement to this prospectus or any free writing prospectus prepared by us or on our behalf. We and the Selling Stockholder are offering to sell, and seeking offers to buy, shares of our Common Stock only in jurisdictions where offers and sales are permitted. You should assume that the information appearing in this prospectus or in any free writing prospectus prepared by us is accurate only as of their respective dates or on the date or dates which are specified in such documents. Our business, financial condition, results of operations and prospects may have changed since those dates.

Neither we nor the Selling Stockholder are offering to sell or seeking offers to purchase these securities in any jurisdiction where the offer or sale is not permitted. We have not done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. Persons outside the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the offering of the securities as to distribution of the prospectus outside of the United States.

Unless the context otherwise requires, references to “GeoVax,” “we,” “our,” “us” or the “Company” in this prospectus mean GeoVax Labs, Inc. and its consolidated subsidiaries. Solely for convenience, trademarks and tradenames referred to in this prospectus may appear without the ® or ™ symbols, but such references are not intended to indicate in any way that we will not assert, to the fullest extent under applicable law, our rights, or that the applicable owner will not assert its rights, to these trademarks and tradenames.

PROSPECTUS SUMMARY

The following summary highlights certain information contained elsewhere in this prospectus. Because this is only a summary, however, it does not contain all the information you should consider before investing in our securities and it is qualified in its entirety by, and should be read in conjunction with, the more detailed information included elsewhere in this prospectus. Before you make an investment decision, you should read this entire prospectus carefully, including the risks of investing in our securities discussed under the section of this prospectus entitled “Risk Factors.” You should also carefully read the exhibits to the registration statement of which this prospectus is a part.

Company Overview

GeoVax Labs, Inc. (“GeoVax”, “us”, “we” or the “Company”) is a clinical-stage biotechnology company developing human vaccines and immunotherapies against infectious diseases and solid tumor cancers using novel proprietary platforms.

GeoVax’s primary near-term strategic development priority is the advancement of GEO-MVA, a Modified Vaccinia Ankara (MVA) vaccine candidate for mpox, smallpox, and other poxviruses. GEO-MVA is being advanced on an expedited regulatory pathway in Europe and is intended to address a significant global supply constraint for orthopoxvirus vaccines. The Company believes GEO-MVA is well-positioned to support both civilian public health needs and broader preparedness and biodefense objectives. The advancement of GEO-MVA represents the Company’s most near-term opportunity to achieve regulatory approval and potential commercialization. The program is advancing under an expedited regulatory pathway, with plans to initiate a pivotal Phase 3 clinical trial in the second half of 2026.

The Company’s lead clinical program in oncology is Gedeptin®, a novel oncolytic solid tumor gene-directed therapy, which recently completed a multicenter Phase 1/2 clinical trial for advanced head and neck cancers. A Phase 2 clinical trial evaluating Gedeptin® in combination with an immune checkpoint inhibitor (ICI) as first-line treatment of patients with squamous cell head and neck cancer eligible for curative surgery, is planned to initiate during the first half of 2027.

The Company is also developing GEO-CM04S1, a next-generation multi-antigen COVID-19 vaccine which is currently being evaluated in two Phase 2 clinical trials, (i) as a primary vaccine for immunocompromised patients, including those with hematologic cancers and other patient populations for whom currently authorized COVID-19 vaccines are inadequate and (ii) as a booster vaccine in patients with chronic lymphocytic leukemia (CLL), where an interim Data Safety Monitoring Board (DSMB) review demonstrated superior immune responses versus an mRNA vaccine. An additional clinical trial evaluating GEO-CM04S1 as a more robust booster vaccine in healthy adults who previously received an mRNA vaccine has completed enrollment with data readouts anticipated in the first half of 2026.

Our Clinical Development Pipeline

The table below summarizes the status of our clinical development programs, including our lead near-term priority, GEO-MVA, each of which are discussed in greater detail in the sections that follow, along with earlier stage programs.

Product	Indication	Clinical Trial	Status
GEO-MVA	mpox & smallpox	Vaccine against mpox and smallpox	Phase 3 Initiation planned for H2 2026
Gedeptin®	Advanced Head & Neck Cancer	Effect on Targeted Tumors	Phase 1/2 Completed
	Squamous Cell Head & Neck Cancer*	First Line Therapy in Combination With Immune Checkpoint Inhibitor	Phase 2 Initiation planned for H1 2027
		Primary Vaccine for Immunocompromised/ Stem Cell Transplant Patients	Phase 2 Enrollment ended Data readouts expected during 2026
GEO-CM04S1	COVID-19	Booster Vaccine for Immunocompromised/ Chronic Lymphocytic Leukemia Patients	Phase 2 Enrollment completion expected during 2026
		Booster Vaccine for Healthy Adults	Phase 2 Enrollment ended Data readouts expected during H1 2026

Our corporate strategy is to advance, protect and exploit our differentiated vaccine/immunotherapy technologies leading to the successful development of preventive and therapeutic vaccines and immunotherapies against infectious diseases and various cancers. Our goal is to advance products through to human clinical testing, and to seek partnership or licensing arrangements for achieving regulatory approval and commercialization. We also leverage third party resources through collaborations and partnerships for preclinical and clinical testing with multiple government, academic and corporate entities.

We have not generated any revenues from the sale of the products we are developing, and we do not expect to generate any such revenues for at least the next several years. Our product candidates will require significant additional research and development efforts, including extensive preclinical and clinical testing. All product candidates that we advance to clinical testing will require regulatory approval prior to commercial use and will require significant costs for commercialization. We may not be successful in our research and development efforts, and we may never generate sufficient product revenue to be profitable.

Summary of Risk Factors

Our business is subject to numerous risks and uncertainties, discussed in more detail in the following section. These risks include, among others, the following key risks:

Risks Related to Our Business and Capital Requirements

●	We have a history of operating losses, and we expect losses to continue for the foreseeable future.
●	We have received a going concern opinion from our auditors.
●	Our business will require continued funding. If we do not receive adequate funding, we may not be able to continue our operations.
●	Significant disruptions of information technology systems or breaches of information security systems could adversely affect our business.

Risks Related to Development and Commercialization of Product Candidates and Dependence on Third Parties

●	Our products are still being developed and are unproven. These products may not be successful.
●	We depend upon key personnel who may terminate their employment with us at any time. If we were to lose the services of any of these individuals, our business and operations may be adversely affected.
●	Regulatory and legal uncertainties could result in significant costs or otherwise harm our business.
●	We face intense competition and rapid technological change that could result in products that are superior to, or earlier to the market than, the products we will be commercializing or developing.
●	Our product candidates are based on new medical technology and, consequently, are inherently risky. Concerns about the safety and efficacy of our products could limit our future success.
●	We may experience delays in our clinical trials that could adversely affect our financial results and our commercial prospects.
●	Failure to obtain timely regulatory approvals required to exploit the commercial potential of our products could increase our future development costs or impair our future sales.
●	State pharmaceutical marketing compliance and reporting requirements may expose us to regulatory and legal action by state governments or other government authorities.
●

Changes in healthcare law and implementing regulations, as well as changes in healthcare policy, may impact our business in ways that we cannot currently predict, and may have a significant adverse effect on our business and results of operations.

●	We may not be successful in establishing collaborations for product candidates we seek to commercialize, which could adversely affect our ability to discover, develop, and commercialize products.
●	We do not have manufacturing, sales or marketing experience.
●	Our products under development may not gain market acceptance.
●	We may be required to defend lawsuits or pay damages for product liability claims.
●

Reimbursement decisions by third-party payors may have an adverse effect on pricing and market acceptance. If there is not sufficient reimbursement for our products, it is less likely that they will be widely used.

Risks Related to Our Intellectual Property

●	Our success depends on our ability to obtain, maintain, protect and enforce our intellectual property and our proprietary technologies.
●	We could lose our license rights to our important intellectual property if we do not fulfill our contractual obligations to our licensors.
●	Other parties may claim that we infringe their intellectual property or proprietary rights, which could cause us to incur significant expenses or prevent us from selling products.
●

Any inability to protect our or our licensors’ intellectual property rights in the United States and foreign countries could limit our ability to prevent others from manufacturing or selling our products.

●	Changes in United States patent law could diminish the value of patents in general, thereby impairing our ability to protect our product candidates.
●	The patent protection and patent prosecution for our product candidates is dependent in part on third parties.
●	Changes to the Biologics Price Competition and Innovation Act’s exclusivity provisions could affect our market exclusivity.

Risks Related to Our Common Stock

●	The market price of our common stock is highly volatile.
●	The sale or issuance of additional shares of our common stock or other equity securities could result in additional dilution to our stockholders.
●	Certain provisions of our certificate of incorporation which authorize the issuance of shares of preferred stock may make it more difficult for a third party to effect a change in control.
●	We have never paid dividends and have no plans to do so.
●	Public company compliance may make it more difficult for us to attract and retain officers and directors.
●	Our Certificate of Incorporation and Bylaws may be amended by the affirmative vote of a majority of our stockholders.
●	Broker-dealers may be discouraged from effecting transactions in shares of our common stock if we are considered to be a penny stock and thus subject to the penny stock rules.
●

Our common stock currently is listed for quotation on the Nasdaq Capital Market. We are required to meet specified financial requirements in order to maintain such listing, including a requirement that the bid price for our common stock remain above $1.00, and that the market value of our publicly held securities be at least $1 million. In addition, Nasdaq has recently proposed a new $5 million market value of listed securities requirement that we would not currently satisfy and therefore could cause our common stock be delisted by Nasdaq on an imminent basis, if approved by the SEC.

Corporate Information

We are incorporated under the laws of the State of Delaware. Our principal corporate offices are located at 1955 Lake Park Drive, Suite 300, Smyrna, Georgia 30080 (metropolitan Atlanta). Our telephone number is (678) 384-7220. The address of our website is www.geovax.com. Information contained on our website does not form a part of this prospectus.

Summary of the Offering

Shares offered	39,025 shares of Common Stock by the Selling Stockholder, consisting entirely of shares of Common Stock issuable upon the exercise of the Aug 30 Common Warrant.
Shares of Common Stock outstanding prior to this offering	2,892,570 shares
Use of proceeds

We will not receive any proceeds from the sale of the shares of Common Stock by the Selling Stockholder. All net proceeds from the sale of the shares of Common Stock covered by this prospectus will go to the Selling Stockholder. However, we will receive the proceeds from any cash exercise of the Aug 30 Common Warrant. See “Use of Proceeds.”

Trading symbol	Our Common Stock is listed on the Nasdaq under the symbol “GOVX.”
Risk factors

Investment in our Common Stock involves a high degree of risk and could result in a loss of your entire investment. Before investing in our Common Stock, you should carefully read and consider the “Risk Factors” beginning on page 6 of this prospectus.

Unless otherwise indicated, the number of shares of our common stock outstanding prior to this offering is based on 2,892,570 shares of Common Stock outstanding as of April 15, 2026, and excludes as of such date:

●	5,371,914 shares of common stock issuable upon the exercise of other outstanding warrants with a weighted average exercise price of $1.94 per share; and
●

338,293 shares of common stock which are reserved for issuance under our Stock Incentive Plans, of which 45,579 shares of common stock are issuable upon exercise of outstanding options at an average exercise price of $137.20 per share.

RISK FACTORS

An investment in our securities involves a high degree of risk. Before making an investment decision, you should carefully consider the following risk factors as well as other information we include in this prospectus. The risks and uncertainties not presently known to us or that we currently deem immaterial may also materially harm our business, operating results and financial condition and could result in a complete loss of your investment.

Risks Related to Our Business and Capital Requirements

We have a history of operating losses, and we expect losses to continue for the foreseeable future.

As a research and development-focused company, we have had no product revenue to date and revenues from our government grants and other collaborations have not generated sufficient cash flows to cover operating expenses. Since our inception, we have incurred operating losses each year due to costs incurred in connection with research and development activities and general and administrative expenses associated with our operations. We incurred a net loss of approximately $21.5 million for the year ended December 31, 2025. We expect to incur additional operating losses and expect cumulative losses to increase as our research and development, preclinical, clinical, and manufacturing efforts expand. Our ability to generate revenue and achieve profitability depends on our ability to successfully complete the development of our product candidates, conduct preclinical tests and clinical trials, obtain the necessary regulatory approvals, and manufacture and market or otherwise commercialize our products. Unless we are able to successfully meet these challenges, we will not be profitable and may not remain in business.

We have received a going concern opinion from our auditors.

We have received a "going concern" opinion from our independent registered public accounting firm, reflecting substantial doubt about our ability to continue as a going concern. Our consolidated financial statements contemplate that we will continue as a going concern and do not contain any adjustments that might result if we were unable to continue as a going concern. Our ability to continue as a going concern is dependent upon our ability to raise additional capital and implement our business plan. If we are unable to achieve or sustain profitability or to secure additional financing on acceptable terms, we may not be able to meet our obligations as they come due, raising substantial doubts as to our ability to continue as a going concern. Any such inability to continue as a going concern may result in our stockholders losing their entire investment. There is no guarantee that we will become profitable or secure additional financing on acceptable terms.

Our business will require continued funding. If we do not receive adequate funding, we may not be able to continue our operations.

To date, we have financed our operations principally through the sale of our equity securities and through government grants and clinical trial support. We will require substantial additional financing at various intervals for our operations, including clinical trials, operating expenses, intellectual property protection and enforcement, for pursuit of regulatory approvals, and for establishing or contracting out manufacturing, marketing and sales functions. There is no assurance that such additional funding will be available on terms acceptable to us or at all. As of the date of this prospectus, we believe that our existing cash and cash equivalents are sufficient to fund our operations into mid-second quarter of 2026. If we are not able to secure the significant funding that is required to maintain and continue our operations at current levels, or at levels that may be required in the future, we may be required to delay clinical studies or clinical trials, curtail operations, or obtain funds through collaborative arrangements that may require us to relinquish rights to some of our products or potential markets. These factors collectively raise substantial doubt about the Company’s ability to continue as a going concern.

We may pursue additional support from the federal government for our vaccine and immunotherapy development programs; however, as we progress to the later stages of our development activities, government financial support may be more difficult to obtain, may be terminated prior to the receipt of all funds, or may not be available at all. Therefore, it will be necessary for us to look to other sources of funding to finance our development activities. Additionally, even if we secure funding, such funding may be revoked if the agreements underlying the funding are terminated. For example, in April 2025, we received formal notice from ATI that BARDA elected to terminate the ATI-RRPV Contract for convenience, consistent with its terms.

We may also plan additional offerings of our equity securities, debt, or convertible debt instruments. To the extent that we raise additional funds by issuance of equity securities, our stockholders would experience dilution, and debt financing, if available, may involve restrictive covenants and substantial fixed payments or may otherwise further constrain our financial flexibility.

Significant disruptions of information technology systems or breaches of information security systems could adversely affect our business.

We rely upon a combination of information technology systems and traditional recordkeeping to operate our business. In the ordinary course of business, we collect, store, and transmit confidential information (including, but not limited to, personal information and intellectual property). We have also outsourced elements of our operations to third parties, including elements of our information technology systems and, as a result, we manage a number of independent vendor relationships with third parties who may or could have access to our confidential information. Our information technology and information security systems and records are potentially vulnerable to security breaches, service interruptions, or data loss from inadvertent or intentional actions by our employees or vendors. Our information technology and information security systems and records are also potentially vulnerable to malicious attacks by third parties. Such attacks are of ever-increasing levels of sophistication and are made by groups and individuals with a wide range of expertise and motives (including, but not limited to, financial crime, industrial espionage, and market manipulation). In addition, the rapid evolution and increased adoption of artificial intelligence and machine learning technologies may intensify our information security risks.

While we have invested, and continue to invest, a portion of our limited funds in our information technology and information security systems, there can be no assurance that our efforts will prevent security breaches, service interruptions, or data losses. Any security breaches, service interruptions, or data losses could adversely affect our business operations and/or result in the loss of critical or sensitive confidential information or intellectual property, and could result in financial, legal, business, and reputational harm to us or allow third parties to gain material, inside information that they may use to trade in our securities.

Risks Related to Development and Commercialization of Product Candidates and Dependence on Third Parties

Our products are still being developed and are unproven. These products may not be successful.

To become profitable, we must generate revenue through sales of our products. However, our products are in varying stages of development and testing. Our products have not been proven in human clinical trials and have not been approved by any government agency for sale. If we cannot successfully develop and prove our products and processes, or if we do not develop other sources of revenue, we will not become profitable and at some point, we would discontinue operations.

We depend upon key personnel who may terminate their employment with us at any time. If we were to lose the services of any of these individuals, our business and operations may be adversely affected.

The success of our business strategy will depend to a significant degree upon the continued services of key management, technical and scientific personnel and our ability to attract and retain additional qualified personnel and managers. Competition for qualified personnel is intense among companies, academic institutions and other organizations. The ability to attract and retain personnel is adversely affected by our financial challenges. If we are unable to attract and retain key personnel and advisors, it may negatively affect our ability to successfully develop, test, commercialize and market our products and product candidates.

Regulatory and legal uncertainties could result in significant costs or otherwise harm our business.

To manufacture and sell our products, we must comply with extensive domestic and international regulation. In order to sell our products in the United States, approval from the FDA is required. Satisfaction of regulatory requirements, including FDA requirements, typically takes many years, and if approval is obtained at all, it is dependent upon the type, complexity and novelty of the product, and requires the expenditure of substantial resources. We cannot predict whether our products will be approved by the FDA. Even if they are approved, we cannot predict the time frame for approval. Foreign regulatory requirements differ from jurisdiction to jurisdiction and may, in some cases, be more stringent or difficult to meet than FDA requirements. As with the FDA, we cannot predict if or when we may obtain these regulatory approvals. If we cannot demonstrate that our products can be used safely and successfully in a broad segment of the patient population on a long-term basis, our products would likely be denied approval by the FDA and the regulatory agencies of foreign governments.

In addition, federal agency priorities, leadership, policies, rulemaking, communications, spending, and staffing may be significantly impacted by election cycles. For example, the current U.S. presidential administration has committed to significantly reduce government spending through cuts to federal healthcare programs and reductions in the workforces of key government agencies, such as HHS and the FDA. Further, in an effort to contain the U.S. federal budget deficit, the pharmaceutical industry could be considered a potential source of savings and could be the target of legislative proposals aimed at reducing federal expenditures. Efforts by the current administration or Congress to limit federal agency budgets or personnel may result in reductions to agency budgets, employees, and operations, which may lead to slower response times and longer review periods, potentially affecting our ability to progress development of our product candidates or obtain regulatory approval for our product candidates.

We face intense competition and rapid technological change that could result in products that are superior to, or earlier to the market than, the products we will be commercializing or developing.

The market for vaccines that protect against or treat human infectious diseases is intensely competitive and is subject to rapid and significant technological change. We have numerous competitors in the United States and abroad, including, among others, large companies with substantially greater resources than us. If any of our competitors develop products with efficacy or safety profiles significantly better than our products, we may not be able to commercialize our products, and sales of any of our commercialized products could be harmed. Some of our competitors and potential competitors have substantially greater product development capabilities and financial, scientific, marketing and human resources than we do. Competitors may develop products earlier, obtain FDA approvals for products more rapidly, or develop products that are more effective than those under development by us. We will seek to expand our technological capabilities to remain competitive; however, research and development by others may render our technologies or products obsolete or noncompetitive or result in treatments or cures superior to ours.

Our product candidates are based on new medical technology and, consequently, are inherently risky. Concerns about the safety and efficacy of our products could limit our future success.

We are subject to the risks of failure inherent in the development of product candidates based on new medical technologies. These risks include the possibility that the products we create will not be effective, that our product candidates will be unsafe or otherwise fail to receive the necessary regulatory approvals, and that our product candidates will be difficult to manufacture on a large scale or will be uneconomical to market.

Many pharmaceutical products cause multiple potential complications and side effects, not all of which can be predicted with accuracy and many of which may vary from patient to patient. Long-term follow-up data may reveal previously unidentified complications associated with our products. The responses of potential physicians and others to information about complications could materially adversely affect the market acceptance of our products, which in turn would materially harm our business.

We may experience delays in our clinical trials that could adversely affect our financial results and our commercial prospects.

We do not know whether planned pre-clinical and clinical trials will begin on time or whether we will complete any of our trials on schedule, if at all. Product development costs will increase if we have delays in testing or approvals, or if we need to perform more or larger clinical trials than planned. Significant delays may adversely affect our financial results and the commercial prospects for our products and delay our ability to become profitable.

We rely heavily on independent clinical investigators, vaccine manufacturers, and other third-party service providers for successful execution of our clinical trials, but do not control many aspects of their activities. We are responsible for ensuring that each of our clinical trials is conducted in accordance with the general investigational plan and protocols for the trial. Moreover, the FDA requires us to comply with standards, commonly referred to as Good Clinical Practices, for conducting, recording, and reporting the results of clinical trials to assure that data and reported results are credible and accurate and that the rights, integrity and confidentiality of trial participants are protected. Our reliance on third parties that we do not control does not relieve us of these responsibilities and requirements. Third parties may not complete activities on schedule or may not conduct our clinical trials in accordance with regulatory requirements or our stated protocols. The failure of these third parties to carry out their obligations could delay or prevent the development, approval and commercialization of our product candidates.

Failure to obtain timely regulatory approvals required to exploit the commercial potential of our products could increase our future development costs or impair our future sales.

None of our vaccines are approved by the FDA for sale in the United States or by other regulatory authorities for sale in foreign countries. To exploit the commercial potential of our technologies, we are conducting and planning to conduct additional pre-clinical studies and clinical trials. This process is expensive and can require a significant amount of time. Failure can occur at any stage of testing, even if the results are favorable. Failure to adequately demonstrate safety and efficacy in clinical trials could delay or preclude regulatory approval and restrict our ability to commercialize our technology or products. Any such failure may severely harm our business. In addition, any approvals we obtain may not cover all of the clinical indications for which approval is sought or may contain significant limitations in the form of narrow indications, warnings, precautions or contraindications with respect to conditions of use, or in the form of onerous risk management plans, restrictions on distribution, or post-approval study requirements.

State pharmaceutical marketing compliance and reporting requirements may expose us to regulatory and legal action by state governments or other government authorities.

Several states have enacted legislation requiring pharmaceutical companies to establish marketing compliance programs and file periodic reports on sales, marketing, pricing and other activities. Similar legislation is being considered in other states. Many of these requirements are new and uncertain, and available guidance is limited. Unless we are in full compliance with these laws, we could face enforcement action, fines, and other penalties and could receive adverse publicity, all of which could harm our business.

Changes in healthcare law and implementing regulations, as well as changes in healthcare policy, may impact our business in ways that we cannot currently predict, and may have a significant adverse effect on our business and results of operations.

In the United States and foreign jurisdictions, there have been, and continue to be, several legislative and regulatory changes and proposed changes regarding the healthcare system that could prevent or delay marketing approval of product candidates, restrict or regulate post-approval activities, and affect our ability to profitably sell any product candidates for which we obtain marketing approval. Among policy makers and payors in the United States and elsewhere, including in the European Union, there is significant interest in promoting changes in healthcare systems with the stated goals of containing healthcare costs, improving quality and/or expanding access. In the United States, the pharmaceutical industry has been a particular focus of these efforts and has been significantly affected by major legislative initiatives.

The Patient Protection and Affordable Care Act, as amended by the Health Care and Education Reconciliation Act of 2010 (collectively, the Affordable Care Act), substantially changed the way healthcare is financed by both the government and private insurers, and significantly impacts the U.S. pharmaceutical industry. The Affordable Care Act includes a number of provisions that are intended to lower healthcare costs, including provisions relating to prescription drug prices and government spending on medical products.

Since its enactment, there have also been judicial and Congressional challenges to certain aspects of the Affordable Care Act, as well as efforts to repeal or replace certain aspects of the statute. We continue to evaluate the effect that the Affordable Care Act and subsequent changes to the statute has on our business. Changes in legislation, regulation or policy increase the likelihood that we will fail to appropriately adapt to changes in our compliance obligations, particularly when such changes happen abruptly, such as following a change in government. It is uncertain the extent to which any such changes may impact our business or financial condition.

There has also been heightened governmental scrutiny recently over the manner in which drug manufacturers set prices for their marketed products. There have been several Congressional inquiries and proposed bills, as well as state efforts, designed to, among other things, bring more transparency to product pricing, review the relationship between pricing and manufacturer patient programs, and reform government program reimbursement methodologies for drug products. In June 2017, the FDA issued a Drug Competition Action plan intended to lower prescription drug prices by encouraging competition from generic versions of existing products. In July 2018, the FDA issued a Biosimilar Action Plan, intended to similarly promote competition to prescription biologics from biosimilars. Additionally, laws such as the Inflation Reduction Act have granted the Centers for Medicare and Medicaid Services the ability to negotiate drug prices for certain prescription drugs.

Individual states in the United States have also become increasingly aggressive in passing legislation and implementing regulations designed to control pharmaceutical and biological product pricing, including price or patient reimbursement constraints, discounts, restrictions on certain product access and marketing cost disclosure and transparency measures. For example, in September 2017, the California State Assembly approved SB17, which requires pharmaceutical companies to notify health insurers and government health plans at least 60 days before any scheduled increases in the prices of their products if they exceed 16% over a two-year period, and further requiring pharmaceutical companies to explain the reasons for such increase. Effective in 2016, Vermont passed a law requiring certain manufacturers identified by the state to justify their price increases.

We expect that these, and other healthcare reform measures that may be adopted in the future, may result in more rigorous coverage criteria and lower reimbursement, and in downward pressure on the price that we receive for any approved product. Any reduction in reimbursement from Medicare or other government-funded programs may result in a similar reduction in payments from private payors. The implementation of cost containment measures or other healthcare reforms may prevent us from being able to generate revenue, attain profitability or commercialize our drugs, once marketing approval is obtained.

We may not be successful in establishing collaborations for product candidates we seek to commercialize, which could adversely affect our ability to discover, develop, and commercialize products.

We expect to seek collaborations for the development and commercialization of product candidates in the future. The timing and terms of any collaboration will depend on the evaluation by prospective collaborators of the clinical trial results and other aspects of a product’s safety and efficacy profile. If we are unable to reach agreements with suitable collaborators for any product candidate, we will be forced to fund the entire development and commercialization of such product candidates, ourselves, and we may not have the resources to do so. If resource constraints require us to enter into a collaboration agreement early in the development of a product candidate, we may be forced to accept a more limited share of any revenues the product may eventually generate. We face significant competition in seeking appropriate collaborators. Moreover, these collaboration arrangements are complex and time-consuming to negotiate and document. We may not be successful in our efforts to establish collaborations or other alternative arrangements for any product candidate. Even if we are successful in establishing collaborations, we may not be able to ensure fulfillment by collaborators of their obligations or our expectations.

We do not have manufacturing, sales or marketing experience.

We do not have experience in manufacturing, selling, or marketing. To obtain the expertise necessary to successfully manufacture, market, and sell our products, we must develop our own commercial infrastructure and/or collaborative commercial arrangements and partnerships. Our ability to execute our current operating plan is dependent on numerous factors, including, the performance of third-party collaborators, vendors and contractors.

Our products under development may not gain market acceptance.

Our products may not gain market acceptance among physicians, patients, healthcare payers and the medical community. Significant factors in determining whether we will be able to compete successfully include:

●	the efficacy and safety of our products;
●	the time and scope of regulatory approval;
●	reimbursement coverage from Medicare, Medicaid, insurance companies and others;
●	the price and cost-effectiveness of our products, especially as compared to any competitive products; and
●	the ability to maintain patent protection.

We may be required to defend lawsuits or pay damages for product liability claims.

Product liability is a major risk in testing and marketing biotechnology and pharmaceutical products. We may face substantial product liability exposure in human clinical trials and for products that we sell after regulatory approval. We carry product liability insurance and we expect to continue such policies. However, product liability claims, regardless of their merits, could exceed policy limits, divert management’s attention, and adversely affect our reputation and demand for our products.

Reimbursement decisions by third-party payors may have an adverse effect on pricing and market acceptance. If there is not sufficient reimbursement for our products, it is less likely that they will be widely used.

Market acceptance of products we develop, if approved, will depend on reimbursement policies and may be affected by, among other things, future healthcare reform measures. Government authorities and third-party payors, such as private health insurers and health maintenance organizations, decide which drugs they will cover and establish payment levels. We cannot be certain that reimbursement will be available for any products that we may develop. Also, we cannot be certain that reimbursement policies will not reduce the demand for, or the price paid for our products. If reimbursement is not available or is available on a limited basis, we may not be able to successfully commercialize products that we develop.

Risks Related to Our Intellectual Property

Our success depends on our ability to obtain, maintain, protect, and enforce our intellectual property and our proprietary technologies.

In general, our commercial success will depend in part on our and our licensors’ ability to obtain, maintain, protect, and enforce our intellectual property and proprietary technologies, including patent protection and trade secret protection for our product candidates, proprietary technologies and their uses as well as our ability to operate without infringing, misappropriating, or otherwise violating the intellectual property rights of others. If we or our licensors are unable to obtain, maintain, protect, or enforce our intellectual property rights or if our intellectual property rights are inadequate for our technology or our product candidates, our competitive position could be harmed, which could have a material adverse impact on our business, results of operations, financial conditions, and prospects. There can be no assurance that our patent applications will result in patents being issued or that issued patents will afford sufficient protection against competitors with similar technologies, nor can there be any assurance that the patents if issued will not be infringed, misappropriated, violated, designed around or invalidated by third parties. Even issued patents may later be found invalid or unenforceable or may be modified or revoked in proceedings instituted by third parties before various patent offices or in courts. The degree of future protection for our intellectual property is uncertain. Only limited protection may be available and may not adequately obtain, maintain, protect, and enforce our rights or permit us to gain or keep any competitive advantage. These uncertainties and/or limitations in our ability to properly obtain, maintain, protect, and enforce the intellectual property rights relating to our product candidates could have a material adverse effect on our financial condition and results of operations.

We cannot be certain that the claims in our in-licensed pending patent applications will be considered patentable by the USPTO, courts in the United States or by the patent offices and courts in foreign countries, nor can we be certain that claims that may ultimately issue from our patent applications will not be found invalid or unenforceable if challenged. If we or our licensors are unable to obtain or maintain patent protection with respect to our product candidates, our business, financial condition, results of operations, and prospects could be materially harmed.

We could lose our license rights to our important intellectual property if we do not fulfill our contractual obligations to our licensors.

Our rights to significant parts of the technology we use in our products are licensed from third parties and are subject to termination if we do not fulfill our contractual obligations to our licensors. Termination of intellectual property rights under any of our license agreements could adversely impact our ability to produce or protect our products. Our obligations under our license agreements include requirements that we make milestone payments to our licensors upon the achievement of clinical development and regulatory approval milestones, royalties as we sell commercial products, and reimbursement of patent filing and maintenance expenses. Should we become bankrupt or otherwise unable to fulfill our contractual obligations, our licensors could terminate our rights to critical technology that we rely upon.

Other parties may claim that we infringe their intellectual property or proprietary rights, which could cause us to incur significant expenses or prevent us from selling products.

Our success will depend in part on our ability to operate without infringing the patents and proprietary rights of third parties. The manufacture, use and sale of biologic products have been subject to substantial patent litigation in the biopharmaceutical industry. Such lawsuits often relate to the validity or infringement of patents or other proprietary rights of third parties. Pharmaceutical companies, biotechnology companies, universities, research institutions or other third parties may have filed patent applications or may have been granted patents that cover aspects of our products or our licensors’ products, product candidates or other technologies.

Future or existing patents issued to third parties may contain patent claims that cover our products or their use or manufacture. In particular, the patent landscape in the COVID-19 vaccine space is crowded, and a large number of patent applications have been filed by numerous entities since January 2020, including for the use of certain SARS-CoV-2 antigens and antigenic combinations, including from Pfizer, Moderna, Janssen Pharmaceuticals, Inc., Sementis LTD., VaxBio, Inc., Oxford University, BioNTech, Ichan School of Medicine at Mount Sinai, Diosynvax LTD., The University of Alberta, University of Texas, and Tonix Pharmaceuticals. If a third party were to assert an infringement claim against us in the future with respect to our current products or with respect to products that we may develop or license, such litigation or interference proceedings could force us to:

●	stop or delay selling, manufacturing or using products that incorporate, or are made using the challenged intellectual property;

●	pay damages; or
●	enter into licensing or royalty agreements that may not be available on acceptable terms, if at all.

Any litigation or interference proceedings, regardless of their outcome, may delay the regulatory approval process, be costly and require significant time and attention of our key management and technical personnel.

Any inability to protect our or our licensors’ intellectual property rights in the United States and foreign countries could limit our ability to prevent others from manufacturing or selling our products.

We will rely on trade secrets, unpatented proprietary know-how, continuing technological innovation and, in some cases, patent protection to preserve our competitive position. Our patents and licensed patent rights may be challenged, invalidated, infringed or circumvented, and the rights granted in those patents may not provide proprietary protection or competitive advantages to us. We and our licensors may not be able to develop patentable products with acceptable patent protection. Even if patent claims are allowed, the claims may not issue, or in the event of issuance, may not be sufficient to protect the technology owned by or licensed to us. If patents containing competitive or conflicting claims are issued to third parties, we may be prevented from commercializing the products covered by such patents or may be required to obtain or develop alternate technology. In addition, other parties may duplicate, design around or independently develop similar or alternative technologies.

Some of our patent families and our in-licensed patent families are in an early stage of prosecution and cannot be enforced against third parties practicing the technology claimed in such applications unless, and until, patents are issued from such applications, and then only to the extent the issued claims cover the third-party technology. There can be no assurance that our patent applications will result in patents being issued or that issued patents will afford sufficient protection against competitors with similar technologies. There can be no assurance that the patents if issued will not be infringed, misappropriated, violated, designed around or invalidated by third parties. Even issued patents may later be found invalid or unenforceable or may be modified or revoked in proceedings instituted by third parties before various patent offices or in courts. The degree of future protection for our intellectual property is uncertain. Only limited protection may be available and may not adequately obtain, maintain, protect, and enforce our rights or permit us to gain or keep any competitive advantage. These uncertainties and/or limitations in our ability to properly obtain, maintain, protect, and enforce the intellectual property rights relating to our product candidates could have a material adverse effect on our financial condition and results of operations.

We may not be able to prevent third parties from infringing or using our intellectual property, and the parties from whom we may license intellectual property may not be able to prevent third parties from infringing or using the licensed intellectual property. We generally attempt to control and limit access to, and the distribution of, our product documentation and other proprietary information. Despite efforts to protect this proprietary information, unauthorized parties may obtain and use information that we may regard as proprietary. Other parties may independently develop similar know-how or may even obtain access to these technologies.

The laws of some foreign countries do not protect proprietary information to the same extent as the laws of the United States, and many companies have encountered significant problems and costs in protecting their proprietary information in these foreign countries.

Furthermore, even if our or our licensors’ patent applications are granted, the patent term may be inadequate to protect our competitive position on our product candidates for an adequate amount of time. Patents have a limited lifespan. In the United States, if all maintenance fees are timely paid, the natural expiration of a patent is generally 20 years from its earliest United States non-provisional filing date. Various extensions may be available, but the life of a patent, and the protection it affords, is limited. Even if patents covering our product candidates have been or are obtained, once the patent life has expired, we may be open to competition from competitive products. Given the amount of time required for the development, testing, and regulatory review of product candidates, patents protecting our product candidates might expire before or shortly after such candidates are commercialized. As a result, our patent portfolio may not provide us with sufficient rights to exclude others from commercializing product candidates similar or identical to ours.

Changes in United States patent law could diminish the value of patents in general, thereby impairing our ability to protect our product candidates.

As is the case with other biotechnology companies, our success is heavily dependent on intellectual property, particularly patents. Obtaining and enforcing biotechnology patents is costly, time-consuming, and inherently uncertain. Changes in either the patent laws or in the interpretations of patent laws in the United States and other countries may diminish the value of our intellectual property and may increase the uncertainties and costs surrounding the prosecution of patent applications and the enforcement or defense of issued patents. We cannot predict the breadth of claims that may be allowed or enforced in our patents or in third-party patents. In addition, Congress or other foreign legislative bodies may pass patent reform legislation that is unfavorable to us.

For example, the Leahy-Smith America Invents Act (the Leahy-Smith Act), signed into law on September 16, 2011, includes a number of significant changes to U.S. patent law. These include provisions that affect the way patent applications are prosecuted, redefine prior art and provide more efficient and cost-effective avenues for competitors to challenge the validity of patents. These include allowing third-party submission of prior art to the USPTO during patent prosecution and additional procedures to attack the validity of a patent by USPTO administered post-grant proceedings, including post-grant review, inter partes review, and derivation proceedings. Further, because of a lower evidentiary standard in these USPTO post-grant proceedings compared to the evidentiary standard in United States federal courts necessary to invalidate a patent claim, a third party could potentially provide evidence in a USPTO proceeding sufficient for the USPTO to hold a claim invalid even though the same evidence would be insufficient to invalidate the claim if first presented in a district court action. Accordingly, a third party may attempt to use the USPTO procedures to invalidate our patent claims that would not have been invalidated if first challenged by the third party as a defendant in a district court action. Thus, the Leahy-Smith Act and its implementation can increase the uncertainties and costs surrounding the prosecution of our patent applications and the enforcement or defense of our issued patents, all of which could have a material adverse effect on our business, financial condition, results of operations and prospects. After March 2013, under the Leahy-Smith Act, the United States transitioned to a first inventor to file system in which, assuming that the other statutory requirements are met, the first inventor to file a patent application is entitled to the patent on an invention regardless of whether a third-party was the first to invent the claimed invention. A third party that files a patent application in the USPTO after March 2013, but before we file an application covering the same invention, could therefore be awarded a patent covering an invention of ours even if we had made the invention before it was made by such third party. This will require us to be cognizant going forward of the time from invention to filing of a patent application. Because patent applications in the United States and most other countries are confidential for a period of time after filing or until issuance, we cannot be certain that we or our licensors were the first to either (i) file any patent application related to our product candidates and other proprietary technologies we may develop or (ii) invent any of the inventions claimed in our or our licensor’s patents or patent applications. Even where we have a valid and enforceable patent, we may not be able to exclude others from practicing the claimed invention where the other party can show that they used the invention in commerce before our filing date or the other party benefits from a compulsory license. However, the Leahy-Smith Act and its implementation could increase the uncertainties and costs surrounding the prosecution of our patent applications and the enforcement or defense of our issued patents, all of which could have a material adverse effect on our business, financial condition, results of operations and prospects.

In addition, the patent positions of companies in the development and commercialization of biologics and pharmaceuticals are particularly uncertain. Recent United States Supreme Court and Federal Circuit rulings have narrowed the scope of patent protection available in certain circumstances and weakened the rights of patent owners in certain situations. For example, recent Federal Circuit rulings such as Ariad Pharms., Inc. v. Eli Lilly & Co., 598 F.3d 1336, 1340 (Fed. Cir. 2010) (en banc), Wyeth & Cordis Corp. v. Abbott Labs, 720 F.3d 1380 (Fed. Cir. 2013), Enzo Life Scis., Inc. v. Roche Molecular Sys., 928 F.3d 1340 (Fed. Cir. 2019), and Idenix Pharms. LLC v. Gilead Scis. Inc., 941 F.3d 1149 (Fed. Cir. 2019), and Amgen Inc. v. Sanofi, 598 U.S. 594 (2023) have significantly heightened the standard for securing broad claims to pharmaceutical and biological products. In addition, recent Federal Circuit rulings such as In re Cellect, 81 F.4th 1216 (Fed. Cir. 2023) have expanded the bases for invalidating a patent under the judicially created doctrine of obviousness-type double patenting.

In addition to heightened patentability requirements, recent Supreme Court and Federal Circuit cases relating to biosimilar product approval under the BPCIA, have held that the “patent dance” provisions of the statute, which are intended to resolve any patent infringement issues before the approval of a biosimilar, are discretionary, and a biosimilar applicant can opt out by refusing to provide a copy of its application and manufacturing information to the biologic sponsor (see Sandoz Inc. v. Amgen Inc.,137 S. Ct. 1664 (2017). It may be that we do not learn of a biosimilar application until after FDA publishes its approval (see Immunex v. Samsung Bioepsis, 2:19-cv-117555-CCC-MF (D.N.J. Apr. 30, 2019). In addition to increasing uncertainty with regard to our ability to obtain patents in the future, this combination of events has created uncertainty with respect to the value of patents, once obtained. Depending on decisions by Congress, the United States federal courts, the USPTO, or similar authorities in foreign jurisdictions, the laws and regulations governing patents could change in unpredictable ways that would weaken our ability to obtain new patents or to enforce our existing patents and patents we might obtain in the future.

The patent protection and patent prosecution for our product candidates is dependent in part on third parties.

We or our licensors may fail to identify patentable aspects of inventions made in the course of development and commercialization activities before it is too late to obtain patent protection on them. Therefore, we may miss potential opportunities to strengthen our patent position. It is possible that defects of form in the preparation or filing of our patents or patent applications may exist, or may arise in the future, for example, with respect to proper priority claims, inventorship, claim scope, or requests for patent term adjustments. If we or our licensors, fail to establish, maintain, or protect such patents and other intellectual property rights, such rights may be reduced or eliminated. If our licensors are not fully cooperative or disagree with us as to the prosecution, maintenance, or enforcement of any patent rights, such patent rights could be compromised. If there are material defects in the form, preparation, prosecution, or enforcement of our patents or patent applications, such patents may be invalid and/or unenforceable, and such applications may never result in valid, enforceable patents. Any of these outcomes could impair our ability to prevent competition from third parties, which may have an adverse impact on our business.

We rely on third parties to file and prosecute patent applications and maintain patents and otherwise protect the licensed intellectual property under some of our license agreements. We have not had and do not have primary control over these activities for some of our in-licensed patents or patent applications and other intellectual property rights. We cannot be certain that such activities by third parties have been or will be conducted in compliance with applicable laws and regulations or will result in valid and enforceable patents or other intellectual property rights. Pursuant to the terms of the license agreements with some of our licensors, the licensors may have the right to control enforcement of our licensed patents or defense of any claims asserting the invalidity of these patents and even if we are permitted to pursue such enforcement or defense, we will require the cooperation of our licensors. We cannot be certain that our licensors will allocate sufficient resources or prioritize their or our enforcement of such patents or defense of such claims to protect our interests in the licensed patents. Even if we are not a party to these legal actions, an adverse outcome could harm our business because it might prevent us from continuing to license intellectual property that we may need to operate our business. If any of our licensors fail to appropriately prosecute and maintain patent protection for patents covering our product candidates, our ability to develop and commercialize those product candidates may be adversely affected and we may not be able to prevent competitors from making, using, and selling competing products.

In addition, even where we have the right to control patent prosecution of patents and patent applications we have acquired or licensed from third parties, we may still be adversely affected or prejudiced by actions or inactions of our predecessors or licensors and their counsel that took place prior to us assuming control over patent prosecution.

Our technology acquired or licensed from various third parties may be subject to retained rights. Our predecessors or licensors often retain certain rights under their agreements with us, including the right to use the underlying technology for non-commercial academic and research use, to publish general scientific findings from research related to the technology, and to make customary scientific and scholarly disclosures of information relating to the technology. It is difficult to monitor whether our predecessors or licensors limit their use of the technology to these uses, and we could incur substantial expenses to enforce our rights to our licensed technology in the event of misuse.

In addition, the research resulting in certain of our in-licensed patent rights and technology was funded in part by the United States government. As a result, the government may have certain rights, or march-in rights, to such patent rights and technology. When new technologies are developed with government funding, the government generally obtains certain rights in any resulting patents, including a nonexclusive license authorizing the government to use the invention for non-commercial purposes. These rights may permit the government to disclose our confidential information to third parties and to exercise march-in rights to use or allow third parties to use our licensed technology. The United States government also has the right to take title to these inventions if the applicable licensor fails to disclose the invention to the government or fails to file an application to register the intellectual property within specified time limits. The government can exercise its march-in rights if it determines that action is necessary because we fail to achieve practical application of the government-funded technology, because action is necessary to alleviate health or safety needs, to meet requirements of federal regulations, or to give preference to United States industry. In addition, our rights in such inventions may be subject to certain requirements to manufacture products embodying such inventions in the United States. Any exercise by the government of such rights could harm our competitive position, business, financial condition, results of operations, and prospects.

Changes to the Biologics Price Competition and Innovation Act’s exclusivity provisions could affect our market exclusivity.

In addition to our patents, we intend to rely on the regulatory exclusivity provisions of the Biologics Price Competition and Innovation Act (BPCIA) to protect our market in the United States. According to the BPCIA, new reference biologics are entitled to 4 years of data exclusivity and 12 years of market exclusivity in the United States from the date of first FDA licensure. According to the BPCIA, the FDA is prohibited from 1) accepting applications for an abbreviated pathway Section 351(k) biosimilar follow-on product for a period of 4 years, and 2) approve an abbreviated pathway Section 351(k) biosimilar follow-on product for a period of 12 years. Since the passage of the BPCIA, various bills have been introduced in the United States Congress to reduce these exclusivity periods. Any congressional changes to these exclusivity periods could harm our competitive position and our ability to prevent competitive biosimilar follow-on products from entering the market.

Risks Related to Our Securities

The market price of our Common Stock is highly volatile.

The market price of our Common Stock has been, and is expected to continue to be, highly volatile. Certain factors, including announcements of new developments by us or other companies, regulatory matters, new or existing medicines or procedures, concerns about our financial position, operating results, litigation, government regulation, developments or disputes relating to agreements, patents or proprietary rights, may have a significant impact on the market price of our stock. In addition, potential dilutive effects of future sales of shares of Common Stock by us, and subsequent sales of Common Stock by the holders of our options and warrants could have an adverse effect on the market price of our shares.

In addition, the securities markets from time-to-time experience significant price and volume fluctuations that are unrelated to the operating performance of particular companies. These market fluctuations may also materially and adversely affect the market price of our Common Stock.

The sale or issuance of additional shares of our Common Stock or other equity securities could result in additional dilution to our stockholders.

In order to meet our operating cash flow needs, we may plan additional offerings of our equity securities, debt, or convertible debt instruments. The sale of additional equity securities, or the issuance of additional equity securities under our stock incentive plans, could result in significant additional dilution to our stockholders. The incurrence of indebtedness could result in debt service obligations and operating and financing covenants that would restrict our operations. We cannot assure investors that financing will be available in amounts or on terms acceptable to us, if at all.

We are obligated to issue additional shares of our Common Stock in connection with our outstanding warrants if the warrant holders choose to exercise them. There are warrants currently exercisable for approximately 5.4 million shares with a weighted average exercise price of $1.94 per share. The exercise of these warrants will cause us to issue additional shares of our Common Stock and will dilute the percentage ownership of our stockholders.

Certain provisions of our certificate of incorporation which authorize the issuance of shares of preferred stock may make it more difficult for a third party to effect a change in control.

Our certificate of incorporation authorizes our Board of Directors to issue up to 10,000,000 shares of preferred stock. The shares of preferred stock may be issued in one or more series, the terms of which may be determined at the time of issuance by our Board of Directors without further action by the stockholders. These terms may include voting rights, including the right to vote as a series on particular matters, preferences as to dividends and liquidation, conversion rights, redemption rights and sinking fund provisions. The issuance of any newly issued preferred stock could diminish the rights of holders of our Common Stock, and therefore could reduce the value of our Common Stock. In addition, specific rights granted to future holders of preferred stock could be used to restrict our ability to merge with, or sell assets to, a third party. The ability of our Board of Directors to issue preferred stock could make it more difficult, delay, discourage, prevent or make it costlier to acquire or effect a change-in-control, which in turn could prevent the stockholders from recognizing a gain in the event that a favorable offer is extended and could materially and negatively affect the market price of our Common Stock.

We have never paid dividends and have no plans to do so.

Holders of shares of our Common Stock are entitled to receive such dividends as may be declared by our Board of Directors. To date, we have paid no cash dividends on our shares of Common Stock and we do not expect to pay cash dividends on our Common Stock in the foreseeable future. We intend to retain future earnings, if any, to provide funds for operations of our business. Therefore, any potential return investors may have in our Common Stock will be in the form of appreciation, if any, in the market value of their shares of Common Stock.

Public company compliance may make it more difficult for us to attract and retain officers and directors.

The Sarbanes-Oxley Act, the Dodd-Frank Act, the JOBS Act, the FAST Act, and rules subsequently implemented by the SEC have required changes in corporate governance practices of public companies. As a public company, we expect these rules and regulations, and amendments to them, to contribute to our compliance costs and to make certain activities more time consuming and costly. As a public company, we also expect that these rules and regulations may make it difficult and expensive for us to obtain director and officer liability insurance and we may be required to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage. As a result, it may be difficult for us to attract and retain qualified persons to serve on our board of directors or as executive officers.

Our Certificate of Incorporation and Bylaws may be amended by the affirmative vote of a majority of our stockholders.

Under the Delaware General Corporation Law, a corporation’s certificate of incorporation may be amended by the affirmative vote of the holders of a majority of the outstanding shares entitled to vote, and a majority of the outstanding shares of each class entitled to vote as a class, unless the articles require the vote of a larger percentage of shares. Our Certificate of Incorporation, as amended, does not require the vote of a larger percentage of shares. As permitted under the Delaware General Corporation Law, our Bylaws give our board of directors the power to adopt, amend, or repeal our Bylaws. Our stockholders entitled to vote have concurrent power to adopt, amend, or repeal our Bylaws.

Broker-dealers may be discouraged from effecting transactions in shares of our Common Stock if we are considered to be a penny stock and thus subject to the penny stock rules.

The SEC has adopted a number of rules to regulate “penny stocks” that restrict transactions involving stock which is deemed to be penny stock. Such rules include Rules 3a51-1, 15g-1, 15g-2, 15g-3, 15g-4, 15g-5, 15g-6, 15g-7, and 15g-9 under the Exchange Act. These rules may have the effect of reducing the liquidity of penny stocks. “Penny stocks” generally are equity securities with a price of less than $5.00 per share (other than securities registered on certain national securities exchanges or quoted on Nasdaq if current price and volume information with respect to transactions in such securities is provided by the exchange or system). Our securities have in the past constituted, and may again in the future, if we are delisted from Nasdaq, constitute, “penny stock” within the meaning of the rules. The additional sales practice and disclosure requirements imposed upon U.S. broker-dealers may discourage broker-dealers from effecting transactions in shares of our Common Stock, which could severely limit the market liquidity of such shares and impede their sale in the secondary market.

A U.S. broker-dealer selling penny stock to anyone other than an established customer or “accredited investor” (generally, an individual with net worth in excess of $1,000,000 (exclusive of personal residence) or an annual income exceeding $200,000, or $300,000 together with his or her spouse) must make a special suitability determination for the purchaser and must receive the purchaser’s written consent to the transaction prior to sale, unless the broker-dealer or the transaction is otherwise exempt. In addition, the “penny stock” regulations require the U.S. broker-dealer to deliver, prior to any transaction involving a “penny stock”, a disclosure schedule prepared in accordance with SEC standards relating to the “penny stock” market, unless the broker-dealer or the transaction is otherwise exempt. A U.S. broker-dealer is also required to disclose commissions payable to the U.S. broker-dealer and the registered representative and current quotations for the securities. Finally, a U.S. broker-dealer is required to submit monthly statements disclosing recent price information with respect to the “penny stock” held in a customer’s account and information with respect to the limited market in “penny stocks”.

Stockholders should be aware that, according to the SEC, the market for “penny stocks” has suffered in recent years from patterns of fraud and abuse. Such patterns include (i) control of the market for the security by one or a few broker-dealers that are often related to the promoter or issuer; (ii) manipulation of prices through prearranged matching of purchases and sales and false and misleading press releases; (iii) “boiler room” practices involving high-pressure sales tactics and unrealistic price projections by inexperienced sales persons; (iv) excessive and undisclosed bid-ask differentials and markups by selling broker-dealers; and (v) the wholesale dumping of the same securities by promoters and broker-dealers after prices have been manipulated to a desired level, resulting in investor losses. Our management is aware of the abuses that have occurred historically in the penny stock market. Although we do not expect to be in a position to dictate the behavior of the market or of broker-dealers who participate in the market, management will strive within the confines of practical limitations to prevent the described patterns from being established with respect to our securities.

Our common stock currently is listed for quotation on the Nasdaq Capital Market. We are required to meet specified financial requirements in order to maintain such listing, including a requirement that the bid price for our common stock remain above $1.00, and that the market value of our publicly held securities be at least $1 million. In addition, Nasdaq has recently proposed a new $5 million market value of listed securities requirement that we would not currently satisfy and therefore could cause our common stock be delisted by Nasdaq on an imminent basis, if approved by the SEC.

Nasdaq Listing Rule 5550(a)(2) requires listed companies to maintain a minimum bid price of $1.00 for continued inclusion on the Nasdaq Capital Market. If the trading price of our common stock were to fall below $1.00 per share, we would not be compliant this requirement. In such event, we would be subject to delisting, and because we consummated a reverse stock split in January 2026, we would be ineligible for any compliance period under recently implemented Nasdaq listing rules if this event occurred prior to the one-year anniversary of such reverse stock split. As a result, such a decline in the price of our common stock, if it were to occur, would be expected to result in the prompt delisting of our common stock from the Nasdaq Capital Market.

In addition, Nasdaq Listing Rules 5550(a)(5) and 5550(b)(1) require that the market value of our publicly held common stock (which is our only outstanding class of capital stock) to be at least $1 million and that our stockholders’ equity as reported in our most recent quarterly balance sheet to be at least $2.5 million. If the market value of our publicly held common stock declines below $1 million or our stockholders’ equity falls below $2.5 million, we would also be subject to Nasdaq delisting proceedings on that basis.

Nasdaq’s staff also maintains discretionary authority under its listing rules to delist companies whose capital structure or public offerings raise public interest and investor protection concerns, including as a result of highly dilutive issuances, and it is possible that Nasdaq could assert that past offerings that we have consummated, or future offerings we may consummate, raise such concerns. In addition, to raise the significant amount of capital that we expect to need to fund our strategic plan, potential investors may require us to accept terms (such as board representation rights in excess of an investor’s beneficial ownership of our common stock) that could conflict with Nasdaq listing standards and result in us being delisted.

In addition to the foregoing requirements, Nasdaq has recently proposed a new listing requirement that would require each Nasdaq listed issuer to maintain a minimum market value of listed securities of at least $5 million. Under this proposal, if the value of an issuer’s listed securities, as measured by each applicable trading day’s closing price, continues to be less than $5 million for a period of 30 consecutive trading days, the issuer’s securities would immediately be delisted, with no compliance or cure period. The proposed rule would also preclude an issuer’s ability to seek stay of delisting during any appeals process and would preclude Nasdaq hearings panels from reversing the delisting determination to situations where there was an error and the company never actually failed to satisfy the requirement. The panel would also not be able to consider any facts indicating that issuer subsequently regained compliance with the requirement or grant an issuer any additional time to regain compliance. The proposed rule is subject to review and approval by the SEC, and it is unknown whether the SEC will approve the proposal. If approved by the SEC, the rule could become effective on an imminent basis. Our common stock currently trades at levels that are below the $5 million aggregate market value threshold proposed by Nasdaq. As such, if this proposal is approved by the SEC, our common stock could be imminently delisted by Nasdaq on this basis.

If our common stock is delisted, we may seek to have our common stock quoted on an over-the-counter marketplace, such as on the OTCQX. The OTCQX is not a stock exchange, and if our common stock trades on the OTCQX rather than a securities exchange, there may be significantly less trading volume and analyst coverage of, and significantly less investor interest in, our common stock, which may lead to lower trading prices for our common stock.

Any potential delisting of our common stock from the Nasdaq Capital Market may have materially adverse consequences to our stockholders, including:

●	reduced market price and liquidity with respect to our shares of common stock;
●	limited dissemination of the market price of our common stock;
●	limited news coverage;
●	limited interest by investors in our common stock;
●	volatility of the prices of our common stock, due to low trading volume;

●

our common stock being considered a “penny stock,” which would result in broker-dealers participating in sales of our common stock being subject to the regulations set forth in Rules 15g-2 through 15g-9 promulgated under the Exchange Act;

●	increased difficulty in selling our common stock in certain states due to “blue sky” restrictions; and
●	limited ability to issue additional securities or to secure additional financing.

CAUTIONARY NOTE REGARDING FORWARD LOOKING STATEMENTS

Some of the statements in this prospectus contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). These statements relate to future events or our future financial performance and involve known and unknown risks, uncertainties and other factors which are, in some cases, beyond our ability to control or predict and that may cause actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by forward-looking statements. These factors include but are not limited to those described under “Risk Factors” herein, as well as the other information contained in this prospectus. These factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements that are included in this prospectus. Readers are cautioned not to place undue reliance on forward-looking statements. We undertake no obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments or otherwise, except as required by law.

In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “expects,” “intends,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential,” “continue” or the negative of these terms or other comparable terminology, although not all forward-looking statements contain these identifying words. Our forward-looking statements may include, among other things, statements about:

●	our ability to continue as a going concern and our history of losses;
●	our ability to obtain additional financing;
●	our use of the net proceeds from this offering;
●	our ability to prosecute, maintain or enforce our intellectual property rights;
●	the accuracy of our estimates regarding expenses, future revenues and capital requirements;
●	the implementation of our business model and strategic plans for our business and technology;
●	the successful development and regulatory approval of our technologies and products;
●	the potential markets for our products and our ability to serve those markets;
●	the rate and degree of market acceptance of our products and any future products;
●	our ability to retain key management personnel; and
●	regulatory developments and our compliance with applicable laws.

MARKET AND INDUSTRY DATA AND FORECASTS

We obtained the industry and market data used throughout this prospectus from our own internal estimates and research, as well as from independent market research, industry and general publications and surveys, governmental agencies, publicly available information and research, surveys and studies conducted by third parties. Internal estimates are derived from publicly available information released by industry analysts and third-party sources, our internal research and our industry experience, and are based on assumptions made by us based on such data and our knowledge of our industry and market, which we believe to be reliable and reasonable. In some cases, we do not expressly refer to the sources from which this data is derived. In addition, while we believe the industry and market data included in this prospectus is reliable and based on reasonable assumptions, such data involve material risks and other uncertainties and are subject to change based on various factors, including those discussed in the section entitled “Risk Factors” and “Cautionary Note Regarding Forward Looking Statements.” These and other factors could cause results to differ materially from those expressed in the estimates made by the independent parties or by us.

USE OF PROCEEDS

We will not receive any proceeds from the sale of the shares of Common Stock by the Selling Stockholder. All net proceeds from the sale of the shares of Common Stock covered by this prospectus will go to the Selling Stockholder. We expect that the Selling Stockholder will sell their shares of Common Stock as described under “Plan of Distribution.”

We will receive proceeds from any cash exercise of the Aug 30 Common Warrant and related issuance of shares of Common Stock. If the Aug 30 Common Warrant is exercised for cash in full, the gross proceeds would be approximately $53,074. We intend to use the net proceeds from the exercise of the Aug 30 Common Warrant, if any, for general corporate purposes and working capital.

Pending any use, as described above, we intend to invest the net proceeds in high-quality, short-term, interest-bearing securities. We can make no assurances that any of the Aug 30 Common Warrant will be exercised, or if exercised, that it will be exercised for cash, the quantity which will be exercised or in the period in which it will be exercised.

DETERMINATION OF OFFERING PRICE

The Selling Stockholder will determine at what price it may sell the securities offered by this prospectus, and such sales may be made at fixed prices, prevailing market prices at the time of the sale, varying prices determined at the time of sale, or negotiated prices. For more information, see “Plan of Distribution.”

DIVIDEND POLICY

To date, we have paid no cash dividends on our shares of Common Stock and we do not expect to pay cash dividends on our Common Stock in the foreseeable future. We intend to retain future earnings, if any, to provide funds for operations of our business. Therefore, any potential return investors may have in our Common Stock will be in the form of appreciation, if any, in the market value of their shares of Common Stock. We are not subject to any legal restrictions respecting the payment of dividends, except that we may not pay dividends if the payment would render us insolvent. Any future determination as to the payment of cash dividends on our Common Stock will be at the discretion of our Board of Directors.

CAPITALIZATION

The following table sets forth our capitalization as of December 31, 2025:

●	on an actual basis; and

●	on an as adjusted basis to give effect to the issuance of 39,025 shares of Common Stock issuable upon the exercise of the Aug 30 Common Warrant at a price of $1.36 per share.

You should read this table together with our financial statements and the related notes, and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

	As of December 31, 2025 (unaudited)
	Actual	As Adjusted
Cash and cash equivalents	$3,085,741	$3,138,815
Total liabilities	2,516,736	2,516,736
Stockholder’s equity:
Common Stock	1,732	1,771
Additional paid-in capital	154,644,252	154,697,287
Accumulated deficit	(150,820,852)	(150,820,852)
Total stockholders’ equity	$3,825,132	$3,878,206

The table and discussion above are based on 1,732,147 shares of Common Stock outstanding as of December 31, 2025, and 1,771,172 shares as adjusted as of that date, and do not include:

●

3,874,885 shares of common stock issuable upon the exercise of outstanding warrants with a weighted average exercise price of $5.70 per share (3,835,860 shares with a weighted average exercise price of $5.75 per share, as adjusted); and

●	45,579 shares of common stock issuable upon exercise of outstanding options under our Stock Incentive Plans, at an average exercise price of $137.20 per share.

BUSINESS

Overview

GeoVax Labs, Inc. (“GeoVax”, “us”, “we” or the “Company”) is a clinical-stage biotechnology company developing human vaccines and immunotherapies against infectious diseases and solid tumor cancers using novel proprietary platforms.

GeoVax’s primary near-term strategic development priority is the advancement of GEO-MVA, a Modified Vaccinia Ankara (MVA) vaccine candidate for mpox, smallpox, and other poxviruses. GEO-MVA is being advanced on an expedited regulatory pathway in Europe and is intended to address a significant global supply constraint for orthopoxvirus vaccines. The Company believes GEO-MVA is well-positioned to support both civilian public health needs and broader preparedness and biodefense objectives. The advancement of GEO-MVA represents the Company’s most near-term opportunity to achieve regulatory approval and potential commercialization. The program is advancing under an expedited regulatory pathway, with plans to initiate a pivotal Phase 3 clinical trial in the second half of 2026.

The Company’s lead clinical program in oncology is Gedeptin®, a novel oncolytic solid tumor gene-directed therapy, which recently completed a multicenter Phase 1/2 clinical trial for advanced head and neck cancers. A Phase 2 clinical trial evaluating Gedeptin® in combination with an immune checkpoint inhibitor (ICI) as first-line treatment of patients with squamous cell head and neck cancer eligible for curative surgery, is planned to initiate during the first half of 2027.

The Company is also developing GEO-CM04S1, a next-generation multi-antigen COVID-19 vaccine which is currently being evaluated in two Phase 2 clinical trials, (i) as a primary vaccine for immunocompromised patients, including those with hematologic cancers and other patient populations for whom currently authorized COVID-19 vaccines are inadequate and (ii) as a booster vaccine in patients with chronic lymphocytic leukemia (CLL), where an interim Data Safety Monitoring Board (DSMB) review demonstrated superior immune responses versus an mRNA vaccine. An additional clinical trial evaluating GEO-CM04S1 as a more robust booster vaccine in healthy adults who previously received an mRNA vaccine has completed enrollment with data readouts anticipated in the first half of 2026.

Our corporate strategy is to advance, protect, and strategically leverage our proprietary vaccine and immunotherapy platforms to develop differentiated preventive and therapeutic solutions for infectious diseases and solid tumors. We aim to efficiently progress our product candidates through clinical development and pursue regulatory approval and commercialization through internal development and selective external licensing and partnership arrangements. We also work collaboratively with academic, governmental, and industry partners to validate our technologies, support development efforts and enhance the strategic value of our pipeline.

Our Clinical Development Pipeline

The table below summarizes the status of our clinical development programs, including our lead near-term priority, GEO-MVA, each of which are discussed in greater detail in the sections that follow, along with earlier stage programs.

Product	Indication	Clinical Trial	Status
GEO-MVA	mpox & smallpox	Vaccine against mpox and smallpox	Phase 3 Initiation planned for H2 2026
Gedeptin®	Advanced Head & Neck Cancer	Effect on Targeted Tumors	Phase 1/2 Completed
	Squamous Cell Head & Neck Cancer*	First Line Therapy in Combination With Immune Checkpoint Inhibitor	Phase 2 Initiation planned for H1 2027
		Primary Vaccine for Immunocompromised/ Stem Cell Transplant Patients	Phase 2 Enrollment ended Data readouts expected during 2026
GEO-CM04S1	COVID-19	Booster Vaccine for Immunocompromised/ Chronic Lymphocytic Leukemia Patients	Phase 2 Enrollment completion expected during 2026
		Booster Vaccine for Healthy Adults	Phase 2 Enrollment ended Data readouts expected during H1 2026

GEO-MVA - Mpox and Smallpox Vaccine

Modified Vaccinia Ankara (MVA) was originally developed as a third-generation smallpox vaccine approximately 50 years ago and is characterized by its inability to replicate in human cells. As a result, MVA-based vaccines are generally considered suitable for use in high-risk populations such as pregnant women, children and immunocompromised individuals who may be at increased risk from replicating vaccinia-based smallpox vaccines. An MVA vaccine is currently approved and stockpiled for protection against smallpox and is also approved for use against other orthopoxviruses, including mpox. Additionally, vaccines built on the MVA platform offer the potential for cross-protection against both mpox and smallpox in regions where these orthopoxvirus threats persist or re-emerge.

GeoVax’s primary near-term strategic focus is the development of GEO-MVA, an MVA vaccine candidate intended to address a documented global supply constraint for orthopoxvirus vaccines and to support both civilian public-health and biodefense preparedness objectives.

In recent years, mpox has evolved from a geographically limited zoonotic infection into a recurring global public-health concern affecting civilian populations across multiple continents. Ongoing viral evolution, including the emergence of more virulent Clade I strains and reports of recombinant variants containing genetic elements from multiple mpox clades, has heightened concern regarding disease severity, transmissibility, and the durability of existing outbreak-response strategies. These developments underscore the risk of continued periodic outbreaks with increasing public-health, economic, and societal impact, including in regions that previously experienced limited exposure.

In November 2022 GeoVax secured rights from the National Institutes of Health (NIH) covering preclinical, clinical, and commercial uses of NIH-MVA against mpox and smallpox viruses. GeoVax has previously demonstrated that an experimental HIV vaccine utilizing NIH-MVA as the vaccine vector protected non-human primates from a lethal mpox challenge three years after vaccination. In addition, investigators at City of Hope (COH), the institution that originally developed GEO-CM04S1, published results in August 2022 showing that both their proprietary synthetic MVA (sMVA) construct and GEO-CM04S1 (COVID-19 vaccine candidate) elicited robust orthopoxvirus-specific binding and neutralizing antibody responses, supporting the potential of MVA-based approaches for addressing unforeseen mpox outbreaks.

The 2022 global mpox outbreak significantly depleted existing MVA vaccine stockpiles, including the U.S. Strategic National Stockpile, exposing vulnerabilities in the availability and surge capacity of orthopoxvirus vaccines. This unfortunate situation was repeated following the 2024 mpox outbreak. These vulnerabilities are compounded by the fact that current MVA-based mpox/smallpox vaccine supply is concentrated with a single foreign manufacturer. Dependence on one non-U.S. source for a critical public-health and biodefense countermeasure introduces supply-chain, geopolitical, and logistical risks, particularly amid recurrent outbreaks, increasing global demand, and the emergence of more virulent viral variants.

Recent policy actions and statements from the current U.S. Administration and Congress have emphasized the urgency of strengthening domestic manufacturing capacity for critical medical countermeasures, reducing reliance on foreign suppliers, and enhancing preparedness against biological threats. These priorities include onshoring vaccine manufacturing, diversifying supply sources for essential biodefense products, and reinforcing national biosecurity infrastructure to address both naturally occurring outbreaks and deliberate biological threats.

Against this backdrop, GEO-MVA is being developed as a dual-use vaccine candidate intended to support outbreak response, routine preparedness, and protection of vulnerable populations. In preparedness and biosecurity contexts, an additional domestically supported MVA-based vaccine supply could enhance resilience of the U.S. Strategic National Stockpile, support force-protection considerations, and reduce systemic risk associated with single-source foreign dependence for a critical countermeasure.

Given the continued global circulation of mpox, depletion of orthopoxvirus MVA vaccine stockpiles, and the reliance of the U.S. Strategic National Stockpile on a limited number of approved vaccine suppliers, GeoVax has evaluated regulatory pathways that could support timely development and potential authorization of additional MVA-based vaccine supply. In parallel with longer-term U.S. regulatory considerations, the Company has engaged with international regulatory authorities to pursue development strategies that align with global public-health preparedness needs, address supply constraints across multiple regions, and provide regulatory clarity for late-stage clinical development.

GeoVax has achieved engagement with the European Medicines Agency (EMA), which has established regulatory frameworks for MVA-based vaccines and oversees a centralized authorization process applicable across the European Union. The Company believes that alignment with the EMA may provide a potentially expedited pathway to evaluate GEO-MVA through a comparative immuno-bridging approach against an approved MVA vaccine, while also positioning the program to support broader global procurement and preparedness objectives.

Gedeptin® - Solid Tumor Cancer Therapy

Gedeptin is a novel patented technology for the treatment of solid tumors using a gene therapy strategy known as Gene-Directed Enzyme Prodrug Therapy (GDEPT). In September 2021, GeoVax entered into an assignment and license agreement with PNP Therapeutics, Inc. (PNP), granting GeoVax exclusive worldwide rights to develop and commercialize Gedeptin. The Gedeptin technology was developed with funding support from the National Cancer Institute (NCI), part of the NIH. GeoVax’s license to Gedeptin includes the rights to expand its use to all human diseases and/or conditions including, but not limited to, other solid tumors.

In February 2026, GeoVax entered into an exclusive worldwide license agreement with Emory University for intellectual property covering the use of Gedeptin in combination ICIs. The licensed technology includes patent applications and associated know-how supporting the combination of GDEPT-based tumor debulking with checkpoint blockade within a defined field of use.

In GDEPT, a replication-deficient adenovirus vector is used to infect and transduce tumor cells with a nonhuman gene, which expresses an enzyme capable of converting an inactive prodrug into an active antitumor compound, in situ. A cycle of Gedeptin therapy consists of intra-tumoral injections of Gedeptin followed by administration of a prodrug, fludarabine phosphate, over a pre-defined time period. A Phase 1 dose ranging study, evaluating the safety of a single cycle of Gedeptin therapy, found the therapy to be well tolerated, with evidence of tumor size reduction in patients with solid tumors.

We recently completed a multi-site Phase 1b/2a trial (PNP-002) (ClinicalTrials.gov Identifier: NCT03754933), evaluating the safety and efficacy of repeat cycles of Gedeptin therapy in patients with advanced head and neck squamous cell carcinoma (HNSCC), with tumor(s) accessible for injection and no curable treatment options. The PNP-002 trial design involved repeat administration using Gedeptin followed by systemic fludarabine phosphate, in order to gain preliminary information on the utility of multiple cycles of therapy. This trial was intended to guide the design of larger studies involving patients at earlier stages of the disease. This trial was funded in part by theU.S. Food and Drug Administration (FDA) pursuant to its Orphan Products Clinical Trials Grants Program. The FDA has also granted Gedeptin orphan drug designation for the intra-tumoral treatment of anatomically accessible oral and pharyngeal cancers, including cancers of the lip, tongue, gum, floor of mouth, salivary gland and other oral cavity sites.

During 2024, we convened a special clinical advisory board to conduct a comprehensive review of the PNP-002 trial results, together with the previously completed Phase 1 trial (PNP-001). This review concluded that Gedeptin demonstrated an acceptable safety and efficacy profile to support continued development. In addition, the therapy demonstrated sufficient tumor stabilization/reduction activity to warrant advancement into an expanded Phase 2 clinical trial.

ICIs have become a cornerstone of treatment across multiple solid tumor indications; however, a substantial proportion of patients fail to achieve durable responses. GeoVax believes that Gedeptin’s localized tumor-debulking and immune-sensitizing mechanism may complement checkpoint inhibition by increasing antigen release and immune recognition within the tumor microenvironment. The Emory license strengthens GeoVax’s intellectual property position around Gedeptin-based combination therapies and is intended to support current and planned clinical development activities evaluating Gedeptin in combination with ICIs.

We have initiated activities in support of a Phase 2 clinical study, evaluating Gedeptin therapy in combination with an approved ICI as first-line treatment of patients with squamous cell head and neck cancer eligible for curative surgery. The trial is designed to assess major pathological response (MPR) as well as associated immunologic and biomarker outcomes following two pre-surgical cycles of therapy, and event-free survival over a one-year period. Gedeptin’s tumor-targeting and immune-sensitizing mechanism may help overcome the limitations of checkpoint monotherapy by enhancing immune activation within the tumor microenvironment. Necessary planning activities are underway, including protocol development, manufacturing and CRO selection, with the trial anticipated to begin in the first half of 2027.

Coronavirus Vaccine Programs

Severe respiratory illnesses caused by the SARS-CoV-2 virus remain a serious public health issue of international concern. SARS-CoV-2 is an enveloped, single-stranded, positive-sense RNA virus belonging to the family Coronavidae within the genus beta-coronavirus. The genome of SARS-CoV-2 encodes one large Spike (S) protein that plays a pivotal role in viral attachment to the host receptor and entry into host cells. The S protein is the basis for most approved vaccines used to protect against SARS-CoV-2. Neutralizing antibodies targeting the receptor binding domain (RBD) of the S protein block the virus from binding to host cells. Over 90% of all neutralizing antibodies produced in response to infection are directed to the RBD.

COVID-19 vaccines currently authorized for use in in the U.S. are primarily designed to induce antibodies specific for the S protein of SARS-CoV-2 but they rely on different approaches to present the S protien to the immune system, including recombinant proteins, whole inactivated virus, adenovirus vectors (three different types) or mRNA. Continued viral adaptation and mutation has resulted in variants that partially evade neutralization by vaccine-induced antibodies, reducing clinical efficacy. This has required the continued adjustment of vaccine composition and repeated booster administration. Moreover, current vaccines tend to stimulate only modest T-cell responses, which are critical for long-term immune memory and for protection against severe COVID-19. As a result, the FDA has indicated the likely need for continued vaccine updates and at least annual boosters, similar to the approach used for influenza vaccines.

Our vaccine candidate, GEO-CM04S1, utilizes a sMVA vector expressing both spike (S) and nucleocapsid (N) proteins of SARS-CoV-2 and was initially developed at COH Medical Center.

MVA as a viral vaccine vector platform offers several potential advantages:

●

MVA has a large genetic coding capacity which provides the foundation for vaccines based on multiple SARS-CoV-2 proteins, rather than a singular focus on the S protein. This approach is intended to induce broader immune responses.

●	MVA is known to effectively induce durable T-cell responses in addition to antibodies.
●	MVA does not replicate in human cells, contributing to a strong safety profile.

As a result of these properties, MVA is well-suited as a platform for next generation, multi-antigen COVID-19 vaccines, particularly for patient populations with compromised immune systems, including patients with a variety of cancers, organ transplant recipients, and renal dialysis patients.

In a placebo-controlled Phase 1 clinical trial conducted by COH in healthy adults, GEO-CM04S1 was shown to be safe and immunogenic. In November 2021, GeoVax entered into a license agreement with COH, granting exclusive worldwide rights to further develop and commercialize the vaccine. Based on its immunogenicity and safety profile, we believe GEO-CM04S1 is ideally suited for use in immunocompromised patients.

The U.S. Centers for Disease Control and Prevention (CDC) and other global public health agencies identify immunocompromised patients, including patients with solid tumors, hematologic malignancies, stem cell transplants, or CAR-T therapy, as being at highest risk for severe SARS-CoV-2 disease.

Stem Cell Transplant Study

GEO-CM04S1 is being evaluated in an ongoing Phase 2 clinical trial (ClinicalTrials.gov Identifier: NCT04977024) to assess its safety and immunogenicity as a primary vaccine, compared to the Pfizer/BioNTech or Moderna mRNA-based vaccines, in blood cancer patients who have previously received an allogeneic hematopoietic cell transplant, an autologous hematopoietic cell transplant, or CAR T cell therapy. The trial is the first to compare an investigational multi-antigenic SARS-CoV-2 vaccine to the current FDA-approved mRNA vaccines in immunocompromised individuals who often exhibit a suboptimal immune response to currently available COVID-19 vaccines. Patient enrollment into this trial was closed at the end of 2025.

CLL Study

GEO-CM04S1 is also being studied in an investigator-initiated clinical trial (ClinicalTrials.gov Identifier: NCT05672355), as a booster vaccine in immunocompromised patients with CLL. Despite high vaccination rates, CLL patients remain at elevated risk for lethal COVID-19 infection due impaired antibody responses to SARS-Cov-2 infections or vaccination. GEO-CM04S1 may induce protective immunity in this patient population by targeting both the S and N protein antigens, potentially mitigating reduced efficacy associated with inadequate antibody responses. The study is evaluating two injections of GEO-CM04S1 administered three months apart, with the Pfizer-BioNTech bivalent vaccine serving as the control arm.

In November 2024, the DSMB conducted an interim review. Following its evaluation, the DSMB recommended continuation of enrollment in the GEO-CM04S1 experimental arm, but discontinuation of the mRNA control arm due to failure to meet the predetermined primary immune endpoint. This outcome suggests a potentially superior immune response in this vulnerable population, however no efficacy conclusions can be drawn until the study is complete. Enrollment of the remaining patient participants is ongoing.

GEO-CM04S1 as a Booster Vaccine

Since GEO-CM04S1 is designed to stimulate both humoral and cellular immune responses against both the S and N proteins, GeoVax believes its administration as a booster may induce a broader and more sustained immune response compared to mRNA boosters. In addition, GEO-CM04S1 addresses the waning effectiveness observed with current COVID-19 vaccines over time, due to the constant sequence variation observed with the S antigen because the N antigen tends not to change significantly amongst variants.

GEO-CM04S1 is being evaluated in a Phase 2 trial (ClinicalTrials.gov Identifier: NCT04639466), as a heterologous booster following FDA-approved mRNA vaccines from Pfizer/BioNTech or Moderna.

The Phase 2 booster study was designed to evaluate the safety and immunogenicity of two dose levels of GEO-CM04S1. The study enrolled 63 healthy adults previously vaccinated with an FDA-approved SARS-CoV-2 mRNA vaccine. Immunological endpoints including binding antibodies, neutralizing antibodies and T-cell responses against variants of concern (VOC), including Delta and Omicron variants.

In February 2024, we announced positive initial safety and immune response findings at one month post-vaccination. Follow-up of enrolled participants was completed in September 2024. No serious adverse events related to vaccination were observed; all adverse events were consistent with those seen following routine vaccinations. Immunological responses included binding antibodies, neutralizing antibodies against multiple variants (including Omicron) and variant-specific T-cell responses. Enrollment for this trial has closed and data readouts are expected in the first half of 2026.

GEO-CM04S1 -- BARDA Project NextGen Award - Phase 2b Trial

In June 2024, we announced our receipt of an award through the Rapid Response Partnership Vehicle (RRPV) to advance development of GEO-CM04S1 in a Phase 2b clinical trial. The RRPV is a consortium funded by the Biomedical Advanced Research Development Authority (BARDA), part of the Administration for Strategic Preparedness and Response (ASPR) within the U.S. Department of Health and Human Services (HHS). Advanced Technology International (ATI) administers the RRPV programs on behalf of BARDA.

On April 11, 2025, we received written notification from ATI (the Notice) directing the Company to immediately cease all work related to the ATI-RRPV contract. The Notice instructed GeoVax to halt all activities associated with the project agreement, including all subcontracting, procurement of materials, and any other project-related expenditures. The Notice further indicated that BARDA had determined to terminate the contract for convenience pursuant to the terms of the ATI-RRPV contract. As of receipt of the Notice, GeoVax had met all milestone requirements of the ATI-RRPV contract.

Other Infectious Disease Programs (Preclinical)

Hemorrhagic Fever Virus Vaccines (Ebola Zaire, Ebola Sudan, Marburg). Ebola (EBOV, formerly designated as Zaire ebolavirus), Sudan (SUDV), and Marburg viruses (MARV) are among the most virulent species of the Filoviridae family, causing hemorrhagic fever illnesses with fatality rates of up to a 90% in humans. In December 2019, FDA approved the first live recombinant Ebola vaccine for the prevention of Ebola disease caused by Zaire virus. This rVSV-ZEBOV, by virtue of being replication competent, may pose risks to immunocompromised individuals, such as those infected with HIV living in West Africa where recent Ebola epidemics originated.

To address the unmet need for a product that can respond to future hemorrhagic fever outbreaks, we are developing vaccines utilizing our GV-MVA-VLP™ platform. This platform is based on the ability of the MVA vaccine vector to encode multiple genes, enabling expression of viral surface and internal matrix proteins that can support the formation of non-infectious virus-like particles (VLP) in vivo. VLP mimic authentic viruses in structure but are neither infectious nor capable of replicating. Immune responses induced against VLP are generally highly efficacious and may prevent infection and/or severe disease.

Our initial preclinical studies in rodents and nonhuman primate, evaluating our GEO-EM01-Z (Ebola-Zaire, EBOV) vaccine candidate, have shown significant levels of protection against lethal doses of EBOV. Recent studies in lethal challenge guinea pig models demonstrated that GeoVax vaccines GEO-EM01-S (Ebola Sudan, SUDV) and GEO-MM01 (Marburg virus, MARV) conferred 100% protection from death. These vaccine candidates were subsequently evaluated in a rigorous cynomolgus macaque infectious challenge model, where they demonstrated protection characterized and reduced viremia, reduced weight loss and decreased mortality following viral challenge. Evaluation of immune responses following vaccination demonstrated the presence of both neutralizing antibodies and functional T cells, indicating a broad immune response that may contribute to optimal protection. The nonhuman primate studies conducted in collaboration with the National Institute of Allergy and Infectious Diseases (NIAID) and the U.S. Department of Defense (DoD) have been completed. Potential clinical development programs are under consideration. Further advancement of these programs will be dependent upon additional funding support via federal grants, corporate collaborations, or other sources.

Government Regulation

Regulation by governmental authorities in the U.S. and other countries is a significant factor in our research, development, manufacturing, and potential commercialization activities. Compliance with applicable regulatory requirements involves substantial time, expense, and expertise, and regulatory outcomes are inherently uncertain.

United States Regulatory Framework - In the U.S., drugs and biologics are subject to extensive regulation by the FDA under the Federal Food, Drug, and Cosmetic Act (“FD&C Act”), the Public Health Service Act, and regulations promulgated thereunder, as well as other federal and state statutes and regulations. These laws govern, among other things, preclinical testing, clinical trial conduct, manufacturing, quality control, safety, efficacy, labeling, storage, recordkeeping, approval, advertising, and promotion.

Product development and approval under the FDA regulatory framework are difficult to predict, typically require several years, and involve significant expense. The steps generally required before a vaccine or biologic may be marketed in the U.S. include:

●	Preclinical laboratory and in vivo studies;
●	Manufacturing and testing in compliance with current Good Manufacturing Practice (cGMP) regulations;
●	Submission of an Investigational New Drug (IND) application to the FDA, which must become effective before clinical trials can commence;
●	Adequate and well-controlled clinical trials to establish safety and efficacy;
●	Submission of a Biologics License Application (BLA) to the FDA, along with applicable user fees; and
●	FDA approval of the BLA prior to commercial distribution

Before marketing any biologic for human use in the U.S., the product sponsor must obtain FDA approval. In addition, each manufacturing establishment must be registered with the FDA and is subject to inspection, including pre-approval inspections, to assess compliance with cGMP requirements.

The FDA also has authority to issue Emergency Use Authorizations (EUAs) under Section 564 of the FD&C Act to facilitate the availability and use of medical countermeasures during declared public health emergencies, when certain statutory criteria are met. While this authority may provide a potential pathway for certain products during emergencies, there can be no assurance that any of our product candidates would qualify for, or be granted, an EUA.

International Regulatory Framework and EMA Engagement - In addition to U.S. regulatory requirements, approval by regulatory authorities in foreign jurisdictions is required prior to the commercial sale of products in those countries. Regulatory systems outside the U.S., including those in the European Union, impose their own requirements governing preclinical studies, clinical trials, manufacturing, and product approval. These requirements may differ materially from those applicable in the U.S., and the time required to obtain approval may be longer or shorter depending on the jurisdiction.

GeoVax has increasingly engaged with non-U.S. regulatory authorities as part of its global development strategy, particularly with respect to GEO-MVA. In Europe, medicinal products are regulated by the EMA through a centralized authorization process applicable across European Union member states.

GeoVax has received formal Scientific Advice from the EMA regarding the clinical and non-clinical development pathway for GEO-MVA. This advice confirmed alignment with the Company’s proposed immuno-bridging strategy, supported progression directly to a single pivotal Phase 3 immuno-bridging clinical trial, and indicated that Phase 1 and Phase 2 studies could be omitted, subject to the absence of unexpected findings. The EMA also concurred with the Company’s proposed immunogenicity endpoints to demonstrate non-inferiority and confirmed the sufficiency of the proposed clinical safety database to support a potential Marketing Authorization Application (MAA) via the centralized procedure.

While regulatory guidance such as Scientific Advice does not guarantee approval, GeoVax believes that this engagement provides clarity regarding regulatory expectations in Europe and supports planning for future development and potential authorization activities outside the U.S.

Manufacturing Oversight and Compliance - Because GeoVax does not currently manufacture vaccines for human use in wholly owned facilities, we must ensure regulatory compliance both in our own operations and in the operations of third-party manufacturers. FDA-regulated manufacturing establishments, including foreign facilities that export products to the U.S., are subject to inspection by the FDA and must comply with applicable cGMP regulations. Similarly, manufacturing facilities supporting products intended for use in Europe are subject to inspection and oversight by EMA-designated authorities.

Regulatory authorities assess compliance through documentation review, inspections, and other enforcement mechanisms. Available enforcement actions range from requests for corrective action to product recalls, facility shutdowns, or other civil or criminal sanctions for serious violations.

Even after regulatory approval, approved products remain subject to ongoing regulatory oversight. Post-approval requirements may include pharmacovigilance, adverse event reporting, manufacturing inspections, labeling changes, and other obligations. The discovery of previously unknown safety issues or failure to comply with regulatory requirements could result in restrictions on marketing or withdrawal of a product from the market.

Other Regulatory Considerations - GeoVax is also subject to various federal, state, and local laws and regulations relating to occupational safety, laboratory practices, animal research, and the handling, storage, and disposal of hazardous materials used in research and manufacturing. Future legislative or administrative actions could increase the extent or scope of regulatory requirements applicable to our operations, although the impact of such changes cannot be predicted.

Recent Government Initiatives

US Regulators and Senior White House and Congressional Leaders have recently announced multiple objectives and initiatives that may impact GeoVax. These include:

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The reshoring and protection of the domestic biotech ecosystem – GeoVax represents the first potential domestic source for MVA (smallpox/mpox vaccine) production which is currently controlled by a single foreign entity.

-	Replenishing the U.S. stockpile with additional vaccines addressing critical diseases including mpox, smallpox and hemorrhagic fevers – GeoVax has multiple products in development.
-	Assisting African countries in their quest to prevent an array of debilitating illnesses including those caused by hemorrhagic fever viruses – GeoVax has multiple products in development.

FDA Tropical Disease Priority Review Voucher Program

Section 524 of the FD&C Act authorizes the FDA to award priority review vouchers (PRVs) to sponsors of approved tropical disease product applications that meet certain criteria. To qualify for a PRV, a sponsor’s application must be for a drug or biological product for the prevention or treatment of a “tropical disease,” must otherwise qualify for priority review, and must contain no active ingredient (including any salt or ester of an active ingredient) that has been approved in any other application under Section 505(b)(1) of the FD&C Act or Section 351 of the Public Health Services Act. Priority review means that the FDA aims to render a decision in 6 months.

The PRV may be sold. For example, a small company might win a voucher for developing a drug for a neglected disease and sell the voucher to a large company for use on a commercial disease. The price of the voucher depends on supply and demand. The voucher’s value derives from three factors: shifting sales earlier, longer effective patent life due to earlier entry, and competitive benefits from earlier entry relative to competitors. Top-selling treatments can yield billions in sales each year, so being approved months earlier can be worth hundreds of millions of dollars for the holder of the voucher. Since the first voucher sale in 2014, the price of the vouchers has ranged from $68 million to $350 million.

GeoVax believes that its vaccine programs in Ebola, Sudan, and Marburg may each be eligible for a PRV and we intend to apply for a PRV at the appropriate time. There can be no assurance, however, that we will qualify or be approved for a PRV.

Manufacturing

The successful development and commercialization of our product candidates depend on our ability to manufacture clinical and, ultimately, commercial quantities of product in compliance with applicable regulatory requirements and at an acceptable cost. To date, we have not commercialized any products, and we have not yet demonstrated the ability to manufacture our product candidates at commercial scale. If we are unable to manufacture products in sufficient quantities or in accordance with regulatory standards, whether internally or through third-party manufacturers, our clinical development, regulatory approvals, and potential commercialization efforts could be delayed, which could adversely affect our competitive position and prospects for profitability.

Consistent with industry practice, our manufacturing strategy relies primarily on established third-party contract manufacturing organizations (CMOs) rather than on the construction and operation of wholly owned manufacturing facilities. We currently engage qualified third-party manufacturers to produce clinical trial material in compliance with current Good Manufacturing Practices (cGMP) and applicable regulatory requirements of FDA and, where applicable, the EMA. We believe that our current manufacturing arrangements are sufficient to support our planned clinical development activities; however, manufacturing capacity constraints, contractor availability, cost increases, or the need to qualify alternative suppliers could result in delays or increased expenses.

The raw materials and other supplies used in the manufacture of our vaccines and in our research activities are generally available from multiple commercial suppliers. While we currently do not anticipate material shortages for foreseeable clinical development needs, disruptions in the supply chain, increased demand for specialized materials, or geopolitical factors could affect availability or cost.

Transition to Continuous Cell-Line manufacturing for MVA-Based products

Historically, MVA-based vaccines have been manufactured using primary chicken embryonic fibroblast (CEF) cultures derived from specific-pathogen-free (SPF) eggs. While suitable for limited production volumes and stockpile-oriented use cases, CEF-based manufacturing is labor-intensive, batch-dependent, and constrained in scalability, making it less suitable for sustained commercial production or rapid surge capacity.

To address these limitations, GeoVax has been advancing a transition toward a continuous, cell-line–based manufacturing process for MVA-based vaccines and immunotherapies. Continuous avian cell-line systems are designed to support growth in bioreactors, enabling higher yields, improved process control, and greater consistency relative to traditional primary-cell methods. These attributes are increasingly viewed as important for commercial-scale vaccine manufacturing and for supporting reliable supply in the context of recurring outbreaks or public health emergencies.

In September 2023, GeoVax entered into a commercial, multi-product license agreement for ProBioGen’s AGE1.DR.piX® (AGE1) suspension avian cell line, a validated continuous cell-line platform with demonstrated utility across multiple viral vaccine applications. The AGE1 system is designed to support scalable, serum-free, suspension-based manufacturing in standard bioreactor formats and has been shown to support efficient replication of MVA. GeoVax believes that adoption of this platform has the potential to improve manufacturing yields, reduce production costs, and increase flexibility across its MVA-based development programs, including GEO-MVA.

Implementation of a continuous cell-line manufacturing process represents a significant evolution in GeoVax’s manufacturing approach. If successfully developed and validated, this process could support more reliable scale-up, facilitate technology transfer across manufacturing sites, and reduce dependence on legacy production systems that are constrained by raw material availability and batch throughput. These attributes may be particularly relevant for supporting sustained civilian supply as well as preparedness and biosecurity-related requirements for orthopoxvirus vaccines.

Manufacturing Progress and Readiness

GeoVax has completed cGMP manufacture and fill-finish of clinical-grade GEO-MVA material to support planned late-stage clinical development activities. In parallel, the Company has continued to strengthen its technical development and CMC capabilities to support process development, scale-up, and regulatory readiness, including the advancement of continuous cell-line manufacturing strategies for its MVA platform.

While we believe that advances in continuous cell-line manufacturing offer the potential for improved scalability and supply resilience, the successful implementation of these processes will require additional development, validation, regulatory review, and capital investment. There can be no assurance that such manufacturing approaches will be successfully implemented on a commercial scale or that they will achieve the anticipated benefits in cost, yield, or supply reliability.

GeoVax is modernizing the Gedeptin manufacturing platform by switching to the CAP Ad™ suspension cell line for manufacturing, a cell line tailored for adenoviral vector production that minimizes replication-competent adenovirus (RCA). The timelines remain aggressive for going through the development phases to GMP manufacture of product, to make it available for the clinic.

Competition

Our product candidates face, and will continue to face, intense competition from large pharmaceutical companies, specialty pharmaceutical and biotechnology companies as well as academic and research institutions. We compete in an industry that is characterized by rapid technological change, evolving industry standards, emerging competition, and new product introductions. Competitors have existing products and technologies that will compete with our pipeline candidates and technologies and may develop and commercialize additional products and technologies that will compete with our pipeline candidates and technologies. Because competing companies and institutions may have greater financial resources than we do, they may be able to provide broader services and product lines; and make greater investments in research and development. Competitors may also have greater development capabilities than we do and have substantially greater experience in undertaking non-clinical and clinical testing of products, obtaining regulatory approvals and manufacturing and marketing pharmaceutical products. They may also have greater name recognition and better access to customers.

We face general market competition from several subsectors of the vaccine development field, including large, multinational pharmaceutical companies including Sanofi, GSK, Merck, Mitsubishi Tanabe, Takeda, and Pfizer; mid-size pharmaceutical companies and emerging biotechnology companies including Dynavax, Novavax, Moderna, BioNTech and Bavarian Nordic; and academic and not-for-profit vaccine researchers and developers including the NIH. The industry is typified by extensive collaboration, licensing, and merger and acquisition activity despite the intense competition.

More than forty COVID-19 vaccines are currently authorized for use in one or more countries around the world, including three in the U.S. (from Pfizer/BioNTech, Moderna, and Novavax). All these vaccines are based on the S protein of the SARS-CoV-2 virus but rely on different mechanisms for presentation or expression of the S antigen, including whole, inactivated virus, defective adenovirus vectors (three different types) or mRNA. Published reports indicated that there are approximately 141 COVID vaccines in various stages of development.

A number of companies are developing various types of therapeutic vaccines or other immunotherapy approaches to treat cancer including Advaxis, Immune Design, Oncothyreon, Bavarian Nordic, Roche Pharmaceuticals, Merck, Bristol Myers Squibb, and AstraZeneca.

There are currently no FDA licensed and commercialized hemorrhagic fever virus vaccines (other than for Ebola Zaire) available anywhere in the world. We are aware of several development-stage and established enterprises, including major pharmaceutical and biotechnology firms, which are actively engaged in vaccine research and development in these areas. For hemorrhagic fever viruses these include NewLink Genetics and Merck, Johnson & Johnson, Novavax, Inovio and GlaxoSmithKline. In December 2019, the FDA approved the first vaccine (ERVEBO®) for prevention of Ebola Zaire, developed by Merck.

Our Intellectual Property

Our commercial success depends in part on our ability, and our licensors’ ability, to obtain and maintain proprietary protection for our clinical product candidates, including our MVA and MVA-VLP-based vaccines, our in-licensed sMVA COVID-19 vaccine candidate, and our in-licensed Gedeptin gene-directed enzyme prodrug therapy, and on methods of treatment using the same.

We, and in collaboration with our licensors for our in-licensed assets, seek patent protection on each of our products and developmental candidates and, where applicable, on combinations with other therapeutic and/or antigenic agents and dosing schedules. Our success also depends on our ability to operate without infringing on the proprietary rights of others and to prevent others from infringing our proprietary rights. Our policy is to seek to protect our proprietary position by, among other methods, filing U.S. patent applications and, where appropriate, foreign patent applications covering our proprietary technology, inventions, and improvements that are important to the development and implementation of our business. We collaborate with our licensors to ensure the filing of U.S. patent applications and, where appropriate, foreign patent applications covering our in-licensed technology, inventions, and improvements that are important to the development and implementation of our business. We also rely on trade secrets, know-how, continuing technological innovation and potential in-licensing opportunities to develop and maintain our proprietary position. Additionally, we expect to benefit, where appropriate, from statutory frameworks in the U.S., Europe, and other countries that provide a period of clinical data exclusivity to compensate for the time required for regulatory approval of our clinical product candidates.

We continually assess and refine our intellectual property strategies as we develop new technologies and product candidates. We plan to file additional patent applications based on our intellectual property strategies where appropriate, including where we seek to improve our basic technology, adapt to competition, or to improve business opportunities. Further, we plan to file patent applications, as we consider appropriate under the circumstances, to protect new technologies that we develop.

Currently, our owned, co-owned, and in-licensed patent estate, on a worldwide basis, includes 22 granted or allowed U.S. patent applications, 16 pending U.S. patent applications, 30 granted foreign patents, 70 pending foreign patent applications, 1 Patent Cooperation Treaty (PCT) application, and 1 U.S. provisional application spread over 23 patent families. The term of individual patents depends upon the laws of the countries in which they are obtained. In the countries in which we currently file, the patent term is 20 years from the earliest date of filing of a non-provisional patent application which serves as the priority application. In addition, we plan to seek patent term adjustments, restorations, and/or patent term extensions where applicable in the U.S. and other jurisdictions. For example, depending upon the timing, duration, and specifics of FDA approval of our vaccine products, some of our U.S. patents may be eligible for a patent term extension under the Drug Price Competition and Patent Term Restoration Act of 1984, commonly referred to as the “Hatch-Waxman Amendments,” and codified as 35 U.S.C. § 156. 35 U.S.C. § 156 permits restoration of the patent term of up to five years as compensation for patent term lost during product development and FDA regulatory review process. Patent term restoration, however, cannot extend the remaining term of a patent beyond a total of 14 years from the product’s approval date. The patent term restoration period is generally one half the time between the effective date of an IND application and the submission date of a BLA, plus the time between the submission date of a BLA and the approval of that application, except that the review period is reduced by any time during which the applicant failed to exercise due diligence. Only one patent applicable to an approved vaccine product is eligible for such an extension and the application for the extension must be submitted prior to the expiration of the patent. The U.S. Patent and Trademark Office (USPTO), in consultation with the FDA, reviews and approves the application for any patent term extension or restoration. A similar kind of patent extension, referred to as a Supplementary Protection Certificate, is available in Europe. Legal frameworks are also available in certain other jurisdictions to extend the term of a patent. We currently intend to seek patent term extensions on any of our, or our exclusively licensed, issued patents in any jurisdiction where we have a qualifying patent and the extension is available; however, there is no guarantee that the applicable regulatory authorities, including the FDA in the U.S., will agree with our assessment of whether such extensions should be granted, and even if granted, the length of such extensions. Further, even if our patent is extended, the patent, including the extended portion of the patent, may be held invalid or unenforceable by a court of final jurisdiction in the U.S. or a foreign country.

We wholly own one granted U.S. patent (U.S. 11,701,418) directed to preventive vaccines against Ebola virus, and two granted U.S. patents (U.S. 11,896,657 and U.S. 12,370,249) directed to Marburg virus and uses thereof. These patents, where issued, valid, and enforceable, will expire in 2036, exclusive of any patent term extensions.

We wholly own one granted U.S. patent (US 11,638,750) directed to preventive vaccines against Zika virus and uses thereof. This patent where issued, valid, and enforceable, will expire in 2037, exclusive of any patent term adjustments.

We wholly own three granted U.S. patents (U.S. 11,311,612, U.S. 11,857,611, and U.S. 12,329,808), and an allowed U.S. patent application directed to preventive vaccines against malaria and use thereof. These applications, where issued, valid, and enforceable, will expire in 2038, exclusive of any patent term adjustments or extensions.

We wholly own three granted U.S. patents (U.S. 11,278,607, U.S. 11,413,341, and U.S. 12,247,214), and granted foreign applications in Australia, Europe (validated in Germany, Spain, France, Great Britain, Italy, Poland, Turkey, and Switzerland), China, Japan, and India directed to our immuno-oncology vaccine compositions and methods of use thereof. Applications are pending in Canada, China, and Hong Kong. The patent applications of these families, where issued, valid, and enforceable, will expire between 2037-2040, exclusive of any patent term adjustments or extensions.

We wholly own one pending patent family directed to various MVA-based vaccines for the treatment of SARS CoV-2. An application has been allowed in the U.S. Applications are pending in Argentina, Australia, Brazil, Canada, China, Hong Kong, the European Patent Office, Israel, Japan, South Korea, Mexico, South Africa, and Taiwan. The patent applications in this family, if issued, valid, and enforceable, will expire in 2041, exclusive of any patent term adjustments or extensions. We have non-exclusively in-licensed from the NIH two patent families directed to certain aspects of our MVA-viral backbone used in our SARS-CoV-2 vaccine, which will expire between 2027 and 2032. We have non-exclusively in-licensed from the NIH two patent families relating to coronavirus spike protein compositions relevant to our MVA SARS-CoV-2 vaccine candidates. The patent applications for these families, where issued, valid, and enforceable, will expire between 2037 and 2041, exclusive of any patent term adjustments or extensions.

We also wholly own one pending PCT application directed to next generation MVA-based SARS-CoV-2 vaccines. This patent family if issued, valid, and enforceable, will expire in 2046, exclusive of any patent term adjustments or extensions.

We co-own with Leidos, Inc. one patent family directed to viral constructs for use in enhancing T-cell priming during vaccination. Applications have been filed in the U.S., Australia, Brazil, Canada, China, Europe, Hong Kong, Israel, India, Japan, Korea, Mexico, and Taiwan. The patent applications in this patent family, if issued, valid, and enforceable, will expire in 2042, exclusive of any patent term adjustments or extensions.

The MVA we have been using in several of our vaccines was provided to us by the laboratory of Dr. Bernard Moss of the NIAID, Laboratory of Viral Diseases (LVD). We have a non-exclusive commercial license to the NIH MVA for our SARS CoV-2 vaccine with the NIAID of the NIH on behalf of the U.S., which includes the use of certain patents and patent applications arising from the Moss laboratory and the provided materials. This non-exclusive commercial license was further amended in December 2023 to expand the Field of Use to include the use of our SARS-CoV-2 vaccine against smallpox and/or mpox and in February 2026 to expand the Field of Use to provide for a broader range of licensed MVA-SAR-CoV-2 constructs. We also have a non-exclusive research and development license to use the MVA backbone for our other vaccine candidates. If we later decide to commercialize vaccine candidates that are under the research and development license, we will need to negotiate appropriate commercialization licenses. These in-licensed NIH patents and patent applications, if and where issued, valid, and enforceable, will expire between 2027 and 2032.

In November 2022, the Company entered into a Clinical Materials Transfer Agreement (MVA Vaccine Agreement) under which the Company has the right to develop and commercialize the unmodified (parental) MVA 1974/NTH Clone l strain as a vaccine against Mpox and smallpox.

We have exclusively in-licensed five patent families from COH in the field of vaccine products targeted for prevention, reduction, amelioration or treatment of coronaviruses, including SARS-CoV-2, pursuant to an Exclusive License Agreement entered into on November 9, 2021, and as further amended on April 11, 2023. The in-licensed patent families are directed to sMVA vectors, including sMVA vaccines encoding one or more SARS-CoV-2 antigens, and their methods of production and use including for the prevention of a coronavirus and monkeypox infection, and encompass COH04S1, a multi-antigenic pan-SARS vaccine currently undergoing Phase 2 human clinical trials. These in-licensed COH patent families, if issued, valid, and enforceable, will expire between 2041 and 2043, exclusive of any patent term adjustments or extensions.

We have also exclusively in-licensed two additional patent families from COH in the field of vaccine products targeted for prevention, reduction, amelioration, or treatment of SARS-CoV-2 variants. The in-licensed patent families are directed to sMVA vectors, including sMVA vaccines encoding one or more SARS-CoV-2 variant antigens, and their methods of production and use. Applications have been filed in the U.S. These in-licensed COH patent families, if issued, valid, and enforceable, will expire in 2042, exclusive of any patent term adjustments or extensions.

We have exclusively in-licensed two patent families from the University of Alabama at Birmingham (UAB) and the Southern Research Institute (SRI) pursuant to an Assignment and License Agreement with PNP entered into on September 28, 2021. One patent family is directed to the use of tail-mutant purine nucleoside phosphorylase enzymes and fludarabine for the treatment of cancer, and covers aspects of the use of our Gedeptin clinical product candidate. This in-licensed patent family, where issued, valid, and enforceable, will expire in 2029, exclusive of any patent term adjustments or extensions. The other family is directed to the use of tail-mutant purine nucleoside phosphorylase enzymes and fludarabine in further combination with radiation. This in-licensed patent family, where issued, valid, and enforceable, will expire between 2032 and 2034, exclusive of any patent term adjustments or extensions.

We have exclusively in-licensed one patent family from Emory University pursuant to a License Agreement entered into in February 2026. Applications in this patent family are pending in the U.S. and at the European Patent Office and encompass the use of tail-mutant purine nucleoside phosphorylase enzymes and fludarabine in further combination with an ICI for the treatment of cancer. This in-licensed patent family, where issued, valid, and enforceable, will expire in 2041, exclusive of any patent term adjustments or extensions.

We cannot be certain that any of the current pending patent applications we have or have licensed, or any new patent applications we may file or license, will ever be issued in the U.S. or any other country. Even if issued, there can be no assurance that those patents will be sufficiently broad to prevent others from using our products or processes. Furthermore, our patents, as well as those we have licensed or may license in the future, may be held invalid or unenforceable by a court, or third parties could obtain patents that we would need to either license or to design around, which we may be unable to do. Current and future competitors may have licensed or filed patent applications or received patents and may acquire additional patents or proprietary rights relating to products or processes competitive to ours. In addition, any claims relating to the infringement of third-party proprietary rights, or earlier date of invention, even if not meritorious, could result in costly litigation, lengthy governmental proceedings, divert management’s attention and resources and require us to enter royalty or license agreements which are not advantageous to us, if available at all.

We also expect to benefit, where appropriate, from statutory frameworks in the U.S., Europe, and other countries that provide a period of regulatory exclusivity to compensate for the time and cost required in securing regulatory approval of our clinical products. For example, in 2010, the U.S. enacted the Biologics Price Competition and Innovation Act (BPCIA). Under the BPCIA, innovator manufacturers of biological products may be granted 12 years of exclusive use before biosimilar versions of such products can be licensed for marketing in the U.S. This means that the FDA may not approve an application for a biosimilar version of our products until 12 years after the date the product is approved for sale (with a potential six-month extension of exclusivity if certain pediatric studies are conducted and the results accepted by the FDA), although a biosimilar application may be submitted four years after the date we receive approval from the FDA to sell our product. Additionally, the BPCIA establishes procedures by which potentially relevant patents may be shared and litigation over patents may proceed in advance of approval. The BPCIA also provides incentives to biosimilar applicants by providing a period of exclusivity to the first biosimilar of a product approved by the FDA. The 12-year data exclusivity provision of the BPCIA does not prevent a competitor from seeking marketing approval of one of our products, or a product similar thereto, by submitting its own original BLA.

We intend to benefit, where applicable, from additional market exclusivity provisions in various jurisdictions that reward the treatments of rare diseases. For example, in the U.S. under the Orphan Drug Act of 1983, the FDA may grant orphan designation to a vaccine product intended to prevent or treat a rare disease or condition, which is generally a disease or condition that affects fewer than 200,000 individuals in the U.S., or more than 200,000 individuals in the U.S. and for which there is no reasonable expectation that the cost of developing and making the product available in the U.S. for this type of disease or condition will be recovered from sales of the product. Orphan designation must be requested before submitting a BLA. After the FDA grants orphan designation, the identity of the therapeutic agent and its potential orphan use are disclosed publicly by the FDA. If a product that has orphan designation subsequently receives the first FDA approval for the disease or condition for which it has such designation, the product is entitled to orphan drug exclusivity, which means that the FDA may not approve any other applications to market the same drug for the same indication for seven years from the date of such approval, except in limited circumstances, such as a showing of clinical superiority to the product with orphan exclusivity by means of greater effectiveness, greater safety, or providing a major contribution to patient care, or in instances of drug supply issues. Competitors, however, may receive approval of either a different product for the same indication or the same product for a different indication; in the latter case, because health care professionals are free to prescribe products for off-label uses, the competitor’s product could be used for the orphan indication despite our orphan exclusivity.

We are not a party to any litigation, opposition, interference, or other potentially adverse proceeding with regard to our patent positions. However, if we become involved in litigation, interference proceedings, oppositions or other intellectual property proceedings, for example as a result of an alleged infringement or a third-party alleging an earlier date of invention, we may have to spend significant amounts of money and time and, in the event of an adverse ruling, we could be subject to liability for damages, invalidation of our intellectual property and injunctive relief that could prevent us from using technologies or developing products, any of which could have a significant adverse effect on our business, financial conditions or results of operations. In addition, any claims relating to the infringement of third-party proprietary rights, or earlier date of invention, even if not meritorious, could result in costly litigation, lengthy governmental proceedings, divert management’s attention and resources and require us to enter royalty or license agreements which are not advantageous if available at all.

In addition to patents, we rely upon unpatented, proprietary trade secrets and know-how and continuing technological innovation to develop and maintain our competitive position. We seek to protect our proprietary information, in part, using confidentiality agreements with our commercial partners, collaborators, employees, and consultants, and invention assignment agreements with our employees. These agreements are designed to protect our proprietary information and, in the case of the invention assignment agreements, to grant us ownership of technologies that are developed through a relationship with a third party. These agreements may be breached, and we may not have adequate remedies for any breach. In addition, our trade secrets may otherwise become known or be independently discovered by competitors. To the extent that our commercial partners, collaborators, employees, and consultants use intellectual property owned by others in their work for us, disputes may arise as to the rights in related or resulting know-how and inventions.

Primary License Agreements

City of Hope License – On November 9, 2021, we entered into an Exclusive License Agreement (COH License) with COH, a California nonprofit public benefit corporation, under which the Company obtained exclusive worldwide rights to further develop and commercialize COH04S1, a multi-antigenic SARS-CoV-2 vaccine currently undergoing Phase 2 human clinical trials. The COH License grants GeoVax exclusive rights to key patents, know-how, regulatory filings and clinical materials for use against COVID-19. The terms of the COH License include milestone payments due upon the achievement of selected development, regulatory and sales events. The Company will also pay COH an annual royalty on net sales of products covered by the patents licensed from COH on a country-by-country and licensed product-by-licensed product basis, subject to specified reductions.

Gedeptin License – On September 28, 2021, we entered into an Assignment and License Agreement (Gedeptin License) with PNP, under which the Company obtained exclusive worldwide rights to key intellectual property, including Gedeptin patents, know-how, regulatory filings, clinical materials, and trademarks. The Gedeptin patent portfolio was originally licensed from UAB and SRI by PNP. Under the terms of the Gedeptin License, the Company is the successor to PNP under the Exclusive License Agreement between UAB, SRI, and PNP, and has acquired the exclusive rights to develop and commercialize Gedeptin, a novel patented product for the treatment of solid tumors.

The terms of the Gedeptin License include milestone payments due upon the achievement of selected development and regulatory events. The Company will also pay tiered percentage annual royalties in the low-to-mid teens on Net Sales (as defined in the Gedeptin License) of products covered under the Gedeptin License on a country-by-country and product-by-product basis, subject to specified reductions. The Gedeptin License will remain in effect during the original term, which concludes upon FDA approval of a generic or biosimilar product, and then will automatically renew for additional five-year terms, subject to customary termination rights.

NIH Licenses – On December 16, 2022, the Company entered into a Clinical Materials Transfer Agreement (MVA Vaccine Agreement) under which the Company has the right to develop and commercialize the unmodified (parental) MVA 1974/NIH Clone l strain as a vaccine against mpox and smallpox.

On November 25, 2020, the Company entered into a Patent and Biological Materials License Agreement for Internal Research Use (Research License) with HHS, as represented by NIAID, in support of the Company’s non-clinical development of vaccines against numerous pathogens. The Research License allows GeoVax to use these materials and patent rights owned by agencies of the HHS in combination with the Company’s proprietary technology for the creation of preventive and/or therapeutic MVA-VLP vaccines against Ebola-Zaire virus, Ebola-Sudan virus, Lassa virus, Marburg virus, Zika virus and malaria. The agreement also extends to the Company’s research and development efforts in certain oncology areas. The agreement provides GeoVax with nonexclusive rights for the nonclinical development and manufacturing of its vaccine and immunotherapy candidates using HHS patents and materials.

On October 22, 2020, the Company entered into a Patent and Biological Materials License Agreement (COVID License) with HHS, as represented by NIAID, in support of the Company’s development of a vaccine against SARS-CoV-2, the virus that causes COVID-19. The COVID License allows GeoVax to use these materials and patent rights owned by agencies of the HHS, in combination with the Company’s proprietary technology, for the creation of a preventive MVA-VLP vaccine that primes and/or boosts the immune system against COVID-19. The COVID License provides GeoVax with nonexclusive rights to develop, manufacture and commercialize its COVID-19 vaccine and includes access to NIAID’s patent rights in the stabilized S protein, which is the protein that SARS-CoV-2 uses to gain entry into human tissue. In December 2023, the COVID License was amended to expand GeoVax’s commercial license to include mpox and smallpox as additional indications. In February 2026, the COVID License was further amended to expand GeoVax’s commercial license to include all MVA vaccine constructs against SARS-CoV-2.

Research and Development

Our expenditures for research and development activities were $18.1 million and $23.7 million during the years ended December 31, 2025 and 2024, respectively. As our vaccines continue to go through the process of obtaining regulatory approval, we expect our research and development costs to increase. We have not yet formulated any plans for marketing and sales of any vaccine candidate we may successfully develop. Compliance with environmental protection laws and regulations has not had a material effect on our capital expenditures, earnings or competitive position to date.

Scientific Advisors

We seek guidance from our Scientific Advisory Board (SAB) on scientific, clinical, translational, and development matters related to our vaccine and immunotherapy programs. Members of the SAB are selected based on their scientific expertise, clinical experience, and leadership in fields relevant to the Company’s development priorities. The SAB provides non-binding advice and does not have decision-making authority with respect to the Company’s operations, development programs, or strategic decisions.

Infectious Disease and Vaccine Scientific Advisory Board - In December 2025, GeoVax announced the formation of an expanded SAB focused on infectious diseases and vaccine development, particularly in support of the Company’s MVA platform and its lead GEO-MVA mpox/smallpox vaccine program. This SAB brings together internationally recognized experts in vaccine immunology, T-cell biology, viral pathogenesis, and clinical research in vulnerable and immunocompromised populations. The collective expertise of this SAB spans antigen design, viral vector immunology, immune durability, clinical trial strategy, and vaccine performance in high-risk populations. The Company believes this expertise is directly relevant to the development and potential global deployment of GEO-MVA and other MVA-based vaccine candidates. Current members of the Infectious Disease and Vaccine SAB include:

Name	Position/Institutional Affiliation
Teresa Lambe, PhD, OBE, FMedSCi	Calleva Head of Vaccine Immunology, Oxford Vaccine Group / Jenner Institute, University of Oxford
Alessandro Sette, Dr. Biol. Sci.	Center for Infectious Disease and Vaccine Research, La Jolla Institute for Immunology
Lance Turtle, PhD, MBBS, FRCP, DTMH	Chair in Immunity and Infectious Diseases, University of Liverpool and Royal Liverpool Hospital
Thushan I. de Silva, MBBS, PhD, MRCP	Professor of Infectious Diseases and Immunology, University of Sheffield
Joshua A. Hill, MD, FIDSA	Associate Professor, University of Washington School of Medicine and Fred Hutchinson Cancer Center

Oncology Scientific Advisory Board - In February 2026, GeoVax announced the expansion of its Oncology Scientific Advisory Board to support the advancement of Gedeptin®, the Company’s gene-directed enzyme prodrug therapy (GDEPT), across solid tumor indications, including planned combination strategies with ICIs. The expanded Oncology SAB is intended to provide scientific, translational, and clinical guidance related to oncology drug development, immuno-oncology combination strategies, early- and mid-stage clinical trial design, biomarker strategy, and regulatory-aligned development pathways as Gedeptin advances in combination and neoadjuvant clinical settings. These advisors bring experience spanning translational medicine, immuno-oncology drug development, checkpoint inhibitor combination strategies, and early-phase to neoadjuvant clinical trial execution. The Company believes this expertise is relevant to the continued evaluation of Gedeptin as a localized, immune-sensitizing therapy intended to complement systemic immuno-oncology approaches. Current members of the Oncology SAB include:

Name	Position/Institutional Affiliation
Chas Bountra, PhD, OBE	Professor of Translational Medicine, University of Oxford; former Pro-Vice-Chancellor for Innovation, University of Oxford; former Vice President and Head of Biology, GlaxoSmithKline
Marc S. Ernstoff, MD	Director, Experimental Cell Therapy, Dartmouth Health; former Chief, Immuno-Oncology Branch, National Cancer Institute
Anthony J. Olszanski, MD, RPh	Professor of Medicine and Vice Chair for Clinical Research, Fox Chase Cancer Center

GeoVax may further evolve the composition and scope of its SABs over time as its development priorities advance. There can be no assurance regarding the timing, scope, or impact of advisory input on the outcome of any development program.

Human Capital Resources

We currently have nineteen full-time employees. None of our employees are covered by collective bargaining agreements and we believe that our employee relations are good. We also engage consultants and independent contractors to fulfill key roles and/or provide expert services on both an ongoing and short-term basis.

We believe that our future success largely depends upon our continued ability to attract and retain highly skilled employees. We provide our employees with competitive compensation, opportunity for equity ownership, and a robust employment package that promotes wellness across all aspects of their lives, including healthcare, retirement planning, and paid time off.

Corporate Background

Our primary business is conducted by our wholly owned subsidiary, GeoVax, Inc., which was incorporated under the laws of Georgia in June 2001. Our address is 1955 Lake Park Drive, Suite 300, Smyrna, Georgia 30080, and our telephone number at that address is 678-384-7220. The predecessor of our parent company, GeoVax Labs, Inc. (the reporting entity) was originally incorporated in June 1988 under the laws of Illinois as Dauphin Technology, Inc. (Dauphin). In September 2006, Dauphin completed a merger with GeoVax, Inc. As a result of the merger, GeoVax, Inc. became a wholly owned subsidiary of Dauphin, and Dauphin changed its name to GeoVax Labs, Inc. In June 2008, the Company was reincorporated under the laws of Delaware. We currently do not conduct any business other than GeoVax, Inc.’s business of developing new products for the treatment or prevention of human diseases. Our principal offices are in Smyrna, Georgia (metropolitan Atlanta).

Available Information

Our website address is www.geovax.com. We make our filings with the U.S. Securities and Exchange Commission (SEC), such as proxy statements, Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and amendments to those reports available on this website under “Investors – SEC Reports,” free of charge, as soon as reasonably practicable after we electronically file or furnish such materials to the SEC. We also make available our Code of Business Conduct on this website under the heading “Investors – Corporate Governance”. Information contained on our website is not incorporated into this prospectus.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis of our financial condition and results of operations should be read together with our consolidated financial statements and the related notes included in this prospectus. This discussion contains forward-looking statements that involve risks and uncertainties because they are based on current expectations and relate to future events and our future financial performance. Our actual results may differ materially from those anticipated in these forward-looking statements because of many important factors, including those set forth under “Risk Factors” and elsewhere in this prospectus.

Overview and Recent Developments

GeoVax is a clinical-stage biotechnology company developing human vaccines and immunotherapies against infectious diseases and cancers using novel proprietary platforms.

GeoVax’s primary near-term strategic development priority is GEO-MVA, an MVA-based vaccine candidate for mpox and smallpox. GEO-MVA is being advanced on an expedited regulatory pathway in Europe and. is intended to address a documented global supply constraint for orthopoxvirus vaccines. The Company believes GEO-MVA is well-positioned to support both civilian public health needs and broader preparedness and biodefense objectives. The advancement of GEO-MVA represents the Company’s most near-term opportunity to achieve regulatory approval and potential commercialization. The program is advancing under an expedited regulatory pathway, with plans to initiate a pivotal Phase 3 clinical trial in the second half of 2026, to address critical global needs for expanded orthopoxvirus vaccine supply and biodefense preparedness.

The Company’s lead clinical program in oncology is Gedeptin®, a novel oncolytic solid tumor gene-directed therapy, which recently completed a multicenter Phase 1/2 clinical trial for advanced head and neck cancers. A Phase 2 clinical trial evaluating Gedeptin in combination with an ICI as first-line treatment of patients with squamous cell head and neck cancer eligible for curative surgery, is planned for the first half of 2027.

The Company is also developing GEO-CM04S1, a next-generation COVID-19 vaccine which is currently being evaluated in two Phase 2 clinical trials: (i) as a primary vaccine for immunocompromised patients, including those with hematologic malignancies and other patient populations for whom the currently authorized COVID-19 vaccines are inadequate and (ii) as a booster vaccine in patients with CLL, where an interim DSMB review demonstrated superior immune responses versus an mRNA vaccine. An additional clinical trial evaluating GEO-CM04S1 as more robust booster vaccine in healthy adults who previously received an mRNA vaccine has completed enrollment, with data readouts anticipated in the first half of 2026.

Our corporate strategy is to advance, protect, and strategically leverage our proprietary vaccine and immunotherapy platforms to develop differentiated preventive and therapeutic solutions for infectious diseases and solid tumors. We aim to efficiently progress our product candidates through clinical development and pursue regulatory approval and commercialization through internal development and selective external licensing and partnership arrangements. We also work collaboratively with academic, governmental, and industry partners to validate our technologies, support development efforts and enhance the strategic value of our pipeline.

Our programs are in various stages of development. Key updates for our lead programs are outlined below:

●	GEO-MVA – mpox/smallpox Vaccine Candidate:
o

GEO-MVA is a MVA vaccine candidate intended for protection against mpox and smallpox. MVA is the strain recommended by both the World Health Organization (WHO) and CDC for these indications and is currently used in the U.S. Strategic National Stockpile.

o

Following scientific advice from the EMA, in May 2025, we intend to proceed directly to a Phase 3 trial, bypassing traditional Phase 1 and 2 studies, subject to final protocol and regulatory alignment. The Phase 3 study is expected to initiate in 2026.

o	A cGMP clinical drug substance batch of GEO-MVA has been successfully produced to support clinical development.
●	Gedeptin® -- Gene-Directed Enzyme Prodrug Therapy (GDEPT):
o

Gedeptin has successfully completed a Phase 1/2 clinical trial (NCT03754933) in patients with advanced HNSCC. This trial was funded in part by the FDA pursuant to its Orphan Products Clinical Trials Grants Program.

o

Planning activities are underway for a Phase 2 trial to evaluate the addition of intra-tumoral Gedeptin and intravenous fludarabine to recently approved neoadjuvant pembrolizumab as first-line treatment of patients with head and neck squamous cell carcinoma eligible for curative surgery. Trial initiation is targeted for initiation in 2027.

●	GEO-CM04S1 – COVID-19 Vaccine Candidate:
o	GEO-CM04S1 is undergoing multiple Phase 2 clinical studies:
■

One trial (ClinicalTrials.gov Identifier: NCT04977024) is evaluating its use in immunocompromised patients with hematologic malignancies (e.g., following stem cell transplant or CAR-T therapy). Published data from this study’s safety lead-in showed GEO-CM04S1 induced both neutralizing antibody and T cell responses in this high-risk population.

■

A second trial (NCT04639466) is assessing GEO-CM04S1 as a heterologous booster following primary mRNA vaccination. Interim results have shown statistically significant increases in neutralizing antibodies across multiple SARS-CoV-2 variants, including Omicron XBB 1.5.

■

A third, investigator-initiated trial (NCT05672355) is evaluating GEO-CM04S1 versus an mRNA-based vaccine in patients with chronic lymphocytic leukemia (CLL). The mRNA vaccine arm was discontinued following an interim safety and efficacy review; the GEO-CM04S1 arm continues.

o

In June 2024, GeoVax received a development award through the Rapid Response Partnership Vehicle (RRPV), funded by the Biomedical Advanced Research and Development Authority (BARDA), to support advancement of GEO-CM04S1 into a Phase 2b study. The award was formalized through an agreement with Advanced Technology International (ATI), the RRPV’s consortium management firm (the “ATI-RRPV Contract”). On April 11, 2025, we received formal notice from ATI that BARDA elected to terminate the ATI-RRPV Contract for convenience, consistent with its terms.

●	Manufacturing Platform – Continuous Avian Cell Line:
o

GeoVax is developing a continuous avian cell line manufacturing platform for production of its MVA-based vaccines. This platform will enable scalable, high-yield production of vaccine candidates under current cGMP conditions. Thus far, initial process development steps in support of cGMP production of GEO-MVA in the continuous avian cell line have been achieved Unlike traditional egg-based production methods, continuous cell line manufacturing offers greater efficiency, reproducibility and flexibility, supporting rapid response capabilities for emerging infectious diseases and biothreats. This approach is aligned with U.S. and international priorities for modernizing vaccine manufacturing and ensuring supply chain resilience.

Financial Overview

Revenue

Our revenues to date have been related to government grants and contracts and other collaborative arrangements in support of our product development activities. We have not generated any revenue to date from the sale of the products we are developing. Our product candidates will require significant additional research and development efforts, including extensive preclinical and clinical testing. All product candidates that we advance to clinical testing will require regulatory approval prior to commercial use and will require significant costs for commercialization.

Research and development expenses

Since our inception, we have focused and we continue to focus significant resources on our research and development activities, including developing our vector platform and analytical testing methods, conducting preclinical studies, developing manufacturing processes, and conducting clinical trials. Research and development costs are expensed as incurred and consist primarily of the following:

•	personnel costs in our research and development functions, including salaries, benefits and stock-based compensation;
•	expenses incurred under agreements with CROs, for the conduct of clinical trials;
•	expenses incurred under agreements with contract manufacturing organizations (CMOs) that manufacture product used in clinical trials;
•	expenses incurred in procuring materials and for analytical and release testing services required to produce vaccine candidates used in clinical trials;
•	process development expenses to improve the efficiency and yield of the bulk vaccine;
•	laboratory supplies, vendor expenses and other third-party contract expenses related to preclinical research activities;
•	technology license fees;
•	consultant expenses for services supporting our clinical, regulatory and manufacturing activities; and
•	facilities, depreciation and other general overhead expenses.

We expect our research and development expenditures to increase as we advance our existing and future product candidates into and through clinical trials and pursue regulatory approval, especially with regard to the ongoing and planned GEO-CM04S1, Gedeptin and GEO-MVA clinical programs. We do not provide forward-looking estimates of costs and time to complete our research programs due to the many uncertainties associated with biotechnology research and development. Due to these uncertainties, our future expenditures are likely to be highly volatile in future periods depending on the outcomes of the trials and studies. As we obtain data from preclinical studies and clinical trials, we may elect to discontinue or delay certain development programs to focus our resources on more promising product candidates. Completion of preclinical studies and human clinical trials may take several years or more, but the length of time can vary substantially depending upon several factors. The duration and the cost of future clinical trials may vary significantly over the life of the project because of differences arising during development of the human clinical trial protocols, including the length of time required to enroll suitable patient subjects, the number of patients that ultimately participate in the clinical trial, the duration of patient follow-up, and the number of clinical sites included in the clinical trials.

General and administrative expenses

Our general and administrative expenses consist primarily of personnel costs in our executive, finance, business development and other administrative functions, including stock-based compensation. Other general and administrative expenses include consulting fees, professional service fees for accounting and legal services, lease expenses related to our offices, insurance premiums, intellectual property costs incurred in connection with filing and prosecuting patent applications, depreciation and other costs. We expect our general and administrative expenses will increase in the future as we support expanded research and development activities, prepare for potential commercialization of our current and future product candidates, maintain compliance with requirements of Nasdaq and the SEC, and other general corporate activities.

Critical Accounting Policies and Estimates

This discussion and analysis of our financial condition and results of operations is based on our consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States. The preparation of these financial statements requires management to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses and related disclosure of contingent assets and liabilities. On an ongoing basis, management evaluates its estimates and adjusts them as necessary. We base our estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ materially from these estimates under different assumptions or conditions.

Our significant accounting policies are summarized in Note 2 to our consolidated financial statements for the year ended December 31, 2025, which are included in this prospectus. We believe the following critical accounting policies affect our more significant judgments and estimates used in the preparation of our consolidated financial statements:

Revenue Recognition

We recognize revenue in accordance with FASB Accounting Standards Update 2014-09, Revenue from Contracts with Customers (ASU 2014-09), which created a new Topic, Accounting Standards Codification Topic 606. The standard is principle-based and provides a five-step model to determine when and how revenue is recognized. The core principle is that an entity should recognize revenue when it transfers promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services.

We have received payments from government entities under non-refundable grants in support of our vaccine development programs. We record revenue associated with these grants when the reimbursable costs are incurred and we have complied with all conditions necessary to receive the grant funds. From time to time, we may enter into collaborative research and development agreements for specific vaccine development approaches and/or disease indications whereby we receive third-party funding for preclinical research under certain of these arrangements. Each agreement is evaluated in accordance with the process defined by ASU 2014-09 and revenue is recognized accordingly.

Stock-Based Compensation

We account for stock-based transactions in which the Company receives services from employees, directors or others in exchange for equity instruments based on the fair value of the award at the grant date. Stock-based compensation cost for awards of common stock is estimated based on the price of the underlying common stock on the date of issuance. Stock-based compensation cost for stock options or warrants is estimated at the grant date based on each instrument’s fair value as calculated by using the Black-Scholes option pricing model. We recognize stock-based compensation cost as expense ratably on a straight-line basis over the requisite service period for the award. See Note 6 to our consolidated financial statements for the year ended December 31, 2025 for additional stock-based compensation information.

Research and Development Expense

Research and development costs are charged to expense as incurred and consist of costs incurred in the discovery, development, testing and manufacturing of our product candidates. These expenses consist primarily of (i) salaries, benefits, and stock-based compensation for personnel, (ii) laboratory supplies and facility-related expenses to conduct development, (iii) fees paid to third-party service providers to perform, monitor and accumulate data related to our preclinical studies and clinical trials, (iv) costs related to sponsored research agreements, (v) costs to procure and manufacture materials used in clinical trials, and (vi) license fees and other expenses associated with technology license agreements.

The Company accrues for estimated costs of research and development activities conducted by third-party service providers, which may include the conduct of preclinical studies and clinical trials, and contract manufacturing activities. When evaluating the adequacy of the accrued liabilities, the Company analyzes progress of the studies or trials, including clinical trial participant enrollment, completion of events, invoices received and other events. Advance payments for research and development activities are deferred and included in prepaid expenses and other assets. The deferred amounts are expensed as the related goods are delivered or the services are performed.

Results of Operations

The following table summarizes our results of operations for the years ended December 31, 2025 and 2024:

	2025	2024	Change
Revenue from government contract	$2,489,145	$3,954,576	$(1,465,431)
Operating expenses:
Research and development	18,121,519	23,713,602	(5,592,083)
General and administrative	6,006,673	5,385,254	621,419
Total operating expenses	24,128,192	29,098,856	(4,970,664)
Loss from operations	(21,639,047)	(25,144,280)	3,505,233
Interest income	174,276	173,359	917
Interest expense	-	(21,375)	21,375
Net loss	$(21,464,771)	$(24,992,296)	$3,527,525

Revenue from Government Contract

During the years ended December 31, 2025 and 2024, we reported revenues of $2,489,145 and $3,954,576, respectively, associated with the ATI-RRPV Contract. On April 11, 2025, we received the Notice from ATI directing us to stop work on all of our efforts with respect to the ATI-RRPV Contract and notifying us that that BARDA elected to terminate the ATI-RRPV Contract for convenience, consistent with its terms.

Research and Development Expenses

Our research and development expenses were $18,121,519 for the year ended December 31, 2025, as compared to $23,713,602 for 2024, representing a decrease of $5,592,083 (24%). The overall decrease primarily relates to discontinued costs associated with termination of the ATI-RRPV Contract, as well as lower costs for the GEO-CM04S1 clinical trials and manufacturing costs associated with the GEO-CM04S1 and Gedeptin programs. Research and development expense for 2025 and 2024 includes stock-based compensation expense of $513,867 and $222,202, respectively, associated with employee stock options.

General and Administrative Expenses

Our general and administrative expenses were $6,006,673 for the year ended December 31, 2025, as compared to $5,385,254 for 2024, representing an increase of $621,419 (12%). The overall increase relates primarily to higher personnel costs, investor relations consulting and other programmatic expenses, patent costs, and stock-based compensation expense. General and administrative expense for 2025 and 2024 includes stock-based compensation expense of $601,287 and $306,442, respectively, associated with employee and consultant stock options and stock awards.

Other Income

Interest income was $174,276 and $173,359 for the years ended December 31, 2025 and 2024, respectively. The variances between years are primarily attributable to the cash available for investment and to interest rate fluctuations. Interest expense was $-0- and $21,375 for the years ended December 31, 2025 and 2024, respectively, associated with certain notes payable issued and repaid during 2024.

Liquidity and Capital Resources

The following tables summarize our liquidity and capital resources as of December 31, 2025 and 2024, and our cash flows for the years then ended:

	As of December 31,
Liquidity and Capital Resources	2025	2024
Cash and cash equivalents	$3,085,741	$5,506,941
Working capital	3,377,950	4,827,551

	Year Ended December 31,
Cash Flow Data	2025	2024
Net cash provided by (used in):
Operating activities	$(21,473,969)	$(24,675,511)
Investing activities	(27,612)	(20,653)
Financing activities	19,080,381	23,750,516
Net decrease in cash and cash equivalents	$(2,421,200)	$(945,648)

Operating Activities – Net cash used in operating activities of $21,473,969 for 2025 was primarily due to our net loss of $21,464,771, offset by non-cash items such as depreciation expense and stock-based compensation expense, and by changes in our working capital accounts. Net cash used in operating activities of $24,675,511 for 2024 was primarily due to our net loss of $24,992,296, offset by non-cash items such as depreciation expense and stock-based compensation expense, and by changes in our working capital accounts.

Investing Activities – Net cash used in investing activities was $27,612 and $20,653 for 2025 and 2024, respectively, and relates to purchases of laboratory equipment.

Financing Activities – Net cash provided by financing activities was $19,080,381 for 2025, consisting of primarily of net proceeds from offerings of our common stock and the exercise of warrants. Net cash provided by financing activities was $23,750,516 for 2024, consisting of primarily of net proceeds from offerings of our common stock and the exercise of warrants.

Funding Requirements and Sources of Capital

To date, we have not generated any product revenue. We do not know when, or if, we will generate any product revenue and we do not expect to generate significant product revenue unless and until we obtain regulatory approval and commercialize one of our current or future product candidates. We anticipate that we will continue to generate losses for the foreseeable future, and we expect the losses to increase as we continue the development of, and seek regulatory approvals for, our product candidates, and begin to commercialize any approved products. We are subject to all of the risks incident to the development of new products, and may encounter unforeseen expenses, difficulties, complications, delays and other unknown factors that may harm our business. We anticipate that we will need substantial additional funding in connection with our continuing operations. We have funded our operations to date primarily from sales of our equity securities and from government grants and clinical trial assistance.

On March 25, 2025, we closed a registered direct offering of our common stock and warrants. Net proceeds after deducting placement agent fees and expenses and other offering expenses were approximately $4.1 million. During the first quarter of 2025, we also sold shares of our common stock pursuant to the ATM Program for net proceeds of approximately $3.8 million.

On July 2, 2025, we closed a public offering of our common stock and warrants. Net proceeds after deducting placement agent fees and expenses and other offering expenses were approximately $5.5 million. On September 30, 2025, we closed a registered direct offering of our common stock and warrants. Net proceeds after deducting placement agent fees and other offering expenses were approximately $2.3 million. During the third quarter of 2025, we also sold shares of our common stock pursuant to the ATM Program for net proceeds of approximately $220,000.

On December 22, 2025, we closed a public offering of our common stock and warrants. Net proceeds after deducting placement agent fees and expenses and other offering expenses were approximately $3.0 million. During the fourth quarter of 2025, we also sold shares of our common stock pursuant to the ATM Program for net proceeds of approximately $71,000.

On February 17, 2026, we closed a registered direct offering of our common stock and warrants. Net proceeds after deducting placement agent fees and other offering expenses were approximately $885,000.

On March 31, 2026, entered into warrant exercise inducement letters with the holders of certain existing warrants whereby the holders agreed to exercise warrants at a reduced exercise price. Net proceeds to us after deducting placement agent commissions and other offering expenses were approximately $763,000.

During the first quarter of 2026, we also sold shares of our common stock pursuant to the ATM Program for net proceeds of approximately $71,000.

As of the date of this prospectus, we believe that our existing cash and cash equivalents are sufficient to fund our operations into mid-second quarter of 2026. We plan to pursue additional cash resources through public or private equity or debt financings, government grants/contracts, arrangements with strategic partners, or from other sources.

There can be no assurance that necessary funding will be available on favorable terms or at all. These factors collectively raise substantial doubt about the Company’s ability to continue as a going concern. Management believes that we will be successful in securing the additional capital required to continue the Company’s planned operations, but that our plans do not fully alleviate the substantial doubt about the Company’s ability to operate as a going concern.

We will need to continue to raise additional capital to support our future operating activities, including progression of our development programs, preparation for commercialization, and other operating costs. We may fund a significant portion of our ongoing operations through partnering and collaboration agreements which, while reducing our risks and extending our cash runway, would also reduce our share of eventual revenues, if any, from our vaccine candidates. Additionally, we may be able to fund certain activities with assistance from government programs.

The sale of additional equity would result in additional dilution to our stockholders. We may also fund our operations through debt financing, which would result in debt service obligations, and the instruments governing such debt could provide for operating and financing covenants that would restrict our operations. If we are unable to raise additional capital in sufficient amounts or on acceptable terms, we may be required to delay, limit, reduce, or terminate our product development or future commercialization efforts or grant rights to develop and market vaccine candidates that we would otherwise prefer to develop and market ourselves. Any of these actions could harm our business, results of operations and prospects.

Our forecast of the period of time through which our financial resources will be adequate to support our operations is a forward-looking statement that involves risks and uncertainties and is based on assumptions that may prove to be wrong; actual results could vary materially. Our projection takes into consideration contractual commitments we have made, and expect to make, in the normal course of operating our business, which include (i) obligations to our employees, (ii) our lease obligations, (iii) payments due under license agreements for various technologies and patent rights associated with our product development activities, (iv) arrangements with CROs, CMOs, and other third-party vendors for clinical trials services and production of materials for use in our clinical trials, and (v) other various firm purchase commitments and contractual obligations related to production and testing of our product candidates and the general operation of our business.

We have based our projections of operating capital requirements on assumptions that may prove to be incorrect, and we may use our available capital resources sooner than we expect. Our future capital requirements will depend on many factors, which include but are not limited to:

●	the timing and costs of our ongoing and planned clinical trials;
●	the timing and costs of manufacturing material for use in clinical trials;
●	the number and scope of our research programs and the speed at which they are advanced;
●	the progress and success of our preclinical and clinical development activities;
●	the costs involved in prosecuting and enforcing patent claims and other intellectual property rights;
●	the costs to attract and retain skilled personnel;

●	the costs to maintain and expand our infrastructure to support our operations, our product development, and planned future commercialization efforts;
●	the terms and timing of establishing and maintaining collaborations, licenses and other similar arrangements;
●	the costs associated with any products or technologies that we may in-license or acquire; and
●	the costs and timing of regulatory approvals.

Off-Balance Sheet Arrangements

We have no off-balance sheet arrangements that are likely or reasonably likely to have a material effect on our financial condition or results of operations.

Quantitative and Qualitative Disclosures about Market Risk

Our exposure to market risk is limited primarily to interest income sensitivity, which is affected by changes in the general level of United States interest rates, particularly because a significant portion of our investments are in institutional money market funds. The primary objective of our investment activities is to preserve principal while at the same time maximizing the income received without significantly increasing risk. Due to the nature of our short-term investments, we believe that we are not subject to any material market risk exposure. We do not have any derivative financial instruments or foreign currency instruments.

MANAGEMENT

The following table sets forth certain information with respect to our directors and executive officers as of the date hereof:

Name	Age	Current Position
David A. Dodd	76	Chairman of the Board of Directors, President and Chief Executive Officer
Mark W. Reynolds, CPA	64	Chief Financial Officer and Corporate Secretary
Mark J. Newman, Ph.D.	71	Chief Scientific Officer
Kelly T. McKee M.D.	76	Chief Medical Officer
John W. Sharkey, Ph.D.	69	Vice President, Business Development
Randal D. Chase, Ph.D. (1)(2)(3)	76	Independent Director
Dean G. Kollintzas (2)(3)	52	Independent Director
Nicole Lemerond (3)	50	Independent Director
Robert T. McNally Ph.D. (1)(2)	78	Independent Director
Jayne Morgan, M.D. (2)	63	Independent Director
John N. Spencer, Jr. (1)(3)	85	Independent Director

(1)	Member of the Compensation Committee of the Board of Directors.
(2)	Member of the Nominating and Governance Committee of the Board of Directors.
(3)	Member of the Audit Committee of the Board of Directors.

David A. Dodd. Mr. Dodd joined the Board of Directors in March 2010, becoming Chairman of our Board of Directors on January 1, 2011. Effective September 5, 2018, Mr. Dodd became our President and Chief Executive Officer, following Dr. McNally’s retirement. His executive management experience in the pharmaceutical and biotechnology industries spans more than 40 years. From September 2017 to April 2018, he served as Chief Executive Officer, and as a member of the Board of Directors of Medizone International, Inc. (“Medizone”), a developer and manufacturer of disinfectant systems. On April 20, 2018, Medizone announced that certain of its creditors had commenced an involuntary bankruptcy proceeding under Chapter 11 of the United States Bankruptcy Code against Medizone. The creditors included Medizone’s former Chairman and Chief Executive Officer and its former Director of Operations. From April 2013 to July 2017, Mr. Dodd served as President and Chief Executive Officer, and as a member of the Board of Directors, of Aeterna Zentaris Inc., a drug development company. He was Chairman of the Board of Directors of Aeterna Zentaris, Inc. from May 2014 to May 2016, and continued to serve as a member of its Board of Directors until May 2018. From December 2007 to June 2009, Mr. Dodd was President, Chief Executive Officer and Chairman of BioReliance Corporation, a leading provider of biological safety and related testing services. From October 2006 to April 2009, he served as non-executive Chairman of Stem Cell Sciences Plc., where he oversaw the development and implementation of a strategic growth plan, implementation of an experienced executive team, and the sale of the company to Stem Cells, Inc. in April 2009. Before that, Mr. Dodd served as President, Chief Executive Officer and Director of Serologicals Corporation before it was sold to Millipore Corporation in July 2006 for $1.5 billion. For the five years prior, Mr. Dodd served as President and Chief Executive Officer of Solvay Pharmaceuticals, Inc. and Chairman of its subsidiary Unimed Pharmaceuticals, Inc. He is also the Chief Executive Officer of RiversEdge BioVentures, an investment and advisory firm focused on the life sciences and pharmaceuticals industries, which he founded in 2009. Mr. Dodd holds Bachelor of Science and Master of Science degrees from Georgia State University and completed the Harvard Business School Advanced Management Program. The Board of Directors has concluded that Mr. Dodd should serve on the Board of Directors due to his experience in the pharmaceutical industry and his involvement as an officer and director of the Company, as well as his background in general management, business transformation, corporate partnering, and mergers and acquisitions.

Mark W. Reynolds, CPA. Mr. Reynolds joined the Company in October 2006 as Chief Financial Officer and Corporate Secretary. From 2004 to 2008, Mr. Reynolds served as Chief Financial Officer for HealthWatchSystems, Inc. a privately-held company in the consumer healthcare industry. From 2004 to 2006, he served as Chief Financial Officer for Duska Therapeutics, Inc., a publicly-held biotechnology company. From 1988 to 2002, Mr. Reynolds worked for CytRx Corporation, a publicly-held biopharmaceutical company, where he first served as Controller and then as Chief Financial Officer. Mr. Reynolds began his career as an auditor with Arthur Andersen & Co. from 1985 to 1988. He is a certified public accountant and holds a Master of Accountancy degree from the University of Georgia.

Mark J. Newman, Ph.D. Dr. Newman joined the Company as our Chief Scientific Officer on August 25, 2020 on a part-time basis, becoming a full-time employee effective March 1, 2022. Dr. Newman, who previously served the Company as vice president of research and development from 2010 to 2013, worked for the Company on a part-time basis until March 2022, at which time he became a full-time employee. Prior, he served senior management positions at PaxVax, Pharmexa A/S, Epimmune, Vaxcel, Apollon, and Cambridge Biotech. During his 30-year career he shepherded the development of experimental vaccine and adjuvant products through preclinical research and into Phase 1 & 2 clinical testing. He is widely published in peer review publications and holds 10 U.S. patents. He holds a dual B.Sc/M.Sc. degree in Agriculture and Pre-Veterinary Medicine from the Ohio State University and a his Ph.D. in Immunology at the John Curtin School for Medical Research, The Australian National University, Canberra.

Kelly T. McKee, M.D. Dr. McKee was appointed as our Chief Medical Officer effective January 6, 2022 and served in that role on a part-time consulting basis until becoming a full-time employee effective March 1, 2023. Dr. McKee has over 30 years of experience in research and development, with specific expertise in vaccines, emerging diseases, biodefense, and respiratory viral infections. His progressive clinical research experience began in 1981 at Fort Detrick, Frederick, MD., United States, where he held a variety of leadership positions in virology, immunology, preventive medicine, and clinical research and development with the U.S. Army, retiring as a Colonel in 2001. Dr. McKee subsequently served as State Epidemiologist in North Carolina, and as Senior Director of Clinical Research at DynPort Vaccine Company. He then held multiple leadership roles, including Vice President and Managing Director of Public Health and Government Services, and Vice President for Vaccines and Public Health in the Infectious Diseases and Vaccines Center of Excellence, at Quintiles/QuintilesIMS (now IQVIA) for more than 10 years. Since 2017 he has provided contract clinical development and medical advisory services to biopharmaceutical industry in infectious diseases and related areas. Dr. McKee earned an M.D. from the University of Virginia School of Medicine, and a Master of Public Health from Johns Hopkins University School of Hygiene and Public Health in Baltimore, MD. He has authored or co-authored more than 100 peer-reviewed publications and book chapters.

John W. Sharkey, Ph.D. Dr. Sharkey joined the Company as our Vice President, Business Development, effective June 13, 2022. Prior to his current appointment, he served as our part-time Head of Business Development pursuant to a consulting agreement. Previously, as CEO of Largent Health, LLC, he oversaw the development strategy for three 510(k) medical devices incorporating a proprietary antimicrobial technology, eventually leading to the registration and commercial launch of the 1st FDA cleared dental cavity cleanser with antimicrobial claims. In 2010, Dr. Sharkey founded Cogas Consulting, LLC, a consultancy providing executive management, technical development, regulatory and business development services to small and mid-size pharma and medical device companies. He has also assisted several companies in their financing activities. Prior to the above, he held senior executive positions within both Novartis and Shionogi and was involved in several notable partnering transactions including Novartis obtaining European rights to Lucentis® as well obtaining global rights to Focalin® and Focalin® XR and Shionogi’s global license for Osphena®. Dr. Sharkey holds a Ph.D. in Chemistry from the University of Buffalo and a B.S. in Chemistry from the State University of New York at Oneonta.

Randal D. Chase, Ph.D. Dr. Chase joined the Board of Directors in March 2015. Dr. Chase is an experienced pharmaceutical and biotechnology executive who currently serves as a business advisor and consultant to companies in the life science sector. From February 2017 to April 2018, Dr. Chase was President and Chief Executive Officer of Advanced Proteome Therapeutics Corporation, a publicly-held biopharmaceutical company; he served as a member of that company’s board of directors from 2015 to April 2018. He served as Chairman of the Board for Medicago, Inc. until its sale to Mitsubishi Tanabe Pharma Corporation in 2013. From 2006 to 2011, he served as President and Chief Executive Officer of Immunovaccine, Inc., a clinical-stage biotechnology company developing vaccines against cancer and infectious diseases. Dr. Chase is also a former president of Shire Biologics, North American Vaccine, Pasteur Merieux Connaught, and Quadra Logic Technologies, Inc. His early career was at Bristol Myers and Glaxo Pharmaceuticals. Dr. Chase holds a Bachelor of Sciences degree in biochemistry from Bishop’s University and a Ph.D. in biochemistry from the University of British Columbia. Dr. Chase completed a post-doctoral fellowship at the McArdle Cancer Institute of the University of Wisconsin. He also attended the Senior Executive Program of the London Business School in the United Kingdom. The Board of Directors has concluded that Dr. Chase should serve on the Board of Directors due to his extensive leadership experience in the pharmaceutical industry, and the vaccine industry in particular.

Dean G. Kollintzas. Mr. Kollintzas joined the Board of Directors in September 2006. Since 2001 Mr. Kollintzas has been an intellectual property attorney specializing in biotechnology and pharmaceutical licensing, FDA regulation, and corporate/international transactions. He is a member of the Wisconsin and American Bar Associations. Since 2004, Mr. Kollintzas has been in private practice. In 2014, he founded Procare Clinical, LLC, a clinical trial management company headquartered in Naperville, IL. Mr. Kollintzas holds a microbiology degree from the University of Illinois and a J.D. from the University of New Hampshire School of Law. The Board of Directors has concluded that Mr. Kollintzas should serve on the Board of Directors due to his experience with intellectual property matters, biotechnology and pharmaceutical licensing, and FDA regulation.

Nicole Lemerond. Ms. Lemerond joined the Board of Directors in August 2022. Ms. Lemerond is a public company board director and financial executive with over 25 years of experience in investment management, private equity, investment banking, mergers/acquisitions, and leveraged finance. She also serves as a director for MediciNova, Inc. and InMed Pharmaceuticals, Inc., where she chairs the Compensation Committees and serves on the Audit Committees. Most recently, Ms. Lemerond served as Managing Partner of NV Capital from February 2010 to August 2022. Prior to that she worked for The Carlyle Group and Lehman Brothers. She has significant corporate governance experience and during her tenure as a board member, she has advised companies and management teams on multiple equity financings and capital raises, various business development opportunities and the hiring / onboarding of new c-suite executives and auditors. Ms. Lemerond has had significant experience in many different facets of finance throughout her career, working with both public and private company management teams and boards to increase stakeholder value. She has led diligence on and executed M&A, Reg D and leveraged finance transactions, totaling over $3 billion while at Lehman Brothers and The Carlyle Group. In addition, she established and led healthcare groups at leading investment firms in the process, raising over $1 billion of capital from institutional investors for these investment funds. Ms. Lemerond holds a Bachelor of Science degree from Cornell University and is a CFA Charterholder. The Board of Directors has concluded that Ms. Lemerond should serve on the Board of Directors due to her extensive experience in investment management and her experience working with management teams to increase stakeholder value.

Robert T. McNally, Ph.D. Dr. McNally joined the Board of Directors in December 2006 and was appointed as our President and Chief Executive Officer effective April 1, 2008, a position he held until his retirement in September 2018. From 2000 to March 2008, Dr. McNally served as Chief Executive Officer of Cell Dynamics LLC, a cGMP laboratory services company. Previously, Dr. McNally was a co-founder and Senior Vice President of Clinical Research for CryoLife, Inc., a pioneering company in transplantable human tissues. He has over 35 years of experience in academic and corporate clinical investigations, management, research, business, quality and regulatory affairs. Dr. McNally is a Fellow of the American Institute for Medical and Biological Engineering, served on the advisory boards of the Petit Institute for Bioengineering and Dupree College of Management at the Georgia Institute of Technology, and is a former Chairman of Georgia Bio, a state trade association. Dr. McNally holds a Bachelor of Science in engineering from Villanova University and his Ph.D. in biomedical engineering from the University of Pennsylvania. The Board of Directors has concluded that Dr. McNally should serve on its Board of Directors by virtue of his prior business and scientific experience, including his experience as Chief Executive Officer of Cell Dynamics, LLC and as Senior Vice President of Clinical Research for CryoLife, Inc., and due to his involvement with the Company as its former President and Chief Executive Officer.

Jayne Morgan, M.D. Dr. Morgan joined the Board of Directors in December 2022. She is a Cardiologist and since August 2024 has served as Vice President of Medical Affairs for Hello Heart, where she has a focus on Women’s Health and AI. From 2015 to 2024, Dr. Morgan served at the Piedmont Healthcare Corporation (most recently as Executive Director of Health and Community Education) where she led initiatives on health literacy and served on the COVID Task Force. She has published multiple studies on cardiology and COVID-19 and is a recognized medical expert for CNN and Scripps News. Previously she served as the Chief Medical Officer of the American Chemistry Council, Global Director of the Cardiorenal Division of Solvay Pharmaceuticals, Assistant Professor of Medicine at the Cleveland Clinic, and the first African American President of the Southeast Life Sciences Association. Dr. Morgan created the educational video series “The Stairwell Chronicles” which provides up-to-date medical and scientific information in an easily understandable format. She is also the host of the new women’s health talk show, HealthyHer, which debuted in November 2024. Dr. Morgan completed her B.S. degree at Spelman College, Medical Degree at Michigan State University, Internal Medicine Residency at George Washington University and her Cardiology and Pacemaker Fellowships at Mount Sinai Medical Center. She currently holds an appointment as Adjunct Associate Professor of Medicine at The Morehouse School of Medicine. The Board of Directors has concluded that Dr. Morgan should serve on the Board of Directors due to her medical background and experience.

John N. (Jack) Spencer, Jr., CPA. Mr. Spencer joined the Board of Directors in September 2006. Mr. Spencer is a certified public accountant and was a partner of Ernst & Young LLP where he spent more than 38 years until he retired in 2000. Mr. Spencer holds a Bachelor of Science degree from Syracuse University, and MBA from Babson College. He also attended the Harvard Business School Advanced Management Program. The Board of Directors has concluded that Mr. Spencer should serve on the Board of Directors by virtue of his experience at Ernst & Young LLP where he was the partner in charge of that firm’s life sciences practice for the southeastern United States, and his clients included a large number of publicly-owned and privately-held medical technology companies.

Family Relationships

There are no family relationships among any of our directors or executive officers.

Director Independence

The Board of Directors has determined that Directors Chase, Kollintzas, Lemerand, McNally, Morgan and Spencer are the members of our Board of Directors who are “independent,” as that term is defined by Section 301(3)(B) of the Sarbanes-Oxley Act of 2002. The Board of Directors has also determined that these individuals meet the definition of “independent director” set forth in Rule 5605(a)(2) of the Nasdaq Listing Rules and that Mr. Spencer is the qualified “financial expert” on the Audit Committee. As independent directors, these individuals serve as the members of our Audit Committee, our Compensation Committee, and our Nominating and Governance Committee.

EXECUTIVE COMPENSATION

The following tables and disclosures set forth the compensation and certain other information with respect to: (1) our principal executive officer; and (2) our two most highly compensated executive officers, other than the principal executive officer, who were serving as executive officers as of December 31, 2025. We refer to these officers as our “Named Executive Officers.”

Summary Compensation Table

The following table sets forth information concerning the total employee compensation earned during 2025 and 2024 by our Named Executive Officers.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Option Awards (1) ($)		All Other Compensation ($)		Total ($)
David A. Dodd	2025	$387,695	$-	$452,991	(2)	$-		$840,686
President and CEO	2024	371,000	185,500	75,495	(4)	13,800	(6)	645,795
Kelly T. McKee, MD	2025	357,000	-	170,940	(3)	11,550	(6)	539,490
Chief Medical Officer	2024	350,000	140,000	33,865	(5)	11,104	(6)	534,969
Mark J. Newman, PhD	2025	301,703	-	170,940	(3)	-		472,643
Chief Scientific Officer	2024	291,500	131,175	33,865	(5)	-		456,540
(1)

Represents the grant date fair value of the stock options for financial statement reporting purposes. See footnotes 2 and 6 to our consolidated financial statements for the year ended December 31, 2025 for a discussion of the assumptions made and methods used for determining stock compensation values.

(2)	Represents the grant date fair value for stock options granted on January 2, 2025 for 7,420 shares with an exercise price of $62.00 per share, vesting over a three-year period.
(3)	Represents the grant date fair value for stock options granted on January 2, 2025 for 2,800 shares with an exercise price of $62.00 per share, vesting over a three-year period.
(4)	Represents the grant date fair value for stock options granted on August 12, 2024 for 1,400 shares with an exercise price of $54.25 per share, vesting over a three-year period.
(5)	Represents the grant date fair value for stock options granted on August 12, 2024 for 628 shares with an exercise price of $54.25 per share, vesting over a three-year period

(6)	Represents employer matching contributions to the Company’s 401(k) retirement plan.

Employment Agreements

David A. Dodd. Mr. Dodd serves as our President and Chief Executive Officer under an employment agreement dated September 1, 2018. The employment agreement has no specified term. The employment agreement provides for an annual base salary to Mr. Dodd (currently $399,500), subject to periodic increases as determined by the Board. Mr. Dodd is also eligible for an annual bonus, as determined by the Board. Mr. Dodd is eligible for annual grants of awards from our equity incentive plans as determined by the Board. Mr. Dodd also is eligible for health insurance and 401(k) benefits at the same level and subject to the same conditions as provided to all other employees.

Our employment agreement with Mr. Dodd provides that we will pay severance compensation to Mr. Dodd in the event his employment is terminated by the Company without cause or by Mr. Dodd with good reason (as defined in the agreement). If we terminate Mr. Dodd’s employment not for cause or he resigns for good reason, then we would pay (a) an amount in cash equal to three times his then base salary and target annual bonus and (b) all stock option grants held by Mr. Dodd will be fully vested. The agreement also addresses his compensation upon termination if there is a change in control (as defined). If we terminate Mr. Dodd’s employment not for cause or he resigns for good reason at any time during the three month period which immediately precedes a change in control (as defined) or during the one year period following a change in control, then we would also pay Mr. Dodd an amount in cash equal to (x) three times the cost to provide 401(k) or other deferred compensation or health and welfare benefits to him, and (y) a tax gross-up payment (if an excise tax is imposed by § 4999 of the Code or any related interest or penalties are incurred by him).

Kelly T. McKee, MD. Dr. McKee serves as our Chief Medical Officer under an employment agreement dated March 1, 2023. The employment agreement has no specified term. The employment agreement, as amended, provides for an annual base salary to Dr. McKee (currently $367,710), subject to periodic increases as determined by the Compensation Committee. The Board of Directors may also approve the payment of a discretionary bonus annually. Dr. McKee is eligible for annual grants of awards from our equity incentive plans as determined by the Board. Dr. McKee is eligible for health insurance and 401(k) benefits at the same level and subject to the same conditions as provided to all other employees.

Our employment agreement with Dr. McKee provides that, if we terminate his employment without cause, we will pay a severance payment in the form of monthly payments of base salary for a period equal to one week for each full year of service. Additionally, if we terminate Dr. McKee’s employment at any time during the three month period which immediately precedes a change in control (as defined in the amended employment agreement) or during the one year period following a change in control, then we would pay an amount in cash equal to (a) two times his then base salary and target annual bonus, (b) two times the cost to provide 401(k) or other deferred compensation or health and welfare benefits to him, (c) full, complete vesting of all stock options, restricted stock grants or other equity or equity-type grants, and (d) a tax gross-up payment (if an excise tax is imposed by §4999 of the Code or any related interest or penalties are incurred by him). The change of control provision also provides for full and complete vesting of all stock option grants held by him.

Mark J. Newman, PhD. Dr. Newman serves as our Chief Scientific Officer under an employment agreement dated August 25, 2020, which was amended and restated effective March 1, 2022. The employment agreement has no specified term. The employment agreement, as amended, provides for an annual base salary to Dr. Newman (currently $310,754), subject to periodic increases as determined by the Compensation Committee. The Board of Directors may also approve the payment of a discretionary bonus annually. Dr. Newman is eligible for annual grants of awards from our equity incentive plans as determined by the Board. Dr. Newman is eligible for health insurance and 401(k) benefits at the same level and subject to the same conditions as provided to all other employees.

Our employment agreement with Dr. Newman provides that, if we terminate his employment without cause, we will pay a severance payment in the form of monthly payments of base salary for a period equal to one week for each full year of service. Additionally, if we terminate Dr. Newman’s employment at any time during the three month period which immediately precedes a change in control (as defined in the amended employment agreement) or during the one year period following a change in control, then we would pay an amount in cash equal to (a) two times his then base salary and target annual bonus, (b) two times the cost to provide 401(k) or other deferred compensation or health and welfare benefits to him, (c) full, complete vesting of all stock options, restricted stock grants or other equity or equity-type grants, and (d) a tax gross-up payment (if an excise tax is imposed by §4999 of the Code or any related interest or penalties are incurred by him). The change of control provision also provides for full and complete vesting of all stock option grants held by him.

Outstanding Equity Awards

GeoVax has awarded stock options to its senior management and other employees, pursuant to the GeoVax Labs, Inc. 2025 Stock Incentive Plan (the “2025 Plan”), the GeoVax Labs, Inc. 2020 Stock Incentive Plan (the “2020 Plan”) and the GeoVax Labs, Inc. 2023 Stock Incentive Plan (the “2023 Plan”), collectively the “Stock Incentive Plans”. Each of the 2025 Plan, 2020 Plan and 2023 Plan were adopted by the Board on December 12, 2024, June 19, 2020 and December 7, 2022, respectively, to provide equity-based and/or incentive awards to selected employees, directors, and independent contractors of the Company or its affiliates. The terms of these awards typically provide for vesting over a defined period of time and the options expire if not exercised within ten years from the date of grant. The Company does not have a formula for determining stock option awards. Awards are generally based on the subjective judgment of the President and Chief Executive Officer and on the Compensation Committee’s subjective judgment. The following table sets forth certain information with respect to unexercised options previously awarded to our Named Executive Officers that were outstanding as of December 31, 2025.

Option Awards
	Number of Securities Underlying Unexercised Options
Name	(#) Exercisable	(#) Unexercisable		Option Exercise Price ($)	Option Expiration Date
David Dodd	-	7,420	(1)	$62.00	1/2/35
	466	934	(2)	54.25	8/12/34
	667	-		283.13	12/7/32
	275	-		1,432.50	12/7/31
	728	-		1,046.25	12/2/30
Kelly McKee, MD	-	2,800		62.00	1/2/35
	209	409	(2)	54.25	8/12/34
	40	-		283.13	12/7/32
Mark Newman, PhD	-	2,800		62.00	1/2/35
	209	419	(2)	54.25	8/12/34
	267	-		283.13	12/7/32
	69	-		1,432.50	12/7/31
	94	-		1,046.25	12/2/30
(1)	The unexercisable portion of these stock options will vest in equal installments on January 2, 2026, 2027 and 2028
(2)	The unexercisable portion of these stock options will vest in equal installments on August 12, 2026 and 2027.

Each of the Stock Incentive Plans contains provisions that could lead to an accelerated vesting of options or other awards. In the event of certain change-in-control transactions described in such plans, (i) outstanding options or other awards may be assumed, converted or replaced; (ii) the successor corporation may substitute equivalent options or other awards or provide substantially similar consideration to the Stock Incentive Plans, as applicable, participants as were provided to stockholders (after taking into account the existing provisions of the options or other awards); or (iii) the successor corporation may replace options or awards with substantially similar shares or other property. In the event the successor corporation (if any) refuses to assume or substitute options or other awards as described (i) the vesting of any or all options or awards granted pursuant to the Stock Incentive Plans, as applicable, will accelerate upon the change-in-control transaction, and (ii) any or all options granted pursuant to the Plans will become exercisable in full prior to the consummation of the change-in-control transaction at such time and on such conditions as the Compensation Committee determines. If the options are not exercised prior to the consummation of the change-in-control transaction, they shall terminate at such time as determined by the Compensation Committee. Subject to any greater rights granted to participants under the Stock Incentive Plans, as applicable, in the event of the occurrence of a change-in-control transaction any outstanding options or other awards will be treated as provided in the applicable agreement or plan of merger, consolidation, dissolution, liquidation, or sale of assets. If the Company had experienced a change-in-control event as described in each of the Stock Incentive Plans on December 31, 2025, the value of accelerated options the Named Executive Officers, based on the difference between the closing price of our Common Stock on The Nasdaq Capital Market (the “Nasdaq”) on December 31, 2025, and, if lower, the exercise price per share of each option for which vesting would be accelerated for each Named Executive Officer, would be an aggregate of $-0-.

DIRECTOR COMPENSATION

The following table sets forth information concerning the compensation earned for service on our Board of Directors during the fiscal year ending December 31, 2025 by each individual who served as a director at any time during the fiscal year.

Name	Fees Earned or Paid in Cash ($)	Option Awards ($) (2)(3)	Non-Equity Incentive Plan Compensation ($)	Non-qualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Randal D. Chase	$47,500	$24,420	-	-	-	$71,920
David A. Dodd (1)	-	-	-	-	-	-
Dean G. Kollintzas	37,500	24,420	-	-	-	61,920
Nicole Lemerond	32,500	24,420	-	-	-	56,920
Robert T. McNally	47,500	24,420	-	-	-	71,920
Jayne Morgan	30,000	24,420	-	-	-	54,420
John N. Spencer, Jr.	45,000	24,420	-	-	-	69,420

(1)

As discussed below under “Director Compensation Plan”, directors who are employees of the Company receive no compensation for their service as directors. As President and CEO, Mr. Dodd therefore receives no compensation for his service as a director; his compensation for service as President and CEO is shown in the “Summary Compensation” table above.

(2)

Represents the grant date fair value of stock options granted on January 2, 2025 to each non-employee director for 400 shares with an exercise price of $62.00 per share, vesting over a one-year period.

(3)	The table below shows the aggregate number of option awards outstanding for each non-employee director as of December 31, 2025.

Name	Aggregate Option Awards Outstanding as of December 31, 2025 (#)
Randal D. Chase	990
Dean G. Kollintzas	990
Nicole Lemerond	856
Robert T. McNally	990
Jayne Morgan	856
John N. Spencer, Jr.	990

Director Compensation Plan. In December 2021, the Board of Directors approved a recommendation from the Compensation Committee for director compensation, which we refer to as the “Director Compensation Plan.” The Director Compensation Plan applies only to non-employee directors. Directors who are employees of the Company receive no compensation for their service as directors or as members of committees.

Cash Fees – Under the Director Compensation Plan, each non-employee director receives an annual retainer (paid quarterly) of $25,000 ($50,000 for a non-employee Chairperson) for service as a member of the Board. In the absence of a non-employee Chairperson of the Board, a non-employee director designated as the Lead Director (currently Dr. McNally) receives an annual cash retainer of $35,000. Each non-employee director also receives an annual retainer of $7,500 ($15,000 for the Chairperson) for service as a member of the Audit Committee, $5,000 ($10,000 for the Chairperson) for service as a member of the Compensation Committee, and $5,000 ($7,500 for the Chairperson) for service as a member of the Nominating and Corporate Governance Committee. No additional fees are paid for meetings attended.

Stock Option Grants – We currently do not have a formula for determining stock option grants to directors (upon their election to the Board of Directors, or otherwise). Such option grants are currently determined by the Board of Directors, upon recommendation by the Compensation Committee based on the Compensation Committee’s annual deliberations and review of the director compensation structure of similar companies. At its meeting in December 2024, upon a recommendation of the Compensation Committee, the Board of Directors approved an annual stock option grant of 400 shares to each of its non-employee members for ongoing service as members of the Board of Directors; such grants were issued in January 2025.

Expense Reimbursement – All directors are reimbursed for expenses incurred in connection with attending meetings of the Board of Directors and committees.

Expense Reimbursement – All directors are reimbursed for expenses incurred in connection with attending meetings of the Board of Directors and committees.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

Other than compensation arrangements for our Named Executive Officers and directors, or as described below, there were no transactions since January 1, 2025, to which we were a party or will be a party, in which the amount exceeds $120,000 and in which any “related person” (as defined in paragraph (a) of Item 404 of Regulation S-K) had or will have a direct or indirect material interest. Compensation arrangements for our named executive officers and directors are described above under “Executive Compensation.”

March 2025 Registered Direct Offering

On March 23, 2025, the Company entered into a placement agency agreement with A.G.P./Alliance Global Partners (AGP) and a Securities Purchase Agreement with a purchaser pursuant to which the Company agreed to sell, in a registered direct offering, (i) 1,350,000 shares (the “March 2025 Shares”) of Common Stock, (ii) Pre-Funded Warrants (the “March 2025 Pre-Funded Warrants”) to purchase up to 2,085,115 shares of Common Stock, and (iii) Common Warrants (the “March 2025 Common Warrants”) to the purchaser, with each warrant exercisable to purchase one share of Common Stock, with one March 2025 Common Warrant to accompany each March 2025 Share or March 2025 Pre-Funded Warrant sold in the offering, and to purchase in the aggregate up to 3,435,115 shares of Common Stock. The public offering price for each March Share was $1.31 and the public offering price for each March 2025 Pre-Funded Warrant was $1.3099. The March 2025 Pre-Funded Warrants have an exercise price of $0.0001 per share, are exercisable immediately and may be exercised at any time until exercised in full. The March 2025 Common Warrants have an exercise price of $1.31 per share, are immediately exercisable following stockholder approval and will expire five years from the date of such stockholder approval. The net proceeds of the offering, after deducting AGP’s fees and expenses and other offering expenses payable by the Company and excluding the net proceeds, if any, from the exercise of the March 2025 Common Warrants, were approximately $4,100,000. The Company intends to use the net proceeds from the offering for working capital and general corporate purposes. The offering closed on March 25, 2025.

July 2025 Public Offering

On July 1, 2025, the Company entered into a placement agency agreement with Roth Capital Partners, LLC and a securities purchase agreement with the purchasers party thereto, pursuant to which the Company agreed to issue and sell, in a public offering, an aggregate of 369,400 common units (the “July Common Units”), consisting of (A) 369,400 shares of Common Stock and (B) Common Warrants (the “July Common Warrants”) to purchase 738,800 shares of Common Stock (the “July Common Warrant Shares”). The public offering price for each July Common Unit was $16.25. The July Common Warrants have an original exercise price of $16.25 per share, were immediately exercisable and will expire five years from the date of issuance. The net proceeds of the offering, after deducting the placement agent’s fees and expenses and other offering expenses payable by the Company and excluding the net proceeds, if any, from the exercise of the July Common Warrants, were approximately $5,583,000. The offering closed on July 2, 2025.

September 2025 Registered Direct Offering

On September 30, 2025, the Company entered into a placement agency agreement with Roth Capital Partners, LLC and a securities purchase agreement with purchasers party thereto pursuant to which the Company agreed to sell, in a registered direct offering, an aggregate of 158,730 shares (the “September Shares”) of Common Stock. In a concurrent private placement, the Company offered Common Warrants to the purchasers, with each warrant exercisable to purchase one share of Common Stock (the “September Common Warrants”), with three September Common Warrants to accompany each September Share sold in the September Offering, and to purchase in the aggregate of 476,196 shares of Common Stock (the “September Common Warrant Shares”). The public offering price was $15.75 for each September Share coupled with the September Common Warrants. The September Common Warrants have an original exercise price of $15.75 per share, were immediately exercisable following stockholder approval and will expire five years from the date of such stockholder approval, which occurred on November 26, 2025. The net proceeds of the offering, after deducting the placement agent’s fees and expenses and other offering expenses payable by the Company and excluding the net proceeds, if any, from the exercise of the September Common Warrants, were approximately $2,325,000. The offering closed on September 30, 2025.

December 2025 Public Offering

On December 19, 2025, the Company entered into a placement agency agreement with Roth Capital Partners, LLC and a securities purchase agreement with the purchasers party thereto, pursuant to which the Company agreed to issue and sell, in a public offering, an aggregate of 529,796 common units (the “December Common Units”), consisting of (A) 529,796 shares (the “December Shares”) of Common Stock and (B) Common Warrants (the “December Common Warrants”) to purchase 1,059,596 shares of Common Stock (the “December Common Warrant Shares”). The public offering price for each Common Unit was $6.125. The December Common Warrants have an original exercise price of $6.125 per share, were immediately exercisable and will expire five years from the date of issuance. The net proceeds of the offering, after deducting the placement agent’s fees and expenses and other offering expenses payable by the Company and excluding the net proceeds, if any, from the exercise of the December Common Warrants, were approximately $2,900,000. The offering closed on December 22, 2025. In January 2026, pursuant to antidilution provisions contained in the December Common Warrants, the Common Stock issuable pursuant to the December Common Warrants was increased to 2,273,763 following a one-for-twenty-five reverse stock split effected on January 9, 2026.

February 2026 Registered Direct Offering

On February 12, 2026, the Company entered into a placement agency agreement with H.C. Wainwright & Co., LLC (“HCW”) and a securities purchase agreement with the purchasers party thereto pursuant to which the Company agreed to sell, in a registered direct offering, (i) 402,000 shares (the “February Shares”) of Common Stock, (ii) Pre-Funded Warrants (the “February Pre-Funded Warrants”) to purchase up to 30,902 shares of Common Stock, and (iii) Common Warrants (the “February Common Warrants”) to the purchaser, with each warrant exercisable to purchase one share of Common Stock, with two February Common Warrant to accompany each February Share or February Pre-Funded Warrant sold in the offering, and to purchase in the aggregate up to 865,804 shares of Common Stock. The public offering price for each February Share was $2.31 and the public offering price for each February Pre-Funded Warrant was $2.30999. The February Pre-Funded Warrants have an exercise price of $0.0001 per share and are exercisable immediately. The February Common Warrants have an exercise price of $2.31 per share, are immediately exercisable following stockholder approval and will expire two years (as to 432,902 shares) and five years (as to 432,902 shares) from the date of such stockholder approval. The net proceeds of the offering, after deducting HCW’s fees and expenses and other offering expenses payable by the Company and excluding the net proceeds, if any, from the exercise of the February Common Warrants, were approximately $885,000. The offering closed on February 17, 2026.

March 2026 Warrant Exercise Inducement

On March 31, 2026, the Company entered into common stock warrant exercise inducement offer letters (the “Inducement Letters”) with holders (the “Holders”) of existing warrants to purchase an aggregate of 793,390 shares of the Company’s common stock with exercise prices ranging from $1.4103 to $32.75 per share (the “Existing Warrants”), pursuant to which the Holders agreed to exercise for cash their Existing Warrants to purchase an aggregate of 634,658 shares of the Company’s common stock, at a reduced exercised price of $1.36 per share, in consideration for the Company’s agreement to issue new warrants (the “March 2026 Warrants”) to purchase an aggregate of up to 1,269,316 shares of the Company’s common stock (the “March 2026 Warrant Shares”). The March 2026 Warrants have an exercise price of $1.36 per share, are immediately exercisable following stockholder approval and will expire five years from the date of such stockholder approval. The Company agreed that the Holders have the option to exercise the remaining balance of the Existing Warrants for additional shares of common stock of the Company based on the terms of the Inducement Letters within 15 days following the closing of the transaction. The Company engaged AGP to act as its financial advisor in connection with the transaction. The net proceeds of the transaction, after deducting AGP’s fees and expenses and other offering expenses and excluding the net proceeds, if any, from the exercise of the March 2026 Warrants, were approximately $763,000.

SECURITY OWNERSHIP OF PRINCIPAL STOCKHOLDERS, DIRECTORS AND OFFICERS

Based solely upon information made available to us, the following table sets forth information with respect to the beneficial ownership of our Common Stock as of April 15, 2026 by (i) each principal stockholder, (ii) each director; (iii) each of the executive officers named in the summary compensation table; and (iv) all executive officers and directors as a group. Other than the principal stockholders named below we do not know of any person who beneficially owns more than 5% of our Common Stock as of April 15, 2026. Except as otherwise indicated in footnotes to this table or, where applicable, to the extent authority is shared by spouses under community property laws, to our knowledge, the holders listed below have sole voting and investment power with respect to all shares of Common Stock beneficially owned by them.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class (1)
Principal Stockholders
Alto Opportunity Master Fund, SPC – Segregated Master Portfolio B (2)	321,040	9.99%
S.H.N. Financial Investments Ltd. (3)	321,040	9.99%
Directors and Executive Officers: (4)
Randal Chase (5)	1,088	*
David A. Dodd (6)	6,076	*
Dean G. Kollintzas (7)	1,022	*
Nicole Lemerond (8)	856	*
Kelly T. McKee (9)	1,323	*
Robert T. McNally (10)	1,134	*
Jayne Morgan (11)	856	*
Mark J. Newman (12)	1,572	*
John N. Spencer, Jr. (13)	1,847	*
All executive officers and directors as a group (11 persons) (14)	19,899	*

______________________

* Less than 1%

(1)

This table is based upon information supplied by officers and directors, and with respect to principal stockholders, any Schedules 13D and 13G filed with the SEC. Beneficial ownership is determined in accordance with the rules of the SEC. Applicable percentage ownership is based on 2,892,570 shares of Common Stock outstanding as of April 15, 2026. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of Common Stock subject to options or warrants currently exercisable, or exercisable within 60 days after April 15, 2026 (subject to specified limits), at any time at the option of the holder, are deemed outstanding.

(2)

These shares are directly held by Alto Opportunity Master Fund, SPC – Segregated Master Portfolio B (“Alto”) and may be deemed to be indirectly beneficially owned by: (i) Ayrton Capital, LLC (“Aryton”), as the investment manager of Alto, and (ii) Waqas Khatri, as the managing member of Aryton. The number of shares beneficially owned includes (i) 118,000 shares of Common Stock issuable upon the exercise of common warrants issued in July 2025, (ii) 79,366 shares of Common Stock issuable upon the exercise of common warrants issued in September 2025, and (iii) 350,349 shares of Common Stock issuable upon the exercise of common warrants issued in December 2025, each of which are subject to beneficial ownership limitations that prohibit Alto from exercising any portion of such a warrant that would result in Alto owning a percentage of our outstanding Common Stock exceeding the ownership limitations contained within such instrument. The percentage of shares owned assumes the exercise of all warrants held by Alto, up to the beneficial ownership limitations described above. The address of Alto is Suite #7 Grand Pavilion Centre, 802 West Bay Road, Grand Cayman, P.O. Box 10250, Cayman Islands.

(3)

These shares are directly held by S.H.N Financial Investments Ltd. (“S.H.N.”). Nir Shamir is the Chief Executive Officer of the S.H.N. To the extent Mr. Shamir is deemed to beneficially own such securities, Mr. Shamir disclaims beneficial ownership of these securities for all other purposes. The number of shares beneficially owned includes 350,349 shares of Common Stock issuable upon the exercise of common warrants issued in December 2025, which are subject to beneficial ownership limitations that prohibit S.H.N. from exercising any portion of such warrant that would result in S.H.N. owning a percentage of our outstanding Common Stock exceeding the ownership limitations contained within such instrument. The percentage of shares owned assumes the exercise of all warrants held by S.H.N., up to the beneficial ownership limitations described above. The address of S.H.N. is c/o Shamir Capital, 3 Arik Einstein St., Herzeliya, Israel 4610301.

(4)	Except as otherwise indicated, the business address of each director and executive officer listed is c/o GeoVax Labs, Inc., 1955 Lake Park Drive, Suite 300, Smyrna, Georgia 30080.
(5)	Includes 98 shares of Common Stock and stock options to purchase 990 shares of Common Stock.
(6)	Includes 1,467 shares of Common Stock and stock options to purchase 4,609 shares of Common Stock.
(7)	Includes 32 shares of Common Stock and stock options to purchase 990 shares of Common Stock.
(8)	Includes stock options to purchase 856 shares of Common Stock.
(9)	Includes 141 shares of Common Stock and stock options to purchase 1,182 shares of Common Stock.
(10)	Includes 144 shares of Common Stock and stock options to purchase 990 shares of Common Stock.
(11)	Includes stock options to purchase 856 shares of Common Stock.
(12)	Includes stock options to purchase 1,572 shares of Common Stock.
(13)	Includes 857 shares of Common Stock and stock options to purchase 990 shares of Common Stock.
(14)	Includes 3,548 shares of Common Stock and stock options to purchase 16,351 shares of Common Stock.

SELLING STOCKHOLDER

The Common Stock being offered by the Selling Stockholder are those issuable to such Selling Stockholder, upon exercise of the Aug 30 Common Warrant, consisting of 39,025 shares of Common Stock. We are registering the shares of Common Stock issuable upon exercise of the Aug 30 Common Warrant in order to permit the Selling Stockholder to offer the shares for resale from time to time. Except for as noted in this prospectus, the Selling Stockholder has had any material relationship with us within the past three years.

The table below lists the Selling Stockholder and other information regarding the beneficial ownership of the shares of Common Stock by such Selling Stockholder. The second column lists the number of shares of Common Stock beneficially owned by the Selling Stockholder as of April 15, 2026. The third column lists the shares of Common Stock being offered by this prospectus by the Selling Stockholder.

In accordance with the terms of the Aug 30 Common Warrant, this prospectus generally covers the resale of the maximum number of shares of Common Stock issuable upon exercise of the Aug 30 Common Warrant, determined as if the outstanding Aug 30 Common Warrant was exercised in full as of the trading day immediately preceding the date this registration statement was initially filed with the SEC, each as of the trading day immediately preceding the applicable date of determination, without regard to any limitations on the exercise of the Aug 30 Common Warrant. The fourth column assumes the sale of all of the shares offered by each Selling Stockholder pursuant to this prospectus.

Under the terms of the Aug 30 Common Warrant, the Selling Stockholder may not exercise the Aug 30 Common Warrant to the extent such exercise would cause such Selling Stockholder, together with its affiliates and attribution parties, to beneficially own a number of shares of Common Stock which would exceed 4.99% or 9.99%, as applicable, of our then outstanding common stock following such exercise, excluding for purposes of such determination shares of Common Stock issuable upon exercise of such warrant which have not been exercised. The number of shares in the second and fourth columns do not reflect this limitation. Each Selling Stockholder may sell all, some or none of their shares in this offering. See “Plan of Distribution.”

Selling Stockholder	Number of Shares of Common Stock Owned Prior to Offering	Maximum Number of Shares of Common Stock to be Sold Pursuant to this Prospectus	Number of Shares of Common Stock Owned After the Offering
Armistice Capital LLC (1)	2,402,991	39,025	2,363,966

(1)

The securities are directly held by Armistice Capital Master Fund Ltd., a Cayman Islands exempted company (the “Master Fund”) and may be deemed to be beneficially owned by: (i) Armistice Capital, LLC (“Armistice Capital”), as the investment manager of the Master Fund; and (ii) Steven Boyd, as the Managing Member of Armistice Capital. The address of Armistice Capital Master Fund Ltd. is c/o Armistice Capital, LLC, 510 Madison Avenue, 7th Floor, New York, NY 10022.

The number of shares beneficially owned includes 39,025 shares of Common Stock issuable upon exercise of the Aug 30 Common Warrant. The warrants are subject to a beneficial ownership limitation of 9.99%, which limitation restricts the Selling Stockholder from exercising that portion of the warrants that would result in the Selling Stockholder and its affiliates owning, after exercise, a number of shares of Common Stock in excess of the beneficial ownership limitation. The shares owned before and after this offering assumes the exercise of all warrants held by the Selling Stockholder, notwithstanding the existence of the beneficial ownership limitations described above.

DESCRIPTION OF SECURITIES

Capital Stock

The following description of our capital stock is summarized from, and qualified in its entirety by reference to, our certificate of incorporation, as amended, including the certificates of designation, as amended, setting forth the terms of our preferred stock. This summary is not intended to give full effect to provisions of statutory or common law. We urge you to review the following documents because they, and not this summary, define the rights of a holder of shares of Common Stock and preferred stock:

●	the General Corporation Law of the State of Delaware, or the “DGCL”, as it may be amended from time to time;
●	our certificate of incorporation, as it may be amended or restated from time to time; and
●	our bylaws, as they may be amended or restated from time to time.

General

As of the date of this prospectus, our authorized capital stock currently consists of 160,000,000 shares, which are divided into two classes consisting of 150,000,000 shares of Common Stock, par value $0.001 per share, and 10,000,000 shares of preferred stock, par value $0.01 per share.

As of April 15, 2026, there were 2,892,570 shares of common stock outstanding and no shares of preferred stock outstanding. As of April 15, 2026, there are outstanding warrants to purchase 5,371,914 shares of common stock with a weighted average exercise price of $1.94 per share. An additional 338,293 shares of common stock are reserved for issuance under our Stock Incentive Plans, of which 45,579 shares of common stock are issuable upon exercise of outstanding options at an average exercise price of $137.20 per share.

Common Stock

Our Common Stock is listed and traded on Nasdaq under the symbol “GOVX.” Holders of our Common Stock are entitled to one vote for each share held in the election of directors and in all other matters to be voted on by the stockholders. There is no cumulative voting in the election of directors. Holders of Common Stock are entitled to receive dividends as may be declared from time to time by our Board of Directors out of funds legally available therefor. In the event of liquidation, dissolution or winding up of the Company, holders of Common Stock are to share in all assets remaining after the payment of liabilities. Holders of Common Stock have no pre-emptive or conversion rights and are not subject to further calls or assessments. There are no redemption or sinking fund provisions applicable to the Common Stock. The rights of the holders of the Common Stock are subject to any rights that may be fixed in the future for holders of preferred stock. All of the outstanding shares of Common Stock are fully paid and non-assessable.

Undesignated Preferred Stock

Our Board of Directors has the authority to issue up to 10,000,000 shares of preferred stock in one or more series and fix the number of shares constituting any such series, the voting powers, designations, preferences and relative, participating, optional or other special rights and qualifications, limitations or restrictions thereof, including the dividend rights, dividend rate, terms of redemption (including sinking fund provisions), redemption price or prices, conversion rights and liquidation preferences of the shares constituting any series, without any further vote or action by the stockholders. For example, the Board of Directors is authorized to issue preferred stock that would have the right to vote, separately or with any other stockholder of preferred stock, on any proposed amendment to our certificate of incorporation, or on any other proposed corporate action, including business combinations and other transactions. We will not offer preferred stock unless the offering is approved by a majority of our independent directors. The independent directors will have access, at our expense, to our counsel or independent counsel.

Delaware Anti-Takeover Law

We have elected not to be subject to certain provisions of Delaware law that could make it more difficult to acquire us by means of a tender offer, a proxy contest, open market purchases, removal of incumbent directors and otherwise. These provisions, summarized below, are expected to discourage types of coercive takeover practices and inadequate takeover bids and to encourage persons seeking to acquire control of us to first negotiate with our Board of Directors.

In general, Section 203 of the DGCL prohibits a publicly held Delaware corporation from engaging in various “business combination” transactions with any interested stockholder for a period of three years after the date of the transaction in which the person became an interested stockholder, unless:

●	the transaction is approved by the corporation’s board of directors prior to the date the interested stockholder obtained interested stockholder status;
●

upon consummation of the transaction that resulted in the stockholder’s becoming an interested stockholder, the stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding those shares owned by (a) persons who are directors and also officers and (b) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

●

on or subsequent to the date the business combination is approved by the corporation’s board of directors and authorized at an annual or special meeting of stockholders by the affirmative vote of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

A “business combination” is defined to include mergers, asset sales and other transactions resulting in financial benefit to a stockholder. In general, an “interested stockholder” is a person who, together with affiliates and associates, owns or within three years, did own, 15% or more of a corporation’s voting stock.

Section 203 applies to Delaware corporations that have a class of voting stock that is listed on a national securities exchange or held of record by more than 2,000 stockholders; provided, however, the restrictions of this statute will not apply to a corporation if:

●	the corporation’s original charter contains a provision expressly electing not to be governed by the statute;
●	the corporation’s board of directors adopts an amendment to the corporation’s bylaws within 90 days of the effective date of the statute expressly electing not to be governed by it;
●

the stockholders of the corporation adopt an amendment to its charter or bylaws expressly electing not to be governed by the statute (so long as such amendment is approved by the affirmative vote of a majority of the shares entitled to vote);

●

a stockholder becomes an interested stockholder inadvertently and as soon as practicable divests himself of ownership of a sufficient number of shares so that he ceases to be an interested stockholder, and during the three-year period immediately prior to a business combination, would not have been an interested stockholder but for the inadvertent acquisition;

●

the business combination is proposed prior to the consummation or abandonment of a merger or consolidation, a sale, lease, exchange, mortgage, pledge, transfer or other disposition of assets of the corporation or a proposed tender or exchange offer for 50% or more of the outstanding voting shares of the corporation; or

●	the business combination is with an interested stockholder who became an interested stockholder at a time when the restrictions contained in the statutes did not apply.

Our certificate of incorporation includes a provision electing not to be governed by Section 203 of the DCGL. Accordingly, our board of directors does not have the power to reject certain business combinations with interested stockholders based on Section 203 of the DCGL.

Indemnification

Section 145 of the DGCL provides that a corporation has the power to indemnify a director, officer, employee or agent of the corporation, or a person serving at the request of the corporation for another corporation, partnership, joint venture, trust or other enterprise in related capacities against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with an action, suit or proceeding to which he was or is a party or is threatened to be made a party to any threatened, ending or completed action, suit or proceeding by reason of such position, if such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, in any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful, except that, in the case of actions brought by or in the right of the corporation, no indemnification shall be made with respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or other adjudicating court determines that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

Our bylaws provide that we may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Company) by reason of the fact that the person is or was a director, officer, employee or agent of the Company, or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful. Our bylaws also provide that we may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Company to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the Company, or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the Company and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the Company unless and only to the extent that the Delaware Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Delaware Court of Chancery or such other court shall deem proper.

Under our bylaws, expenses (including attorneys’ fees) incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the Company in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the Company. Such expenses (including attorneys’ fees) incurred by former directors and officers or other employees and agents may be so paid upon such terms and conditions, if any, as we deem appropriate.

The indemnification and advancement of expenses provided by our bylaws is not exclusive, both as to action in such person’s official capacity and as to action in another capacity while holding such office.

Our bylaws also provide that we may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Company, or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the Company would have the power to indemnify such person against such liability under our bylaws. The Company maintains an insurance policy providing for indemnification of its officers, directors and certain other persons against liabilities and expenses incurred by any of them in certain stated proceedings and under certain stated conditions.

In October 2006, GeoVax and our subsidiary, GeoVax, Inc. entered into indemnification agreements with Messrs. McNally, Reynolds, Kollintzas and Spencer. Pursuant to these agreements, we have agreed to hold harmless and indemnify these directors and officers to the full extent authorized or permitted by applicable Illinois and Georgia law against certain expenses and other liabilities actually and reasonably incurred by these individuals in connection with certain proceedings if they acted in a manner they believed in good faith to be in or not opposed to the best interests of the Company and, with respect to any criminal proceeding, had no reasonable cause to believe that such conduct was unlawful. The agreements also provide for the advancement of expenses to these individuals subject to specified conditions. Under these agreements, we will not indemnify these individuals for expenses or other amounts for which applicable Illinois and Georgia law prohibit indemnification. The obligations under these agreements continue during the period in which these individuals are our directors or officers and continue thereafter so long as these individuals shall be subject to any proceeding by reason of their service to the Company, whether or not they are serving in any such capacity at the time the liability or expense incurred for which indemnification can be provided under the agreements.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

In the event that a claims for indemnification against such liabilities (other than our payment of expenses incurred or paid by a director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Transfer Agent, Warrant Agent and Registrar

The transfer agent and registrar for our Common Stock is Equiniti Trust Company, LLC, 48 Wall Street, New York, NY 10005, telephone (800) 468-9716.

Listing

Our Common Stock is listed on Nasdaq under the symbol “GOVX.”

PLAN OF DISTRIBUTION

The Selling Stockholder and any of its respective pledgees, assignees and successors-in-interest may, from time to time, sell any or all of the securities covered hereby on the Nasdaq or any other stock exchange, market or trading facility on which the securities are traded or in private transactions. These sales may be at fixed or negotiated prices. The Selling Stockholder may use any one or more of the following methods when selling securities:

●	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;
●	block trades in which the broker-dealer will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;
●	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;
●	an exchange distribution in accordance with the rules of the applicable exchange;
●	privately negotiated transactions;
●	settlement of short sales;
●	in transactions through broker-dealers that agree with such Selling Stockholder to sell a specified number of such securities at a stipulated price per security;
●	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;
●	a combination of any such methods of sale; or
●	any other method permitted pursuant to applicable law.

The Selling Stockholder may also sell securities under Rule 144 or any other exemption from registration under the Securities Act, if available, rather than under this prospectus.

Broker-dealers engaged by a Selling Stockholder may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from a Selling Stockholder (or, if any broker-dealer acts as agent for the purchaser of securities, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this Prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with FINRA Rule 2121; and in the case of a principal transaction a markup or markdown in compliance with FINRA Rule 2121.

In connection with the sale of the securities or interests therein, each Selling Stockholder may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the securities in the course of hedging the positions they assume. A Selling Stockholder may also sell securities short and deliver these securities to close out their short positions, or loan or pledge the securities to broker-dealers that in turn may sell these securities. A Selling Stockholder may also enter into option or other transactions with broker-dealers or other financial institutions or create one or more derivative securities which require the delivery to such broker-dealer or other financial institution of securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

A Selling Stockholder and any broker-dealers or agents that are involved in selling the securities may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the securities purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Each Selling Stockholder has informed us that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the securities.

We are required to pay certain fees and expenses incurred by us incident to the registration of the securities. We have agreed to indemnify the Selling Stockholder against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

We agreed to keep this prospectus effective until the earlier of (i) the date on which the securities may be resold by a Selling Stockholder without registration and without regard to any volume or manner-of-sale limitations by reason of Rule 144, without the requirement for us to be in compliance with the current public information under Rule 144 under the Securities Act or any other rule of similar effect or (ii) all of the securities have been sold pursuant to this prospectus or Rule 144 under the Securities Act or any other rule of similar effect. The resale securities will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale securities covered hereby may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale securities may not simultaneously engage in market making activities with respect to the Common Stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, each Selling Stockholder will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of the Common Stock by such Selling Stockholder or any other person. We will make copies of this prospectus available to a Selling Stockholder and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

LEGAL MATTERS

The validity of the shares of Common Stock offered hereby will be passed upon for us by Womble Bond Dickinson (US) LLP. If the securities are distributed in an underwritten offering, certain legal matters will be passed upon for the underwriters by counsel identified in the applicable prospectus supplement.

EXPERTS

Our consolidated financial statements as of and for the years ended December 31, 2025 and 2024 included in this prospectus and elsewhere in the registration statement have been audited by Wipfli LLP, an independent registered public accounting firm, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in auditing and accounting in giving said report.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC, under the Securities Act, a registration statement on Form S-1 relating to the securities offered hereby. This prospectus does not contain all of the information set forth in the registration statement and the exhibits and schedules thereto. For further information with respect to our company and the securities we are offering by this prospectus you should refer to the registration statement, including the exhibits and schedules thereto. The SEC also maintains an Internet site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. The SEC’s website address is http://www.sec.gov.

We file periodic reports, proxy statements and other information with the SEC in accordance with requirements of the Exchange Act. These periodic reports, proxy statements and other information are available at the SEC’s website address referred to above or at our website at http://geovax.com. In addition, we will provide to each person, including any beneficial owners, to whom a prospectus is delivered, a copy of any or all of the reports or documents that have been incorporated by reference in the prospectus contained in the registration statement but not delivered with the prospectus. We will provide these reports or documents upon written or oral request at no cost to the requester. You should direct any written or oral request to us at the following address:

GeoVax Labs, Inc.

1955 Lake Park Drive, Suite 300

Smyrna, Georgia 30080

Tel: (678) 384-7220

Attention: Mark W. Reynolds, Chief Financial Officer

Information contained on our website is not a prospectus and does not constitute a part of this prospectus.

All documents (other than Current Reports on Form 8-K furnished under Item 2.02 or Item 7.01 of Form 8-K and exhibits filed on such form that are related to such items) that are subsequently filed by us with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of the effectiveness of the registration statement but prior to the termination of the offering shall be deemed to be incorporated by reference into the prospectus. These documents include periodic reports, such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as proxy statements.

You should rely only on the information contained in or incorporated by reference or provided in this prospectus. We have not authorized anyone else to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume the information in this prospectus is accurate as of any date other than the date on the front of this prospectus.

GEOVAX LABS, INC.

7000 Central Parkway NE Suite 1000 Atlanta, GA 30328	404 588 4200 wipfli.com

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Stockholders and the Board of Directors of GeoVax Labs, Inc.

Opinion on the Consolidated Financial Statements

We have audited the accompanying consolidated balance sheets of GeoVax Labs, Inc. and subsidiary
(the “Company”) as of December 31, 2025 and 2024, and the related consolidated statements of operations, stockholders’ equity and cash flows for the years then ended and the related notes to the consolidated financial statements and schedule (collectively, the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2025 and 2024, and the results of its operations and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

Emphasis of Matter

Substantial Doubt about the Company’s Ability to Continue as a Going Concern

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the consolidated financial statements, the Company expects to continue to generate operating losses in the foreseeable future and will require additional funding to continue its research and development activities. This raises substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 2 to the consolidated financial statements. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

"Wipfli" is the brand name under which Wipfli LLP and Wipfli Advisory LLC and its respective subsidiary entities provide professional services. Wipfli LLP and Wipfli Advisory LLC (and its respective subsidiary entities) practice in an alternative practice structure in accordance with the AICPA Code of Professional Conduct and applicable law, regulations, and professional standards. Wipfli LLP is a licensed independent CPA firm that provides attest services to its clients, and Wipfli Advisory LLC provides tax and business consulting services to its clients. Wipfli Advisory LLC and its subsidiary entities are not licensed CPA firms.

Critical Audit Matters

Critical audit matters are matters arising from the current period audit of the consolidated financial statements that were communicated or required to be communicated to the audit committee and that: (1) relate to accounts or disclosures that are material to the financial statements and (2) involved our especially challenging, subjective, or complex judgments. We determined that there were no critical audit matters.

/s/ WIPFLI LLP

We have served as the Company’s auditor since 2005.

Atlanta, Georgia

April 15, 2026

"Wipfli" is the brand name under which Wipfli LLP and Wipfli Advisory LLC and its respective subsidiary entities provide professional services. Wipfli LLP and Wipfli Advisory LLC (and its respective subsidiary entities) practice in an alternative practice structure in accordance with the AICPA Code of Professional Conduct and applicable law, regulations, and professional standards. Wipfli LLP is a licensed independent CPA firm that provides attest services to its clients, and Wipfli Advisory LLC provides tax and business consulting services to its clients. Wipfli Advisory LLC and its subsidiary entities are not licensed CPA firms.

GEOVAX LABS, INC.
CONSOLIDATED BALANCE SHEETS

	December 31,
	2025	2024
ASSETS
Current assets:
Cash and cash equivalents	$3,085,741	$5,506,941
Government contract receivable	-	659,409
Prepaid expenses and other current assets	2,228,910	1,768,533
Total current assets	5,314,651	7,934,883
Property and equipment, net	108,830	149,974
Operating lease right-of-use assets	831,440	-
Other assets	86,947	71,010

Total assets	$6,341,868	$8,155,867

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$790,750	$1,849,760
Accrued expenses	882,816	1,257,572
Operating lease liability, current portion	263,135	-
Total current liabilities	1,936,701	3,107,332

Operating lease liability, net of current portion	580,035	-
Total liabilities	2,516,736	3,107,332

Commitments (Note 4)

Stockholders’ equity:
Common stock, $.001 par value:
Authorized shares – 150,000,000
Issued and outstanding shares – 1,732,147 and 421,475 at December 31, 2025 and 2024, respectively	1,732	421
Additional paid-in capital	154,644,252	134,404,195
Accumulated deficit	(150,820,852)	(129,356,081)
Total stockholders’ equity	3,825,132	5,048,535

Total liabilities and stockholders’ equity	$6,341,868	$8,155,867

See accompanying notes to consolidated financial statements.

GEOVAX LABS. INC.
CONSOLIDATED STATEMENTS OF OPERATIONS

	Years Ended December 31,
	2025	2024
Revenue from government contract	$2,489,145	$3,954,576

Operating expenses:
Research and development	18,121,519	23,713,602
General and administrative	6,006,673	5,385,254
Total operating expenses	24,128,192	29,098,856

Loss from operations	(21,639,047)	(25,144,280)

Other income (expense):
Interest income	174,276	173,359
Interest expense	-	(21,375)
Total other income (expense)	174,276	151,984

Net loss	$(21,464,771)	$(24,992,296)

Basic and diluted:
Net loss per common share	$(22.40)	$(120.46)
Weighted average shares outstanding	958,443	207,482

See accompanying notes to consolidated financial statements.

GEOVAX LABS, INC.

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

					Total
	Common Stock		Additional	Accumulated	Stockholders’
	Shares	Amount	Paid-in Capital	Deficit	Equity
Balance at December 31, 2023	79,086	$79	$110,127,044	$(104,363,785)	$5,763,338
Sale of common stock and warrants for cash	195,561	196	21,398,187	-	21,398,383
Issuance of common stock upon warrant exercise	144,343	144	2,366,989	-	2,367,133
Issuance of common stock for services	268	-	37,500	-	37,500
Fractional share roundup following reverse split	2,217	2	(2)	-	-
Stock option expense	-	-	474,477	-	474,477
Net loss for the year ended December 31, 2024	-	-	-	(24,992,296)	(24,992,296)
Balance at December 31, 2024	421,475	$421	$134,404,195	$(129,356,081)	$5,048,535
Sale of common stock and warrants for cash	1,212,459	1,213	18,922,959	-	18,924,172
Issuance of common stock upon warrant exercises	93,005	93	156,116	-	156,209
Issuance of common stock for services	5,208	5	49,995	-	50,000
Stock option expense	-	-	1,110,987	-	1,110,987
Net loss for the year ended December 31, 2025	-	-	-	(21,464,771)	(21,464,771)
Balance at December 31, 2025	1,732,147	$1,732	$154,644,252	$(150,820,852)	$3,825,132

See accompanying notes to consolidated financial statements.

GEOVAX LABS. INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Years Ended December 31,
	2025	2024
Cash flows from operating activities:
Net loss	$(21,464,771)	$(24,992,296)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	68,756	95,368
Stock-based compensation expense	1,115,154	528,644
Changes in assets and liabilities:
Government contract receivable	659,409	(659,409)
Prepaid expenses and other current assets	(414,544)	(352,047)
Other assets	27,623	1,116,778
Accounts payable and accrued expenses	(1,465,596)	(412,549)
Total adjustments	(9,198)	316,785
Net cash used in operating activities	(21,473,969)	(24,675,511)

Cash flows from investing activities:
Purchase of equipment	(27,612)	(20,653)
Net cash used in investing activities	(27,612)	(20,653)

Cash flows from financing activities:
Net proceeds from issuance of notes payable – related parties	-	135,000
Repayment of notes payable – related parties	-	(150,000)
Net proceeds from sale of common stock and warrants	18,924,172	21,398,383
Net proceeds from warrant exercises	156,209	2,367,133
Net cash provided by financing activities	19,080,381	23,750,516

Net decrease in cash and cash equivalents	(2,421,200)	(945,648)
Cash and cash equivalents at beginning of period	5,506,941	6,452,589

Cash and cash equivalents at end of period	$3,085,741	$5,506,941

Supplemental disclosure of non-cash financing activities:

During the year ended December 31, 2025, we recorded lease liabilities of approximately $875,000 arising from obtaining right of use assets.

See accompanying notes to consolidated financial statements.

GEOVAX LABS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Years Ended December 31, 2025 and 2024

1.         Nature of Business

GeoVax Labs, Inc., headquartered in the Atlanta, Georgia metropolitan area, is a clinical-stage biotechnology company incorporated under the laws of the State of Delaware. GeoVax Labs, Inc. and its wholly owned subsidiary, GeoVax, Inc., a Georgia corporation, are collectively referred to herein as “GeoVax” or the “Company”.

The Company is focused on developing immunotherapies and vaccines against infectious diseases and cancers using novel vector vaccine platforms. GeoVax’s lead clinical program is GEO-CM04S1, a multi-antigen, next-generation COVID-19 vaccine currently in three Phase 2 clinical trials, being evaluated as (i) a primary vaccine for immunocompromised patients such as those suffering from hematologic cancers and other patient populations for whom the current authorized COVID-19 vaccines are insufficient, (ii) a booster vaccine in patients with chronic lymphocytic leukemia (CLL), and (iii) a more robust, durable COVID-19 booster among healthy patients who previously received the mRNA vaccines. In oncology GeoVax’s lead clinical program is Gedeptin®, a novel oncolytic solid tumor gene-directed therapy which recently completed a multicenter Phase 1/2 clinical trial for advanced head and neck cancers. The Company is also developing GEO-MVA, a vaccine targeting Mpox and smallpox, which it anticipates progressing directly to a Phase 3 clinical evaluation.

2.         Summary of Significant Accounting Policies

Principles of Consolidation

The accompanying consolidated financial statements include the accounts of GeoVax Labs, Inc. together with GeoVax, Inc. All intercompany transactions have been eliminated in consolidation.

Basis of Presentation and Going Concern

We are devoting substantially all of our present efforts to research and development of our vaccine and immunotherapy candidates and will require additional funding to continue our research and development activities. We believe that our existing cash resources will be sufficient to continue our planned operations into mid-second quarter of 2026. We plan to pursue additional capital resources through public or private equity or debt financing, government grants/contracts, arrangements with strategic partners, or from other sources. There can be no assurance that additional funding will be available on favorable terms or at all. These factors collectively raise substantial doubt about the Company’s ability to continue as a going concern. Management believes that we will be successful in securing the additional capital required to continue the Company’s planned operations, but that our plans do not fully alleviate the substantial doubt about the Company’s ability to operate as a going concern.

The accompanying consolidated financial statements have been prepared assuming that we will continue as a going concern, which contemplates realization of assets and the satisfaction of liabilities in the normal course of business for the twelve-month period following the issue date of these financial statements. The financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or the amounts and classification of liabilities that might result from the outcome of the uncertainties described above.

The accompanying consolidated financial statements, and all share and per share information contained herein, have been retroactively restated to reflect the reverse stock splits described in Note 5.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles (GAAP) requires us to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results may differ from those estimates.

Cash and Cash Equivalents

We consider all highly liquid investments with a maturity of three months or less when purchased to be cash equivalents. Our cash and cash equivalents consist primarily of bank deposits and money market accounts. The recorded values approximate fair market values due to the short maturities.

Fair Value of Financial Instruments and Concentration of Credit Risk

Financial instruments that subject us to concentration of credit risk consist primarily of cash and cash equivalents, which are maintained by high credit quality financial institutions. The carrying values reported in the balance sheets for cash and cash equivalents approximate fair values.

Property and Equipment

Property and equipment are stated at cost, less accumulated depreciation and amortization. Expenditures for maintenance and repairs are charged to operations as incurred, while additions and improvements are capitalized. We calculate depreciation using the straight-line method over the estimated useful lives of the assets. We amortize leasehold improvements using the straight-line method over the term of the related lease.

Leases

We recognize leases in accordance with Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) Topic 842, which requires lessees to classify leases as either financing or operating leases based on the principle of whether or not the lease is effectively a financed purchase by the lessee. For our long-term operating leases, we recognize a right-of-use asset and a lease liability on our consolidated balance sheets. Right-of-use assets and operating lease liabilities are recognized based on the present value of lease payments over the lease term using an estimated rate of interest that we would pay to borrow equivalent funds on a collateralized basis at the lease commencement date. We recognize rent expense for operating leases on a straight-line basis over the lease term which is included in operating expenses in our consolidated statements of operations. Variable lease payments including lease operating expenses are recorded as incurred.

Impairment of Long-Lived Assets

We review long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of the assets to the future net cash flows expected to be generated by such assets. If we consider such assets to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the expected future net cash flows from the assets.

Accrued Expenses

As part of the process of preparing our financial statements, we estimate expenses that we believe we have incurred, but have not yet been billed by our third-party vendors. This process involves identifying services and activities that have been performed by such vendors on our behalf and estimating the level to which they have been performed and the associated cost incurred for such service as of each balance sheet date.

Net Loss Per Share

Basic and diluted loss per common share are computed based on the weighted average number of common shares outstanding, including any common shares that may be issuable upon exercise of prefunded warrants. Additional potentially dilutive securities, which include stock options and stock purchase warrants, have been excluded from the computation of diluted net loss per share as the effect would be antidilutive. The securities that could potentially dilute basic earnings per share in the future and that have been excluded from the computation of diluted net loss per share totaled 3,920,464 and 278,056 shares at December 31, 2025 and 2024, respectively.

Revenue Recognition

We recognize revenue in accordance with FASB ASC Topic 606. The standard is principle-based and provides a five-step model to determine when and how revenue is recognized. The core principle is that an entity should recognize revenue when it transfers promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services.

We have received payments from government entities under non-refundable grants and contracts in support of our vaccine development programs. We record revenue associated with these grants and contracts when the reimbursable costs are incurred and we have complied with all conditions necessary to receive the funds. From time to time, we may enter into collaborative research and development agreements for specific vaccine development approaches and/or disease indications whereby we receive third-party funding for preclinical research under certain of these arrangements. Each agreement is evaluated in accordance with the process defined by ASC Topic 606 and revenue is recognized accordingly.

Research and Development Expense

Research and development costs are charged to expense as incurred and consist of costs incurred in the discovery, development, testing and manufacturing of our product candidates. These expenses consist primarily of (i) salaries, benefits, and stock-based compensation for personnel, (ii) laboratory supplies and facility-related expenses to conduct development, (iii) fees paid to third-party service providers to perform, monitor and accumulate data related to our preclinical studies and clinical trials, (iv) costs related to sponsored research agreements, (v) costs to procure and manufacture materials used in clinical trials, and (vi) license fees and other expenses associated with technology license agreements.

We accrue estimated costs of research and development activities conducted by third-party service providers, which may include the conduct of preclinical studies and clinical trials, and contract manufacturing activities. When evaluating the adequacy of the accrued liabilities, we analyze progress of the studies or trials, including clinical trial participant enrollment, completion of events, invoices received and other events. Advance payments for research and development activities are deferred and included in prepaid expenses and other assets. The deferred amounts are expensed as the related goods are delivered or the services are performed.

Patent Costs

Our expenditures relating to obtaining and protecting patents are charged to expense when incurred and are included in general and administrative expense.

Period-to-Period Comparisons

Our operating results are expected to fluctuate for the foreseeable future. Therefore, period-to-period comparisons should not be relied upon as predictive of the results for future periods.

Income Taxes

We account for income taxes using the liability method. Under this method, deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted rates in effect for the year in which temporary differences are expected to be recovered or settled. Deferred tax assets are reduced by a valuation allowance unless, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will be realized.

Stock-Based Compensation

We account for stock-based transactions in which the Company receives services from employees, directors or others in exchange for equity instruments based on the fair value of the award at the grant date. Stock-based compensation cost for awards of common stock is estimated based on the price of the underlying common stock on the date of issuance. Stock-based compensation cost for stock options or warrants is estimated at the grant date based on each instrument’s fair value as calculated by the Black-Scholes option pricing model. We recognize stock-based compensation cost as expense ratably on a straight-line basis over the requisite service period for the award. See Note 6 for additional stock-based compensation information.

Segment Information

The Company conducts its business activities and reports financial results as a single operating segment, biotechnology research and development. Using the management approach, qualitative and quantitative criteria established by ASC Topic 280, the Company has determined it has a single reportable segment. The Chief Operating Decision Maker (CODM) makes decisions about allocating resources and assessing performance in a manner consistent with the way the Company operates its business and presents its financial results. The measurement of segment assets is reported on the balance sheet as total assets. The CODM assesses significant expenses such as personnel costs, clinical trials costs, and manufacturing costs for clinical supplies in deciding whether to invest corporate capital into the segment. The Company’s CODM is the CEO. The nature of business and accounting policies of the biotechnology research and development segment are the same as described in the nature of business and summary of significant accounting policies.

Recently Adopted Accounting Pronouncements

In December 2023, the FASB issued Accounting Standards Update (ASU) No. 2023-09, Improvements to Income Tax Disclosures. The ASU requires enhanced, disaggregated disclosures regarding rate reconciliation and income taxes paid. The Company adopted this standard effective January 1, 2025, using a prospective approach. The adoption of the ASU is reflected in Note 8 and did not have a material impact on our financial statements.

There have been no other recent accounting pronouncements or changes in accounting pronouncements which we expect to have a material impact on our financial statements, nor do we believe that any recently issued, but not yet effective, accounting standards if currently adopted would have a material effect on our financial statements.

3.         Balance Sheet Components

Prepaid expenses and other current assets consist of the following as of December 31, 2025 and 2024:

	2025	2024
Prepaid clinical trial costs	$1,197,679	$1,524,813
Prepaid insurance premiums	165,067	220,675
Prepaid rent	16,000	13,045
Prepaid contract manufacturing costs	783,321	-
Other	66,843	10,000
Total prepaid expenses	$2,228,910	$1,768,533

Property and equipment consist of the following as of December 31, 2025 and 2024:

	2025	2024
Equipment and furnishings	$512,437	$795,411
Leasehold improvements	-	115,605
Total property and equipment	512,437	911,016
Accumulated depreciation and amortization	(403,607)	(761,042)
Total property and equipment, net	$108,830	$149,974

Depreciation expense was $68,756 and $80,368 during the years ended December 31, 2025 and 2024, respectively.

Other assets consist of the following as of December 31, 2025 and 2024:

	2025	2024
Prepaid technology license fees	$50,000	$60,000
Deposits	36,947	11,010
Total other assets	$86,947	$71,010

Accrued expenses consist of the following as of December 31, 2025 and 2024:

	2025	2024
Payroll-related liabilities	$181,584	$986,691
Accrued clinical trial costs	587,303	200,881
Other accrued expenses	113,929	70,000
Total accrued expenses	$882,816	$1,257,572

4.         Commitments

Operating Leases. During 2025, we leased combined office and laboratory space in the metropolitan Atlanta, Georgia area under an operating lease agreement which expired on December 31, 2025. In August and September 2025, we entered into new agreements for the lease of laboratory space and office space. Each of these agreements provided access to the respective spaces beginning November 1, 2025 for three-year terms, with periodic base rent adjustments throughout the terms. Total operating lease expense for the years ended December 31, 2025 and 2024 was $228,341 and $187,527, respectively.

Operating lease right-of-use assets and liabilities on the consolidated balance sheet represent the present value of the remaining lease payments over the remaining lease terms. Payments for additional fees to cover the Company's share of certain facility expenses are not included in operating lease right-of-use assets and liabilities. The Company uses its incremental borrowing rate to calculate the present value of its lease payments, as the implicit rates in the leases are not readily determinable. As of December 31, 2025, the weighted-average discount rate for our operating leases was 7.0% and the weighted-average remaining term of these leases was 2.8 years.

The following table summarizes the Company’s undiscounted cash payment obligations for its operating lease liabilities as of December 31, 2025:

Year Ending December 31,	Amount
2026	$313,884
2027	327,192
2028	282,211
Total remaining lease payments	923,287
Less: imputed interest	(80,117)
Total operating lease liability	843,170
Less: current portion	(263,135)
Total operating lease liability, net of current portion	$580,035

License Agreements. We have entered into license agreements for various technologies and patent rights associated with our product development activities. These agreements may contain provisions for upfront payments, milestone fees due upon the achievement of selected development and regulatory events, minimum annual royalties or other fees, and royalties based on future net sales. Due to the uncertainty of the achievement and timing of the contingent events requiring payment under these agreements, the amounts to be paid by us in the future are not determinable.

Other Commitments. In the normal course of business, we enter into various contracts and purchase commitments including those with contract research organizations (“CROs”) and contract manufacturing organizations (“CMOs”) for clinical trials services and production of materials for use in our clinical trials. Most contracts are generally cancellable, with notice, at the Company’s option. Payments due upon cancellation may consist of payments for services provided or expenses incurred to date, or cancellation penalties depending on the time of cancellation.

5.         Stockholders’ Equity

Reverse Stock Splits

On January 9, 2026, we effected a one-for-twenty-five reverse split of our common stock and on January 30, 2024, we effected a one-for-fifteen reverse split of our common stock. The accompanying consolidated financial statements, and all share and per share information contained herein, have been retroactively restated to reflect the reverse stock splits.

Common Stock Transactions

December 2025 Offering. On December 22, 2025, we closed a public offering of an aggregate of 529,796 units, consisting of (i) 529,796 shares of our common stock and (ii) warrants to purchase 1,059,596 shares of common stock at an initial exercise price of $6.125 per share. Net proceeds after deducting placement agent fees and other offering expenses were approximately $3.0 million. As a result of the January 2026 reverse stock split, the number of shares subject to the warrants increased to 2,273,763 and the exercise price was reduced to $2.8543 in accordance with provisions contained in the warrant agreement.

September 2025 Offering. On September 30, 2025, we closed a registered direct offering of 158,730 shares of common stock and in a concurrent private placement, we issued common warrants to the purchasers to purchase up to 476,196 shares of common stock at an initial exercise price of $15.75 per share. Net proceeds after deducting placement agent fees and other offering expenses were approximately $2.3 million. As a result of the January 2026 reverse stock split, the exercise price of the warrants was reduced to $2.8543 in accordance with provisions contained in the warrant agreement.

July 2025 Offering. On July 2, 2025, we closed a public offering of an aggregate of 369,400 units, consisting of (i) 369,400 shares of our common stock and (ii) warrants to purchase 738,800 shares of common stock at an initial exercise price of $16.25 per share. Net proceeds after deducting placement agent fees and other offering expenses were approximately $5.5 million. As a result of subsequent equity offerings during 2025, the exercise price of the warrants was reduced to $4.35 in accordance with provisions contained in the warrant agreement.

March 2025 Offering. On March 25, 2025, we closed a registered direct offering of 54,000 shares of common stock, pre-funded warrants to purchase an aggregate of 83,405 shares of common stock and warrants to purchase up to 137,405 shares of common stock at an exercise price of $32.75 per share. Net proceeds after deducting placement agent fees and other offering expenses were approximately $4.1 million. The pre-funded warrants were fully exercised during the second quarter of 2025.

August 2024 Offerings. On August 30, 2024, we closed a registered direct offering of 33,500 shares of common stock and pre-funded warrants to purchase an aggregate of 5,524 shares of common stock. In a concurrent private placement, we issued common warrants to the purchaser to purchase up to 39,025 shares of common stock at an initial exercise price of $125 per share. Net proceeds after deducting placement agent fees and other offering expenses were approximately $4.6 million. The pre-funded warrants were fully exercised during August 2024. As a result of subsequent equity offerings during 2025, the exercise price of the common warrants was reduced to $32.75.

On August 21, 2024, we closed a registered direct offering of 54,429 shares of common stock and pre-funded warrants to purchase an aggregate of 13,571 shares of common stock. In a concurrent private placement, we issued common warrants to the purchaser to purchase up to 68,000 shares of common stock at an initial exercise price of $125 per share. Net proceeds after deducting placement agent fees and other offering expenses were approximately $7.9 million. The pre-funded warrants were fully exercised during August 2024. As a result of subsequent equity offerings during 2025, the exercise price of the common warrants was reduced to $32.75.

July 2024 Offering. On July 12, 2024, we closed a registered direct offering of 18,345 shares of common stock and pre-funded warrants to purchase an aggregate of 25,055 shares of common stock. In a concurrent private placement, we issued common warrants to the purchaser to purchase up to 86,800 shares of common stock at an initial exercise price of $71.50 per share. Net proceeds after deducting placement agent fees and other offering expenses were approximately $2.8 million. The pre-funded warrants were fully exercised during July 2024. As a result of subsequent equity offerings during 2025, the exercise price of the common warrants was reduced to $14.29 in accordance with provisions contained in the warrant agreement.

May 2024 Offering. On May 21, 2024, we closed a registered direct offering of 8,800 shares of common stock and pre-funded warrants to purchase an aggregate of 23,314 shares of common stock. In a concurrent private placement, we issued common warrants to the purchaser to purchase up to 64,228 shares of common stock at an initial exercise price of $42 per share. Net proceeds after deducting placement agent fees and other offering expenses were approximately $1.2 million. The pre-funded warrants were fully exercised during June 2024. As a result of subsequent equity offerings during 2025, the exercise price of the common warrants was reduced to $8.22 in accordance with provisions contained in the warrant agreement.

ATM Program. On September 25, 2024, we entered into a sales agreement and established an “At-the-Market” continuous offering program (the “ATM Program”), pursuant to which the Company may, from time to time, offer and sell shares of its common stock through its sales agent. The Company’s common stock will be sold at prevailing market prices at the time of the sale and, as a result, prices will vary. The sales agent will be paid a 3% commission on each sale under the ATM Program. During 2024 we sold 80,487 shares of our common stock through the ATM Program for net proceeds of approximately $4.9 million. During 2025 we sold 100,533 shares of our common stock through the ATM Program for net proceeds of approximately $4.1 million.

Warrant Exercises

During July 2025, we issued 9,600 shares of our common stock upon the exercise of stock purchase warrants, with net cash proceeds to us of approximately $156,000.

During April, May and June 2025, we issued 83,405 shares of common stock upon the exercise of pre-funded warrants.

During August 2024, we issued (i) 19,095 shares of our common stock upon the exercise of pre-funded warrants; (ii) 136 shares of our common stock upon the cashless exercise of 160 stock purchase warrants, and (iii) 23,280 shares of our common stock upon the exercise of stock purchase warrants, with net cash proceeds to us of approximately $978,000.

During July 2024, we issued 25,055 shares of our common stock upon the exercise of pre-funded warrants.

During June 2024, we issued (i) 32,834 shares of our common stock upon the exercise of pre-funded warrants; (ii) 102 shares of our common stock upon the cashless exercise of 160 stock purchase warrants, and (iii) 33,080 shares of our common stock upon the exercise of stock purchase warrants, with net cash proceeds to us of approximately $1.4 million.

During February and March 2024, we issued 10,761 shares of our common stock upon the exercise of pre-funded warrants.

Other Common Stock Transactions – During 2025 and 2024 we issued 5,208 and 268 shares, respectively, of our common stock pursuant to consulting agreements (See Note 6). During January 2024 we issued 2,217 shares of our common stock for the roundup of fractional shares associated with the reverse stock split effected on January 30, 2024.

Common Stock Reserved for Future Issuance – Common stock reserved for future issuance consists of the following:

Shares
Stock warrants outstanding	3,874,885
Stock options outstanding	45,579
Stock options authorized for future grants	292,714
Total	4,213,178

Stock Options

We have stock-based incentive plans (the “Stock Incentive Plans”) pursuant to which our Board of Directors may grant stock options or other stock awards to our employees, directors and consultants. A total of 338,293 shares of our common stock are reserved for future issuance pursuant to the Stock Incentive Plans. The exercise price for any option granted may not be less than fair value (110% of fair value for ISO’s granted to certain employees). Options have a maximum ten-year term.

A summary of the Company’s stock option activity during 2025 is presented below.

	Number of Shares	Weighted- Average Exercise Price	Weighted- Average Remaining Contractual Term (yrs)	Aggregate Intrinsic Value
Outstanding at December 31, 2024	13,367	$317.75	8.6	$58,500
Granted	32,212	62.00
Exercised	-	-
Forfeited or expired	-	-
Outstanding at December 31, 2025	45,579	$137.20	8.6	$-
Exercisable at December 31, 2025	9,531	$423.93	7.2	$-

Stock Purchase Warrants

The following warrants were outstanding as of December 31, 2025:

Issue Date	Number of Shares*	Exercise Price*	Expiration
September 2021	268	$4,875.00	September 2026
May 2024	64,228	8.22	May 2029
July 2024	86,800	14.29	January 2030
August 2024	107,025	32.75	March 2030
March 2025	137,405	32.75	June 2030
July 2025	729,200	4.35	July 2030
September 2025	476,196	2.8543	November 2030
December 2025	2,273,763	2.8543	December 2030
Outstanding at December 31, 2025	3,874,885

* Reflects number of shares and exercise prices as adjusted for the January 2026 reverse stock split in accordance with terms contained within each respective warrant agreement.

6.         Stock-Based Compensation

Stock-based compensation expense related to stock options is recognized on a straight-line basis over the requisite service period for the award and is allocated to research and development expense or general and administrative expense based upon the classification of the individual to whom the award is granted. We also have issued shares of restricted common stock to consultants and recognize the related expense over the terms of the related agreements.

We use the Black-Scholes model for determining the grant date fair value of our stock option grants. This model utilizes certain information, such as the interest rate on a risk-free security with a term generally equivalent to the expected life of the option being valued and requires certain other assumptions, such as the expected amount of time an option will be outstanding until it is exercised or expired, to calculate the fair value of stock options granted. The significant assumptions we used in our fair value calculations for stock options were as follows:

	2025	2024
Weighted average risk-free interest rates	4.5%	3.8%
Expected dividend yield	0.0%	0.0%
Expected life of option (in years)	7.0	7.0
Expected volatility	179.3%	204.2%

The weighted-average grant date fair values of stock options granted during 2025 and 2024 were $61.05 and $55.39, respectively. As of December 31, 2025, there is $1,371,524 of unrecognized compensation expense that will be recognized over a weighted-average period of 2.0 years.

The following table summarizes our total stock-based compensation expense for employees, directors and consultants for the years ended December 31, 2025 and 2024:

	2025	2024
Stock options:
Research and development	$513,867	$222,202
General and administrative	597,120	252,275
Total stock option expense	1,110,987	474,477
Stock awards:
General and administrative	4,167	54,167
Total stock-based compensation expense	$1,115,154	$528,644

7.         Retirement Plan

We participate in a multi-employer defined contribution retirement plan (the “401k Plan”) administered by a third-party service provider, and the Company contributes to the 401k Plan on behalf of its employees based upon a matching formula. During the years ended December 31, 2025 and 2024 our contributions to the 401k Plan were $118,753 and $106,191, respectively.

8.         Income Taxes

At December 31, 2025, we have a consolidated federal net operating loss (“NOL”) carryforward of approximately $135.4 million available to offset against future taxable income of which approximately $25.7 million expires in varying amounts in 2026 through 2037. Additionally, we have approximately $6.7 million in research and development (“R&D”) tax credits that expire in 2026 through 2045 unless utilized earlier. No income taxes have been paid to date. Section 382 of the Internal Revenue Code contains provisions that may limit our utilization of our NOL and R&D tax credit carryforwards in any given year as a result of significant changes in ownership interests that have occurred in past periods or may occur in future periods.

Deferred income taxes reflect the net effect of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. We have established a full valuation allowance equal to the amount of our net deferred tax assets due to uncertainties with respect to our ability to generate sufficient taxable income to realize these assets in the future. The table below presents significant components of our deferred tax assets and liabilities at December 31, 2025 and 2024.

	2025	2024
Deferred tax assets:
Net operating loss carryforward	$35,197,253	$30,374,640
Research and development tax credit carryforward	6,709,611	5,506,154
Stock-based compensation expense	965,107	676,250
Accrued expenses	47,212	256,540
Total deferred tax assets	42,919,183	36,813,584
Deferred tax liabilities
Depreciation	18,298	29,812
Net deferred tax assets	42,900,885	36,783,772
Valuation allowance	(42,900,885)	(36,783,772)
Net deferred tax asset after reduction for valuation allowance	$0	$0

A reconciliation of the U.S. federal income tax rate to the Company’s effective tax rate is as follows:

	2025	2024
U.S. federal statutory rate applied to pretax loss	21.0%	21.0%
State income tax (benefit)	4.0	4.0
Permanent differences	(0.0)	(0.0)
NOL carryforward expiration	(2.5)	(4.1)
R&D tax credits, net of expiration	5.7	6.5
Change in valuation allowance and other adjustments	(28.2)	(27.4)
Effective tax rate	0.0%	0.0%

9.         Revenue from Government Contract

In June 2024, GeoVax was awarded a contract through the Rapid Response Partnership Vehicle (RRPV) to advance the clinical development of GEO-CM04S1, the Company’s next-generation COVID-19 vaccine. The RRPV is a consortium funded by the Biomedical Advanced Research and Development Authority (BARDA), part of the Administration for Strategic Preparedness and Response (ASPR) in the U.S. Department of Health and Human Services (HHS). The award was formalized through an agreement with Advanced Technology International (ATI), the RRPV’s consortium management firm (the “ATI-RRPV Contract”). On April 11, 2025, we received notification from ATI directing the Company to immediately cease all work and indicating that BARDA determined to terminate the contract for convenience to the government pursuant to terms contained in the ATI-RRPV Contract.

During the years ended December 31, 2025 and 2024, we recognized revenue of $2,489,145 and $3,954,546, respectively, associated with the ATI-RRPV Contract. We recorded revenue associated with this contract as the reimbursable costs were incurred.

10.         Subsequent Events

Reverse Stock Split. On January 9, 2026, we filed an amendment to our certificate of incorporation with the Delaware Secretary of State to effect a one-for-twenty-five reverse split of our common stock and our common stock began trading on the split-adjusted basis on January 12, 2026. The roundup of fractional shares associated with the reverse stock split resulted in the issuance of an additional 65,547 shares of common stock.

Common Stock Transactions. During January 2026 we sold 23,882 shares of our common stock through the ATM Program for net proceeds of approximately $71,174.

On February 17, 2026, we closed a registered direct offering resulting in the issuance of 432,902 shares of common stock and in a concurrent private placement, we issued common warrants to the purchasers to purchase up to 865,804 shares of common stock at an initial exercise price of $2.31 per share. Net proceeds after deducting placement agent fees and other offering expenses were approximately $885,000.

On March 11, 2026, we issued 3,334 shares of our common stock upon the exercise of stock purchase warrants for net proceeds of approximately $4,800.

On March 31, 2026, entered into warrant exercise inducement letters with the holders of certain existing warrants to purchase up to 793,390 shares of our common stock (at exercise prices ranging from $1.4103 to $32.75 per share), whereby the holders agreed to exercise an aggregate of 634,658 of the warrants at a reduced exercise price of $1.36 per share in consideration for our agreement to issue new warrants to purchase 1,269,316 shares of common stock at an exercise price of $1.36 per share. Upon exercise of their existing warrants, at the holder’s direction we issued to them an aggregate of 560,658 shares of common stock and held 74,000 shares in abeyance. We agreed that the holders shall have the option to exercise the remaining balance of the existing warrants for additional shares of common stock of the Company based on the terms of the inducement letters within 15 days from the closing date. Net proceeds to us after deducting placement agent commissions and other offering expenses were approximately $763,000.

GEOVAX LABS, INC.

SCHEDULE II – VALUATION AND QUALIFYING ACCOUNTS

For the Years Ended December 31, 2025 and 2024

		Additions (Reductions)
Description	Balance at Beginning Of Period	Charged to Costs and Expenses	Charged to Other Accounts	Deductions	Balance at End Of Period
Reserve Deducted in the Balance Sheet From the Asset to Which it Applies:

Allowance for Deferred Tax Assets
Year ended December 31, 2025	$36,783,772	$6,117,113	$-0-	$-0-	$42,900,885
Year ended December 31, 2024	$29,935,162	$6,848,610	$-0-	$-0-	$36,783,772

GEOVAX LABS, INC.

39,025 Shares of Common Stock

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

The following table sets forth the fees and expenses payable in connection with the registration of the securities hereunder. All amounts are estimates except the SEC registration fee.

Item	Amount to be paid
SEC registration fee	$593
Legal fees and expenses	10,000
Accounting fees and expenses	3,500
Miscellaneous fees and expenses	2,000
Total	$16,093

Item 14. Indemnification of Directors and Officers.

Section 145 of the DGCL provides that a corporation has the power to indemnify a director, officer, employee or agent of the corporation, or a person serving at the request of the corporation for another corporation, partnership, joint venture, trust or other enterprise in related capacities against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with an action, suit or proceeding to which he was or is a party or is threatened to be made a party to any threatened, ending or completed action, suit or proceeding by reason of such position, if such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, in any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful, except that, in the case of actions brought by or in the right of the corporation, no indemnification shall be made with respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or other adjudicating court determines that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

Our bylaws provide that we may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Company) by reason of the fact that the person is or was a director, officer, employee or agent of the Company, or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful. Our bylaws also provide that we may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Company to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the Company, or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the Company and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the Company unless and only to the extent that the Delaware Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Delaware Court of Chancery or such other court shall deem proper.

Under our bylaws, expenses (including attorneys’ fees) incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the Company in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the Company. Such expenses (including attorneys’ fees) incurred by former directors and officers or other employees and agents may be so paid upon such terms and conditions, if any, as we deem appropriate.

The indemnification and advancement of expenses provided by our bylaws is not exclusive, both as to action in such person’s official capacity and as to action in another capacity while holding such office.

Our bylaws also provide that we may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Company, or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the Company would have the power to indemnify such person against such liability under our bylaws. The Company maintains an insurance policy providing for indemnification of its officers, directors and certain other persons against liabilities and expenses incurred by any of them in certain stated proceedings and under certain stated conditions.

In October 2006, GeoVax and our subsidiary, GeoVax, Inc. entered into indemnification agreements with Messrs. McNally, Reynolds, Kollintzas and Spencer. Pursuant to these agreements, we have agreed to hold harmless and indemnify these directors and officers to the full extent authorized or permitted by applicable Illinois and Georgia law against certain expenses and other liabilities actually and reasonably incurred by these individuals in connection with certain proceedings if they acted in a manner they believed in good faith to be in or not opposed to the best interests of the Company and, with respect to any criminal proceeding, had no reasonable cause to believe that such conduct was unlawful. The agreements also provide for the advancement of expenses to these individuals subject to specified conditions. Under these agreements, we will not indemnify these individuals for expenses or other amounts for which applicable Illinois and Georgia law prohibit indemnification. The obligations under these agreements continue during the period in which these individuals are our directors or officers and continue thereafter so long as these individuals shall be subject to any proceeding by reason of their service to the Company, whether or not they are serving in any such capacity at the time the liability or expense incurred for which indemnification can be provided under the agreements.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 15. Recent Sales of Unregistered Securities.

On August 10, 2023, we issued 11,883 shares of our restricted common stock to Outside the Box Capital, Inc. pursuant to a professional services agreement. The Company relied on an exemption from the registration requirements of the Securities Act afforded by Section 4(a) (2) thereof and Rule 506 of Regulation D.

On September 28, 2023, we issued 4,892 shares of our restricted common stock to Acorn Management Partners, LLC pursuant to a professional relations and consulting agreement. The Company relied on an exemption from the registration requirements of the Securities Act afforded by Section 4(a) (2) thereof and Rule 506 of Regulation D.

On January 2, 2024, we issued 6,703 shares of our restricted common stock to Acorn Management Partners, LLC pursuant to a professional relations and consulting agreement. The Company relied on an exemption from the registration requirements of the Securities Act afforded by Section 4(a) (2) thereof and Rule 506 of Regulation D.

On September 30, 2025, the Company entered into a securities purchase agreement with purchasers party thereto in a private placement offering of up to 11,904,768 shares of our common stock issuable upon the exercise of those certain common warrants. The Company relied on an exemption from the registration requirements of the Securities Act afforded by Section 4(a) (2) thereof and Rule 506 of Regulation D.

On February 12, 2026, the Company entered into a securities purchase agreement with purchasers party thereto in a private placement offering of up to 865,804 shares of our common stock issuable upon the exercise of those certain common warrants. The Company relied on an exemption from the registration requirements of the Securities Act afforded by Section 4(a) (2) thereof and Rule 506 of Regulation D.

Item 16. Exhibits and Financial Statement Schedules.

(a) Exhibit Index

Exhibit
Number	Description
3.1	Restated Certificate of Incorporation filed April 12, 2024 (17)
3.2	Certificate of Amendment to Certificate of Incorporation filed January 9, 2026 (30)
3.3	Bylaws (as amended May 23, 2024) (19)
4.1	Form of Stock Certificate representing the Company’s Common Stock, par value $0.001 per share (30)
4.2	Form of Common Stock Purchase Warrant, dated September 28, 2021 (10)
4.3	Form of Common Stock Purchase Warrant, dated May 21, 2024 (18)
4.4	Form of Common Stock Purchase Warrant, dated July 12, 2024 (20)
4.5	Form of Common Stock Purchase Warrant, dated August 21, 2024 (21)
4.6	Form of Common Stock Purchase Warrant, dated August 30, 2024 (22)
4.7	Form of Common Stock Purchase Warrant, dated March 25, 2025 (24)
4.8	Warrant Amendment Agreement, dated March 23, 2025 (24)
4.9	Form of Common Stock Purchase Warrant, dated July 2, 2025 (25)
4.10	Form of Common Stock Purchase Warrant, dated September 30, 2025 (26)
4.11	Form of Common Stock Purchase Warrant, dated December 22, 2025 (29)
4.12	Form of Pre-Funded Warrant, dated February 17, 2026 (31)
4.13	Form of Series A-1 Common Warrant, dated February 17, 2026 (31)
4.14	Form of Series A-2 Common Warrant, dated February 17, 2026 (31)
4.15	Form of Warrant Amendment Agreement, dated February 17, 2026 (31)
4.16	Form of Inducement Letter, dated March 31, 2026 (34)
4.17	Form of Common Stock Purchase Warrant, dated March 31, 2026 (34)
5.1	Opinion of Womble Bond Dickinson (US) LLP (33)
10.1**	Employment Agreement between GeoVax Labs, Inc. and David A. Dodd (4)
10.2**	Employment Agreement between GeoVax, Inc. and Mark W. Reynolds (2)
10.2.1**	Amendment No. 1 to Employment Agreement between GeoVax Labs, Inc. and Mark W. Reynolds (3)
10.3**	Employment Agreement between GeoVax, Inc. and Mark J. Newman, PhD (12)
10.3.1**	Amendment No. 1 to Employment Agreement between GeoVax Labs, Inc. and Mark J. Newman, PhD (13)
10.4**	Employment Agreement between GeoVax, Inc. and Kelly T. McKee, MD (15)
10.4.1**	Amendment No. 1 to Employment Agreement between GeoVax Labs, Inc. and Kelly T. McKee, MD (15)
10.5**	Employment Agreement between GeoVax, Inc. and John W. Sharkey, PhD (13)
10.5.1**	Amendment No. 1 to Employment Agreement between GeoVax Labs, Inc. and John W. Sharkey, PhD (13)
10.6**	GeoVax Labs, Inc. 2020 Stock Incentive Plan (7)
10.6.1**	GeoVax Labs, Inc. 2023 Stock Incentive Plan (14)
10.6.2**	GeoVax Labs, Inc. 2025 Stock Incentive Plan (27)
10.6.3**	Form of Stock Option Agreement under the GeoVax Labs, Inc. 2020 Stock Incentive Plan (6)
10.6.4**	Form of Stock Option Agreement under the GeoVax Labs, Inc. 2023 Stock Incentive Plan (32)
10.6.5**	Form of Stock Option Agreement under the GeoVax Labs, Inc. 2025 Stock Incentive Plan (32)
10.7	Patent and Biological Materials License Agreement with the National Institute of Allergy and Infectious Diseases, dated October 22, 2020 (8) ***
10.8	Patent and Biological Materials License Agreement for Internal Research Use with the National Institute of Allergy and Infectious Diseases, dated November 25, 2020 (9) ***
10.9	Membership Agreement (Portal Innovation Science Square Labs), dated August 1, 2025 (28)
10.10	Office Lease, dated September 15, 2025 (28)
10.11	Summary of the GeoVax Labs, Inc. Director Compensation Plan (12)
10.12	Assignment and License Agreement by and between GeoVax, Inc. and PNP Therapeutics, Inc. dated September 28, 2021 (11) ***
10.13	License Agreement by and between GeoVax, Inc. and City of Hope, dated November 9, 2021 (11) ***
10.13.1	Amendment to License Agreement, dated April 11, 2023, between GeoVax, Inc. and City of Hope (16) ***
10.14	Securities Purchase Agreement, dated May 16, 2024 (18)
10.15	Securities Purchase Agreement, dated July 11, 2024 (20)
10.16	Securities Purchase Agreement, dated August 20, 2024 (21)
10.17	Securities Purchase Agreement, dated August 28, 2024 (22)
10.18	Securities Purchase Agreement, dated March 23, 2025 (24)
10.19	Sales Agreement, by and between the Company and A.G.P./Alliance Global Partners (23)
10.20	Placement Agency Agreement between the Company and A.G.P./Alliance Global Partners (24)

10.21	Placement Agency Agreement between the Company and Roth Capital Partners, LLC (25)
10.22	Placement Agency Agreement between the Company and Roth Capital Partners, LLC (26)
10.23	Securities Purchase Agreement, dated July 2, 2025 (25)
10.24	Securities Purchase Agreement, dated September 30, 2025 (26)
10.25	Placement Agency Agreement between the Company and Roth Capital Partners, LLC (29)
10.26	Securities Purchase Agreement, dated December 22, 2025 (29)
10.27	Securities Purchase Agreement, dated February 12, 2026 (31)
21.1	Subsidiaries of the Registrant (5)
23.1*	Consent of Wipfli LLP (U.S. PCAOB Auditor Firm ID 344)
23.2	Consent of Womble Bond Dickinson (US) LLP (included in Exhibit 5.1)
24.1	Power of Attorney (included on Signature page of registrant’s Registration Statement on Form S-1 (File No. 333-281973) filed September 6, 2024)
101.INS	Inline XBRL Instance Document (1)
101.SCH	Inline XBRL Taxonomy Extension Schema Document (1)
101.CAL	Inline XBRL Taxonomy Extension Calculation Linkbase Document (1)
101.DEF	Inline XBRL Taxonomy Extension Definition Linkbase Document (1)
101.LAB	Inline XBRL Taxonomy Extension Label Linkbase Document (1)
101.PRE	Inline XBRL Taxonomy Extension Presentation Linkbase Document (1)
104	Cover Page Interactive Data File (formatted as Inline XBRL and contained in Exhibit 101)

*	Filed herewith.
**	Indicates a management contract or compensatory plan or arrangement.
***

Pursuant to Item 601(b)(10) of Regulation S-K, certain confidential portions of this exhibit have been omitted as the Company has determined (i) the omitted information is not material and (ii) the omitted information would likely cause competitive harm to the Company if publicly disclosed.

(1)

These interactive data files shall not be deemed filed or a part of a registration statement or prospectus for purposes of Sections 11 or 12 of the Securities Act of 1933, as amended, or Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to liability under these sections.

(2)	Incorporated by reference from the registrant’s Annual Report on Form 10-K filed March 8, 2010.
(3)	Incorporated by reference from the registrant’s Current Report on Form 8-K filed October 23, 2013.
(4)	Incorporated by reference from the registrant’s Current Report on Form 8-K filed September 7, 2018.
(5)	Incorporated by reference from the registrant’s Quarterly Report on Form 10-Q filed November 7, 2019.
(6)	Incorporated by reference from the registrant’s Annual Report on Form 10-K filed March 23, 2021.
(7)	Incorporated by reference from the registrant’s Quarterly Report on Form 10-Q filed November 12, 2021.
(8)	Incorporated by reference from the registrant’s Current Report on Form 8-K filed October 26, 2020.
(9)	Incorporated by reference from the registrant’s Current Report on Form 8-K filed November 30, 2020.
(11)	Incorporated by reference from the registrant’s Current Report on Form 8-K filed September 29, 2021.
(11)	Incorporated by reference from the registrant’s Current Report on Form 8-K filed November 10, 2021.
(12)	Incorporated by reference from the registrant’s Annual Report on Form 10-K filed March 9, 2022.
(13)	Incorporated by reference from the registrant’s Quarterly Report on Form 10-Q filed August 3, 2022.
(14)	Incorporated by reference from the registrant’s Current Report on Form 8-K filed December 8, 2022.
(15)	Incorporated by reference from the registrant’s Annual Report on Form 10-K filed March 23, 2023.
(16)	Incorporated by reference from the registrant’s Quarterly Report on Form 10-Q filed May 4, 2023.
(17)	Incorporated by reference from the registrant’s Quarterly Report on Form 10-Q filed May 14, 2024.
(18)	Incorporated by reference from the registrant’s Current Report on Form 8-K filed May 21, 2024.
(19)	Incorporated by reference from the registrant’s Current Report on Form 8-K filed May 23, 2024.
(20)	Incorporated by reference from the registrant’s Current Report on Form 8-K filed July 12, 2024.
(21)	Incorporated by reference from the registrant’s Current Report on Form 8-K filed August 21, 2024.
(22)	Incorporated by reference from the registrant’s Current Report on Form 8-K filed August 30, 2024.
(23)	Incorporated by reference from the registrant’s Current Report on Form 8-K filed September 25, 2024.
(24)	Incorporated by reference from the registrant’s Current Report on Form 8-K filed March 25, 2025.
(25)	Incorporated by reference from the registrant’s Current Report on Form 8-K filed July 2, 2025.
(26)	Incorporated by reference from the registrant’s Current Report on Form 8-K filed September 30, 2025.
(27)	Incorporated by reference from the registrant’s Registration Statement on Form S-8 filed June 6, 2025.
(28)	Incorporated by reference from the registrant’s Quarterly Report on Form 10-Q filed November 13, 2025.
(29)	Incorporated by reference from the registrant’s Current Report on Form 8-K filed December 22, 2025.
(30)	Incorporated by reference from the registrant’s Current Report on Form 8-K filed January 12, 2026.
(31)	Incorporated by reference from the registrant’s Current Report on Form 8-K filed February 17, 2026.
(32)	Incorporated by reference from the registrant’s Annual Report on Form 10-K filed April 15, 2026.

(33)	Incorporated by reference from registrant’s Registration Statement on Form S-1 (File No. 333-281973) filed September 6, 2024.
(34)	Incorporated by reference from the registrant’s Current Report on Form 8-K filed March 31, 2026.

Item 17. Undertakings

(a)	The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(i)	To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)

To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post- effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2)

That for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and this offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:
(i)

Each prospectus filed by the registrant pursuant to Rule 424(b)(3) (§ 230.424(b)(3) of this chapter) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii)

Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(5)

That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned Registrant undertakes that in a primary offering of securities of the undersigned Registrant pursuant to this registration statement, regardless of the method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned Registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned Registrant relating to the offering required to be filed pursuant to Rule 424;
(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned Registrant or used or referred to by the undersigned Registrant;
(iii)

The portion of any other free writing prospectus relating to the offering containing material information about the undersigned Registrant or its securities provided by or on behalf of the undersigned Registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned Registrant to the purchaser.

(b)

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described in Item 6 hereof, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Smyrna, State of Georgia, on April 15, 2026.

GEOVAX LABS, INC.

By:	/s/ David A. Dodd
Name:	David A. Dodd
Title:	Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

Name	Position	Date
/s/ David A. Dodd	Director President and Chief Executive Officer	April 15, 2026
David A. Dodd	(Principal Executive Officer)

/s/ Mark W. Reynolds	Chief Financial Officer	April 15, 2026
Mark W. Reynolds	(Principal Financial and Accounting Officer)

*	Director	April 15, 2026
Randal D. Chase

*	Director	April 15, 2026
Dean G. Kollintzas

*	Director	April 15, 2026
Nicole Lemerond

*	Director	April 15, 2026
Robert T. McNally

*	Director	April 15, 2026
Jayne Morgan

*.	Director	April 15, 2026
John N. Spencer, Jr.

By: /s/ Mark W. Reynolds
Mark W. Reynolds Attorney-in-Fact